UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Shareholder,

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. (“FIS” or the “Company”). The meeting will be held on May 25, 2022, at 10:00 a.m., Eastern Time, and is scheduled to take place in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204; however, due to the COVID-19 pandemic, we may hold the meeting by means of remote communication, as described in the Notice of Annual Meeting and Proxy Statement below.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

●	the business to be considered;
●	who may vote; and
●	the different methods by which you may vote.

Whether or not you plan to attend the annual meeting, please vote by one of the available methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the Board of Directors, I thank you for your investment in FIS.

Sincerely,

Gary A. Norcross

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To the Shareholders of Fidelity National Information Services, Inc.: Notice is hereby given that the 2022 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on: May 25, 2022 10:00 AM Eastern Time Peninsular Auditorium 601 Riverside Avenue Jacksonville, Florida 32204

FOR THE FOLLOWING PURPOSES:

You will be asked to consider five proposals at the annual meeting.

1 to elect twelve (12) members of the Board of Directors to serve until the 2023 annual meeting of shareholders or, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2  to approve, on an advisory and non-binding basis, the compensation of our named executive officers;

3  to approve the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan;

4  to approve the Fidelity National Information Services, Inc. Employee Stock Purchase Plan; and

5  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022.

The Board of Directors has set April 1, 2022 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

●   receive notice of the meeting; and

●   vote at the meeting and any adjournments or postponements of the meeting.

If public health developments warrant, we may add procedures or limitations on meeting attendees and/ or may decide to hold the meeting by means of remote communication, as permitted by applicable law. If we determine to make any change, we will announce the changes (including providing instructions on how shareholders can participate and inspect a list of shareholders of record) as soon as practicable before our Annual Meeting in a press release available at https://www.investor.fisglobal.com and filed with the SEC as additional proxy material.

All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the annual meeting, please read these proxy materials and cast your vote on the matters that will be presented at the meeting.

You may vote your shares through the internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 5 of the proxy statement.

Sincerely,

Charles H. Keller

Corporate Secretary

Fidelity National Information Services, Inc.	3

Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, Florida 32204

More than 65,000 employees worldwide $13.9 billion in revenue in 2021 $961 million of dividends paid in 2021 $2 billion of shares repurchased in 2021 ~20% increase to quarterly dividend beginning in 2022 Proxy Statement The enclosed proxy is solicited by the Board of Directors (the "Board") of Fidelity National Information Services, Inc., a Georgia corporation, for use at the Annual Meeting of Shareholders to be held on May 25, 2022, at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the GENERAL INFORMATION ABOUT THE COMPANY(As of December 31, 2021) Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 15, 2022, to all shareholders entitled to vote at the meeting. The Company's principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 438-6000.

4	Fidelity National Information Services, Inc.

Frequently Asked Questions

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The Board is soliciting your proxy to vote at the annual meeting because you were a shareholder of the Company at the close of business on April 1, 2022 (the “record date”); therefore, you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on April 1, 2022, are entitled to vote. On that day, 610,730,727 shares were issued, outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record, that is, all shares registered in your name.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

1.	In person at the annual meeting. All shareholders of record may vote in person at the annual meeting by bringing the enclosed proxy card and proof of identification; or

2.	By proxy. There are three ways to vote by proxy:

a.	by internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

b.	by mail, using the enclosed proxy card and return envelope; or

c.	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, which, as discussed on the notice of annual meeting of shareholders, may be held by means of remote communication if public health conditions warrant, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you authorize someone else to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in the corporate Bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

Fidelity National Information Services, Inc.	5

Frequently Asked Questions (continued)

What if I submit a proxy and later change my mind?

If you submit your proxy and later wish to revoke it, you may do so by doing one of the following:

(i)	giving written notice to the Corporate Secretary prior to the annual meeting;
(ii)	timely submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or
(iii)	casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

For Proposal No. 1, regarding the election of directors, to be elected, each of the director nominees named in this proxy statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for election or re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to FIS’ Majority Voting Policy, in that situation, our Corporate Governance, Nominating and Sustainability Committee would promptly make a recommendation to the Board about whether to accept or reject the resignation of the “holdover” director and the Board would then take action on the recommendation no later than 180 days following the date of the election.

For Proposal No. 2, regarding a non-binding advisory vote on the compensation paid to our named executive officers, under Georgia law, the action will be approved (on a non-binding advisory basis) if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

For Proposal No. 3, regarding the approval of the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan, under Georgia law, the action will be approved if a quorum exists and the shares present in person or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

For Proposal No. 4, regarding the approval of the Fidelity National Information Services, Inc. Employee Stock Purchase Plan, under Georgia law, the action will be approved if a quorum exists and the shares present in person or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

For Proposal No. 5, regarding the appointment of KPMG LLP, under Georgia law the action will be approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes and what effect will they have?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as Proposals No. 1, 2, 3 and 4, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” Accordingly, with respect to Proposals No. 1, 2, 3 and 4, broker non-votes will not affect the outcome of the vote. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

6	Fidelity National Information Services, Inc.

Frequently Asked Questions (continued)

What effect does an abstention have?

With respect to each proposal, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote.

Who pays the cost of soliciting proxies?

The Company pays the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, email or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson LLC to assist in the solicitation of proxies for an estimated fee of $15,000, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or proxy statement for your household, please contact our transfer agent, Computershare (in writing: P.O. Box 30170, College Station, TX 77842-3170; or by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2021 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or proxy statements, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the Annual Report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

The Annual Report is also available on the Investor Relations page of our website at www.fisglobal.com or on the SEC’s website at www.sec.gov/edgar. The content on our website does not constitute a part of this proxy statement.

Fidelity National Information Services, Inc.	7

Proposal No. 1: Election of Directors

Certain Information About our Directors

The FIS Board is diverse, with five of eleven independent directors being either gender or racially diverse. More broadly, the collective skills, talents, experiences and perspectives of the Board are also diverse. We have executives who have worked in the fields of banking, technology and financial services. We have several current or former CEOs, but also have directors who have had executive responsibilities globally in operations, finance, sales and legal functions. Their tenure on the FIS Board spans from several months to more than 19 years. All of this allows the directors to bring diversity of thought, background and experience to bear on the matters addressed by the Board.

The collective skills and experience of our board supports the strategy of our company

FIS is a global leader in financial services technology, with a focus on banking and payments, capital markets and merchant solutions. With a deep and broad set of solutions, FIS serves its global client base by providing the software and services that advance the way the world pays, banks and invests. The foundation of both the Company’s success and long-term growth strategy includes the following pillars.

Build, Buy, or Partner to Add Solutions to Win New Clients and Cross-sell to Existing Clients. We continue to invest in organic growth through internal software development as well as through acquisitions and equity investments that complement and extend our existing solutions and capabilities, providing us with additional solutions to cross sell to existing clients and to capture the interest of new clients. We also partner from time to time with other entities to provide comprehensive offerings to our clients and prospects. By investing in solution innovation, we continue to expand our value proposition to our clients and prospects.

Support Our Clients Through Innovation. Changing market dynamics, particularly in the areas of digital delivery, information security, and regulation, are transforming the way our clients operate, which is driving incremental demand for our integrated solutions and services built around our intellectual property. As clients and prospects evaluate technology, business process changes and vendor risks, our depth of service capabilities enable us to become involved earlier in their planning and design process and assist them as they manage these changes.

Drive Efficiency and Scalability. We strive to improve the efficiency of our operations through investments in new technologies, processes and infrastructure modernization. We also leverage a one-to-many operating model to drive high incremental margins on revenue growth, while also providing cost-effective solutions for our clients.

Expansive Distribution. Through our global sales force and strategic commercial partnerships, we drive growth through client additions and through the expansion of existing client relationships in support of our clients’ growth ambitions. Our clients across our strategic global markets reach across the size spectrum from large enterprises and financial institutions, including global or multi-national clients, to small businesses and community or regional financial institutions.

Allocate Our Capital and Resources Strategically. As we make decisions with respect to building, buying or partnering to drive innovation in support of our clients, we prioritize the allocation of capital and other resources to the opportunities providing the highest client benefit and growth potential. We also continually review our portfolio of assets and businesses to assess their fit with our strategy and will from time to time decide to wind down or divest businesses or assets to redeploy capital to our areas of strategic focus. We believe that keeping our team and our capital strategically focused benefits our existing clients and our ability to win new clients.

8	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

The collective skills and experience of our directors are broad and support each of the pillars of our long-term growth strategy. The following chart summarizes those skills under several criteria critical to the success of FIS. Virtually all of our directors have expertise in these categories; however, we have only counted those directors in this chart whose experience in each category is deemed to be significant.

* Mr. D’Silva and Mr. Lamneck were appointed to the Board of Directors on March 16, 2022.

Fidelity National Information Services, Inc.	9

Proposal No. 1: Election of Directors

10	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Board Committees (As of April 1, 2022)

NAME	AUDIT	COMPENSATION	CORPORATE GOVERNANCE, NOMINATING AND SUSTAINABILITY	RISK AND TECHNOLOGY	EXECUTIVE

Ellen R. Alemany	Member		Chair		Member

Vijay D’Silva*				Member

Jeffrey A. Goldstein	Member	Member

Lisa A. Hook	Member			Chair	Member

Keith W. Hughes		Chair		Member	Member

Kenneth T. Lamneck*	Member

Gary L. Lauer		Member	Member

Gary A. Norcross					Chair

Louise M. Parent	Chair		Member		Member

Brian T. Shea			Member	Member

James B. Stallings, Jr.		Member		Member

Jeffrey E. Stiefler (Lead Independent Director)		Member	Member		Member

Number of Meetings in Fiscal 2021	8	6	7	4	1

* On March 16, 2022, Mr. D’Silva was appointed to the Risk and Technology Committee and Mr. Lamneck was appointed to the Audit Committee.

Director independence

Section 303A.02 of the NYSE Listing Standards, as approved by the SEC, sets the standard by which directors of publicly traded companies listed with the NYSE shall be deemed independent. Pursuant to Section 303A.02, the Board has determined that all current FIS directors, other than Mr. Norcross, are independent.

Information about the nominees for election

Our business is managed under the direction and oversight of our Board. The Articles of Incorporation and Bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our proposed nominees for election to the board consist of eleven non-employee directors and one management director. Each member of our Board is elected annually for a one-year term.

Each person elected will hold office until the 2023 annual meeting of shareholders or until his or her successor is duly elected and qualified, or until earlier resignation or removal. Our Board has no reason to believe that any nominee for director will be unable or unavailable to serve. However, if any nominee should for any reason become unable or unavailable to serve prior to the 2022 annual meeting of shareholders, proxies will be voted for another nominee selected by the Board. Proxies cannot be voted for more than twelve persons. Alternatively, at our Board’s discretion, proxies may be voted for fewer nominees as a result of a director’s inability or unavailability to serve.

Fidelity National Information Services, Inc.	11

Proposal No. 1: Election of Directors

The following is biographical information concerning the twelve nominees for election as directors of the Company:

The number of Public Company Boards listed for each nominee does not include their service on the FIS Board.

Nominees for election as director

Ellen R. Alemany	Independent Director
Director since: 2014 Age: 66	Committee Chair: Corporate Governance, Nominating and Sustainability Committee Member: Audit, Executive Public Company Boards: 2

Ms. Alemany is the current Vice Chairwoman of First Citizens BancShares, Inc. and First-Citizens Bank & Trust Company. Ms. Alemany previously served as the Chairwoman, CEO and President of CIT Group, Inc., and the Chairwoman, CEO and President of CIT Bank, N.A., a subsidiary of CIT Group, Inc. from October 2015 to January 2022. Ms. Alemany was the Chairwoman and Chief Executive Officer of The Royal Bank of Scotland Citizens Financial Group from 2008 until October 2013. Prior to that, Ms. Alemany served as the Chief Executive Officer of Global Transaction Services at Citibank/Citigroup from 2006 until 2007, after holding various roles in her twenty-year career with Citibank/Citigroup. Ms. Alemany currently serves as a director of First Citizens BancShares, Inc. and Dun & Bradstreet, Inc. Ms. Alemany previously served as a director of Automatic Data Processing.

Skills and qualifications

Ms. Alemany’s qualifications to serve on the FIS Board include her more than 30 years of experience in the banking industry and her extensive knowledge of technology, finance, regulatory and compliance matters.

Vijay D’Silva	Independent Director
Director since: 2022 Age: 60	Committee Chair: None Committee Member: Risk and Technology Public Company Boards: None

Mr. D’Silva was a Senior Partner at McKinsey & Company (“McKinsey”), a management consulting firm, from 1994 until his retirement from McKinsey in March 2022. Since 2012, Mr. D’Silva was a leader in McKinsey Digital. Prior to that, he held leadership roles in McKinsey’s Sales & Marketing, Global Payments, and Risk Management Practices. Prior to joining McKinsey, Mr. D’Silva held positions at Swiss Bank Corporation (now UBS), Acadian Asset Management, and Digital Equipment Corporation. Mr. D’Silva is currently an Executive in Residence at the Massachusetts Institute of Technology.

Skills and qualifications

Mr. D’Silva’s qualifications to serve on the FIS Board include his extensive experience in financial institutions and payments, digital and analytics transformations, talent management, strategy, and risk management.

12	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Jeffrey A. Goldstein	Independent Director
Director since: 2020 Age: 66	Committee Chair: None Committee Member: Audit, Compensation Public Company Boards: 1

Mr. Goldstein is a Senior Advisor to Canapi Ventures, a venture capital firm, and Advisor Emeritus at Hellman & Friedman LLC, a private equity firm. He was the Chief Executive Officer of SpringHarbor Financial Group LLC from December 2016 through 2018. Mr. Goldstein was a Managing Director at Hellman & Friedman from 2004 to 2009 and from 2011 to 2016 and a Senior Advisor from 2016 to 2019. He was Under Secretary of the Treasury for Domestic Finance and Counselor to the Secretary of the Treasury from 2009 to 2011. In 1999, Mr. Goldstein became a managing director of the World Bank and he also served as Chief Financial Officer beginning in 2003. Since 2014 Mr. Goldstein has been a Board member of Bank of New York Mellon.

Skills and qualifications

Mr. Goldstein’s qualifications to serve on the FIS Board include his extensive experience in mergers and acquisitions, corporate finance and government and financial regulation.

Lisa A. Hook	Independent Director
Director since: 2019 Age: 64	Committee Chair: Risk and Technology Committee Member: Audit, Executive Public Company Boards: 3

Ms. Hook served as President and Chief Executive Officer of NeuStar, Inc., an information services and data analytics provider, from October 2010 to July 2018, and as a director from November 2010 to July 2019. Prior to joining NeuStar, Ms. Hook served as President and Chief Executive Officer of Sunrocket, Inc., a voice over IP service provider, from 2006 to 2007. From 2001 to 2004, she held several executive-level posts at America Online, Inc., a web services company. Ms. Hook also served in executive and special advisory roles at Time Warner, Inc., was legal adviser to the Chairman of the Federal Communications Commission, and was a senior attorney at Viacom International, Inc. Ms. Hook is a director of Philip Morris International Inc., Nokia Corporation, and Ritchie Bros. Auctioneers Incorporated. Ms. Hook is also a director of Ping Identity Holdings, Inc.; however, she previously announced her intention not to stand for re-election at Ping Identity Holdings’ annual meeting of shareholders on May 3, 2022, at which point she will no longer serve as director. Ms. Hook previously served as a director of Unisys, Inc and Partners Group Holding AG and as Senior Independent Director of RELX PLC and RELX NV. Ms. Hook previously served on the Board of Worldpay, Inc. from 2015 until the acquisition by FIS on July 31, 2019.

Skills and qualifications

Ms. Hook’s qualifications to serve on the FIS Board include her significant executive and leadership experience and service as a director at several public companies.

Fidelity National Information Services, Inc.	13

Proposal No. 1: Election of Directors

Keith W. Hughes	Independent Director
Director since: 2002 Age: 75	Committee Chair: Compensation Committee Member: Executive, Risk and Technology Public Company Boards: None

Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, where he had served as Chairman and Chief Executive Officer since February 1995. From February 2011 until May 2016, Mr. Hughes served as a director of THL Credit, Inc.

Skills and qualifications

Mr. Hughes’ qualifications to serve on the FIS Board include his years of experience as an executive and consultant to financial services companies, particularly his experience as Vice Chairman of Citigroup Inc. and Chairman and Chief Executive Officer of Associates First Capital Corporation, as well as his financial literacy and experience in matters of corporate governance.

Kenneth T. Lamneck	Independent Director
Director since: 2022 Age: 67	Committee Chair: None Committee Member: Audit Public Company Boards: 1

Mr. Lamneck is currently an Executive Vice President of Insight Enterprises, Inc., a global technology provider, a position he has held since January 2022. He was President and Chief Executive Officer of Insight Enterprises, Inc. from 2010 to December 31, 2021. From 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products. From 1988 to 2004, he held several executive management positions at Arrow Electronics Inc. Following five years of service in the United States Army, he began his civilian career at IBM as an engineer. Mr. Lamneck received an MBA from the University of Texas at El Paso and a Bachelor of Science from the United States Military Academy at West Point. Mr. Lamneck has served as a director of Benchmark Enterprises, Inc. since 2013 and previously served on the board of Insight Enterprises, Inc. from 2010 to 2021.

Skills and qualifications

Mr. Lamneck’s qualifications to serve on the FIS Board include his significant operational and leadership experience as Chief Executive Officer of Insight Enterprises, Inc., a global technology provider, and as a former executive of several technology companies.

14	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

Gary L. Lauer	Independent Director
Director since: 2019 Age: 69	Committee Chair: None Committee Member: Compensation, Corporate Governance, Nominating and Sustainability Public Company Boards: None

Mr. Lauer serves as Executive Director and a co-founder of the Eminent Series Group, a position he has held since July 2017. Mr. Lauer serves as an associate consultant of Bain and Company. Prior to this position, he served as Chief Executive Officer of eHealth, Inc., and Chairman of eHealth’s Board of Directors, both positions he held from December 1999 to May 2016. Prior to joining eHealth, Mr. Lauer was Chairman and Chief Executive Officer of MetaCreations Corporation from 1998 to December 1999. Prior to joining MetaCreations, Mr. Lauer was part of the senior executive team that helped build Silicon Graphics, Inc. into a leading computing manufacturer. Mr. Lauer began his career at IBM. Mr. Lauer previously served on the Board of Worldpay, Inc. from 2012 until the acquisition by FIS on July 31, 2019.

Skills and qualifications

Mr. Lauer’s qualifications to serve on the FIS Board include his significant operational and leadership experience as the Chief Executive Officer and Chairman of eHealth for more than sixteen years and as a former senior executive of several technology companies.

Gary A. Norcross	Chairman and Chief Executive Officer
Director since: 2013 Age: 56	Committee Chair: Executive Committee Member: None Public Company Boards: None

Mr. Norcross is the Chairman and Chief Executive Officer of FIS. He has served as Chief Executive Officer since 2015, and has served as Chairman since 2018. From March 2012 to January 2015, he served as Chief Operating Officer of FIS, and from March 2012 to March 2021, he served as President of FIS. From October 2009 to March 2012, he served as Corporate Executive Vice President, Chief Operating Officer of FIS, and served as President and Chief Operating Officer, Transaction Processing Services of FIS from November 2007 to September 2009. Prior to that, he served as Executive Vice President of the Integrated Financial Solutions division of FIS beginning in February 2006 and held the position of Senior Vice President of the Integrated Financial Solutions division of FIS and its predecessors from June 1996 to February 2006. He served FIS in various other capacities between 1988 and 1996. In 2017, Mr. Norcross joined the Board of the Guardian Life Insurance Company, a mutual insurance company.

Skills and qualifications

Mr. Norcross’ qualifications to serve on the FIS Board include over 32 years of experience with FIS and its predecessors in executive and operations management, as well as risk, financial and human resources management. Mr. Norcross also has valuable financial services industry knowledge and experience with mergers and acquisitions.

Fidelity National Information Services, Inc.	15

Proposal No. 1: Election of Directors

Louise M. Parent	Independent Director
Director since: 2017 Age: 71	Committee Chair: Audit Committee Member: Corporate Governance, Nominating and Sustainability, Executive Public Company Boards: 1

Ms. Parent was Of Counsel to the law firm of Cleary Gottlieb Steen & Hamilton LLP from 2014 until December 31, 2021. From 1993 until her retirement in 2013, Ms. Parent served as Executive Vice President and General Counsel of American Express Company. During that time, she also served as a director of American Express Travel Related Services Company, its principal operating subsidiary, and American Express Centurion Bank, a U.S. banking subsidiary. Ms. Parent currently serves on the Board of Zoetis, Inc., a public company specializing in animal health, and previously served on the Supervisory Board of Deutsche Bank AG from July 2014 through 2018.

Skills and qualifications

Ms. Parent’s qualifications to serve on the FIS Board include over 25 years of experience in the payments and financial services industries, and her extensive expertise in legal, compliance and corporate governance matters.

Brian T. Shea	Independent Director
Director since: 2018 Age: 61	Committee Chair: None Committee Member: Corporate Governance, Nominating and Sustainability, Risk and Technology Public Company Boards: 1

Mr. Shea served as Vice Chairman and Chief Executive Officer of Investment Services for BNY Mellon from 2014 until December 2017. Mr. Shea was President of Investment Services for BNY Mellon from 2013 until 2014. Mr. Shea was the Chairman and Chief Executive Officer of Pershing, LLC, a BNY Mellon company, from 2010 to 2013, served as the President and COO of Pershing, LLC from 2001 to 2010 and served in a variety of executive roles with Pershing since 1983. Mr. Shea serves as a director of Ameriprise Financial, Inc.

Skills and qualifications

Mr. Shea’s qualifications to serve on the FIS Board include his more than 30 years of experience in the securities, investment services and banking industries, as well as his expertise in global enterprise operations, financial technology, financial regulations, corporate development and corporate governance.

16	Fidelity National Information Services, Inc.

Proposal No. 1: Election of Directors

James B. Stallings, Jr.	Independent Director
Director since: 2013 Age: 66	Committee Chair: None Committee Member: Compensation, Risk and Technology Public Company Boards: 2

Since 2013, Mr. Stallings has been the Chief Executive Officer and Managing Partner of PS27 Ventures, LLC, a private investment fund focused on technology companies. He has been directly involved in starting dozens of new ventures in FinTech, HealthTech, and SaaS. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM’s Systems and Technology Group. From 2002 to 2009 and from 1984 to 1996, Mr. Stallings served in a variety of roles at IBM Corporation, including General Manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company. Mr. Stallings is currently a director of UGI Corporation and Cannae Holdings, Inc. He holds a Bachelor of Science degree from the U.S. Naval Academy and served as a Captain in the U.S. Marine Corps. Mr. Stallings serves as a Trustee of the Folded Flag Foundation which provides scholarships to descendants of fallen warriors in the U.S. Military.

Skills and qualifications

Mr. Stallings’ qualifications to serve on the FIS Board include more than 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation.

Jeffrey E. Stiefler	Lead Independent Director
Director since: 2019 Age: 75	Committee Chair: None Committee Member: Compensation, Corporate Governance, Nominating and Sustainability, Executive Public Company Boards: 1

Mr. Stiefler previously served as Worldpay’s Chairman from March 2012 to January 2018 and served as Worldpay’s Lead Director from February 24, 2019 to July 31, 2019 when Worldpay was acquired by FIS. Mr. Stiefler served as chairman of the board of directors of Vantiv Holding, LLC from August 4, 2010 until March 2012. He currently serves on the board of directors of OneSpaWorld Holdings Limited. He previously served on the boards of directors of LPL Financial Corporation and VeriFone Systems, Inc., and served as Lead Director of Taleo Corporation, Inc. prior to its acquisition by Oracle Corporation in April 2012. Mr. Stiefler served as a Venture Partner at Emergence Capital Partners from 2008 through the beginning of 2013. Mr. Stiefler was the Chairman, President and CEO of Digital Insight from August 2003 until the company’s acquisition by Intuit in February 2007. Prior to Digital Insight, Mr. Stiefler worked with several private equity firms as an operating advisor and held a variety of positions at American Express, including President and Director of the company, and President and CEO of American Express Financial Advisors.

Skills and qualifications

Mr. Stiefler’s qualifications to serve on the FIS Board include his significant senior management expertise at public companies as well as his operational and strategic experience and current and past board experience, including having had the role of chairman of the board of directors of a public company.

The Board recommends that the shareholders vote “FOR” the election of each director nominee.

Fidelity National Information Services, Inc.	17

Proposal No. 2: Advisory Vote on Executive Compensation

Advisory vote on executive compensation

We hold a non-binding advisory “say on pay” vote every year, which received approval from 92% of the shares voted at our 2021 shareholders’ meeting.

As part of our commitment to continuous governance improvement, we seek input from our shareholders and proxy advisory firms regarding our executive compensation program, governance practices and ESG program. Similar to our prior engagement work, in 2021 we conducted a comprehensive shareholder engagement program where we sought meetings with our top 30 shareholders and proxy advisory firms, Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), to elicit input regarding these programs and practices. Our “listening tour” provided shareholders an opportunity to offer feedback on these programs. See Compensation Governance – Shareholder and Other Stakeholder Engagement on page 49 for an overview of our 2021 shareholder engagement program, the feedback we received from shareholders and the actions taken in response to such feedback.

Our approach and process to executive compensation is intended to ensure a strong link between pay and Company performance, a sound design of our compensation program, and strong executive compensation practices and governance. As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the Compensation Committee of the Board (“Compensation Committee”) believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation opportunities. A majority of our executive compensation is comprised of performance-based incentive programs that are designed to reward our named executive officers on both an annual and long-term basis only if they attain certain specified goals. The Compensation Committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to review, among other things, the compensation market and best practices.

We believe that our current executive compensation program directly links the compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. See Compensation Objectives - Pay for Performance Alignment on page 46. The Board and the Compensation Committee believe that the success of our compensation program is evidenced by our long-term financial performance and the resulting value creation for our shareholders.

Accordingly, we ask our shareholders to vote in favor of the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the 2021 Summary Compensation Table and the other related tables and disclosures.”

The Board recommends that the shareholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

18	Fidelity National Information Services, Inc.

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Approval of the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Purpose of the Plan and Description of the Proposal

Our Board has approved the Fidelity National Information Services Inc. 2022 Omnibus Incentive Plan (the “2022 Omnibus Plan”) subject to the approval of our shareholders. Accordingly, we are seeking shareholder approval of the 2022 Omnibus Plan. The primary purpose of the 2022 Omnibus Plan is to authorize the share reserve available under the 2022 Omnibus Plan so that we can continue to provide equity-based incentive compensation to our employees, directors and consultants on a going-forward basis. The current Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”), which includes an employee stock purchase plan as a sub-plan of the 2008 Omnibus Plan (the “ESPP Sub-Plan”), was previously approved by shareholders at the 2018 annual meeting of shareholders.

Upon shareholder approval of the 2022 Omnibus Plan, the 2022 Omnibus Plan will supersede and replace the (i) 2008 Omnibus Plan, (ii) SunGard 2005 Management Incentive Plan, remaining shares under which were added to the 2008 Omnibus Plan on November 30, 2015, in conjunction with the acquisition of SunGard (the “SunGard Plan”) and (iii) Worldpay, Inc. 2012 Equity Incentive Plan and Worldpay, Inc. Employee Stock Purchase Plan, remaining shares under which were added to the 2008 Omnibus Plan on July 31, 2019, in conjunction with the acquisition of Worldpay (the “Worldpay Plans”). Upon shareholder approval of the 2022 Omnibus Plan, the 2008 Omnibus Plan, SunGard Plan and Worldpay Plans will no longer be available for any future awards, but will remain in effect with respect to outstanding awards previously granted under each such plan until no awards remain outstanding. No grants will be made under the 2008 Omnibus Plan, the Worldpay Plans or the SunGard Plan between April 1, 2022 and May 25, 2022, the effective date of the 2022 Omnibus Plan, other than stock purchases for participant contributions and related matching contributions under the Employee Stock Purchase Plan.

In addition, the 2008 Omnibus Plan includes the ESPP Sub-Plan, which authorizes the use of shares under the 2008 Omnibus Plan for stock purchases and related matching contributions. Pursuant to Proposal No. 4, the 2022 Employee Stock Purchase Plan will become a new stand-alone plan, subject to the approval of our shareholders. Upon shareholder approval of the 2022 Omnibus Plan and the 2022 Employee Stock Purchase Plan, the ESPP Sub-Plan, will no longer be available for any future participant contributions and matching contributions, but will remain in effect with respect to participant contributions made prior to May 25, 2022 and any subsequent matching contributions made with respect to these participant contributions.

Subject to adjustment as described in the 2022 Omnibus Plan, the authorized shares available for issuance under the 2022 Omnibus Plan will be 27,600,000 shares.

The Company has successfully used stock awards under the 2008 Omnibus Plan to attract, retain and incentivize highly qualified executives and other key employees. The 2022 Omnibus Plan is necessary to ensure that the Company maintains the ability to continue attracting, retaining and incentivizing highly qualified executives and other key employees in the future. Based on our prior grant practices, and assuming future grant practices are consistent with past practice, we expect that the 27,600,000 new shares will be sufficient to provide a competitive equity incentive program for a meaningful period of time. If the 2022 Omnibus Plan is not approved by the Company’s shareholders at the annual meeting, we anticipate exhausting the current share reserve under the 2008 Omnibus Plan in 2022.

Fidelity National Information Services, Inc.	19

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

The 2008 Omnibus Plan originally authorized the grant of awards in respect of an aggregate of 11,200,000 shares of our common stock and was amended effective May 27, 2015 to authorize the grant of awards in respect of an additional 12,000,000 shares of our common stock. The 2008 Omnibus Plan also included an additional 10,000,000 shares of our common stock available under the SunGard Plan, which was added to the 2008 Omnibus Plan on November 30, 2015 in conjunction with the acquisition of SunGard and 23,713,960 shares of our common stock available under the Worldpay Plans, which were added to the 2008 Omnibus Plan on July 31, 2019, in conjunction with the acquisition of Worldpay. As of April 1, 2022, 4,337,536 shares were available for future awards under the 2008 Omnibus Plan and 16,904,235 shares (assuming the performance stock units achieve maximum performance) were subject to outstanding awards granted under the 2008 Omnibus Plan(1). Employees, directors and consultants of FIS and our subsidiaries are eligible to receive awards under the 2008 Omnibus Plan.

The 2008 Omnibus Plan first became effective on May 29, 2008 and was amended and restated effective as of May 30, 2018 and further amended as of October 22, 2020. The proposed 2022 Omnibus Plan will become effective on May 25, 2022 if it is approved by the Company’s shareholders at the annual meeting. If the 2022 Omnibus Plan is not approved by the Company’s shareholders at the annual meeting, then the 2008 Omnibus Plan as currently in effect will remain in effect with any shares previously authorized under the 2008 Omnibus Plan remaining available for future awards under the 2008 Omnibus Plan.

The purpose of the 2022 Omnibus Plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our shareholders. The 2022 Omnibus Plan is further intended to provide us flexibility in our ability to incentivize, attract and retain the services of employees, directors and consultants who make significant contributions to our success as part of our pay for performance philosophy and to allow such individuals to share in our success.

Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our shareholders, as more fully described under the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement. We believe that our equity-based long-term incentive program has been very effective over the years in enabling us to attract and retain the talent critical to operate as a global provider of technology services to financial institutions. We believe that stock ownership has focused our key employees on improving our performance, and has helped to create a culture that encourages employees to think and act as shareholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees. The financial services industry is highly competitive and we view such awards as necessary to compete for and retain talent.

We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term Company performance and shareholder returns, and that the 2022 Omnibus Plan will enable us to continue to align executive and shareholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the 2022 Omnibus Plan important to our future success.

[1]

The 2008 Omnibus Plan and the SunGard Plan are the only active plans with shares available for future grant. Pursuant to its terms, the Worldpay 2012 Equity Incentive Plan had an expiration date that ended on March 21, 2022, and 17,460,890 shares that were previously available under this plan are no longer available for any future awards. The Worldpay Plan will remain in effect with respect to outstanding awards previously granted under such plan until no awards remain outstanding and continued stock purchases through the effective date of the 2022 Omnibus Plan for participant contributions and related matching contributions under the ESPP Sub-Plan. No grants will be made under the 2008 Omnibus Plan or the SunGard Plan between April 1, 2022 and May 25, 2022, the effective date of the 2022 Omnibus Plan, other than stock purchases for participant contributions and related matching contributions under the ESPP Sub-Plan.

20	Fidelity National Information Services, Inc.

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under all of the Company’s equity plans as of April 1, 2022 (and without giving effect to approval of the 2022 Omnibus Plan under this Proposal No. 3):

Plan

Total shares underlying outstanding options [1]	8,945,986

Weighted average exercise price of outstanding options	$99.04

Weighted average remaining contractual life of outstanding options	3.79 years

Total shares outstanding subject to full-value awards (PSUs counted at maximum)	16,904,235

Total shares currently available for grant [2] (PSUs counted at maximum)	4,337,536

Total common shares outstanding	610,730,727

The closing price of a share of the Company’s common stock on April 1, 2022 was $103.37.

1	No stock appreciation rights were outstanding as of April 1, 2022.

2

The 2008 Omnibus Plan and the SunGard Plan are the only active plans with shares available for future grant. Pursuant to its terms, the Worldpay 2012 Equity Incentive Plan had an expiration date that ended on March 21, 2022 and 17,460,890 shares that were previously available under this plan are no longer available for any future awards. The Worldpay Plans will remain in effect with respect to outstanding awards previously granted under such plan until no awards remain outstanding and continued stock purchases through the effective date of the 2022 Omnibus Plan for participant contributions and related matching contributions under the ESPP Sub-Plan. No grants will be made under the 2008 Omnibus Plan or the SunGard Plan between April 1, 2022 and May 25, 2022, the effective date of the 2022 Omnibus Plan, other than stock purchases for participant contributions and related matching contributions under the ESPP Sub-Plan.

Burn Rate

The following table sets forth information regarding time-vested and performance-based equity awards granted over each of the last three fiscal years.

	2021	2020	2019	Three-Year Average

Stock Options Granted	1,331,807	1,631,821	1,265,268	1,409,632

Full-Value Awards Granted (Includes Restricted Stock, RSUs and PSUs)	1,927,456	1,064,790	1,581,533	1,524,593

Total Shares Granted	3,259,263	2,696,611	2,846,801	2,934,225

Weighted-Average Basic Common Shares Outstanding (as of December 31)	615,557,864	618,781,194	445,205,266	559,848,108

Burn Rate	0.53%	0.44%	0.64%	0.52%

Description of the 2022 Omnibus Plan

The complete text of the 2022 Omnibus Plan is set forth as Annex A hereto. The following is a summary of the material features of the 2022 Omnibus Plan and is qualified in its entirety by reference to Annex A. Defined Terms that are used herein and not otherwise defined shall have the meaning assigned to them in the 2022 Omnibus Plan.

Fidelity National Information Services, Inc.	21

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Effective Date and Duration

If approved by our shareholders, the 2022 Omnibus Plan will become effective on May 25, 2022. The term of the 2022 Omnibus Plan ends on March 31, 2032, which will be the tenth anniversary of the date on which our Board approved the 2022 Omnibus Plan. The 2022 Omnibus Plan will remain in effect with respect to outstanding awards until no awards remain outstanding.

Amendment and Termination

The 2022 Omnibus Plan may be amended or terminated by our Board at any time, subject to certain limitations, and, subject to limitations under the 2022 Omnibus Plan, the awards granted under the 2022 Omnibus Plan may be amended by the Compensation Committee at any time, provided that no such action with respect to the 2022 Omnibus Plan or an award may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require shareholder approval under the listing standards of the New York Stock Exchange or to comply with securities laws may become effective without shareholder approval.

Administration of the 2022 Omnibus Plan

The 2022 Omnibus Plan will be administered by our Compensation Committee or another committee selected by our Board, any of which we refer to as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the Board. The committee has the full power to select employees, directors and consultants who will participate in the 2022 Omnibus Plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the 2022 Omnibus Plan and any award agreement or other instrument entered into under the 2022 Omnibus Plan; establish, amend and waive rules and regulations for the administration of the 2022 Omnibus Plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee’s determinations and interpretations under the 2022 Omnibus Plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, in its sole discretion, to the extent permitted by law.

Shares Subject to the 2022 Omnibus Plan

Awards under the 2022 Omnibus Plan may be made in FIS common stock, subject to adjustment as described in the 2022 Omnibus Plan. We are asking our shareholders to approve the share reserve under the 2022 Omnibus Plan at 27,600,000 shares, subject to adjustment as described in the 2022 Omnibus Plan. Upon shareholder approval of the 2022 Omnibus Plan, the 2008 Omnibus Plan, SunGard Plan and Worldpay Plans will no longer be available for any future awards, but will remain in effect with respect to outstanding awards previously granted under each such plan until no awards remain outstanding.

If any outstanding award (i.e., restricted stock, restricted stock units, performance shares, performance units or stock options) under the 2008 Omnibus Plan is canceled, forfeited, terminates or is settled in cash after the effective date of the 2022 Omnibus Plan, the shares related to that award will be available again under the 2022 Omnibus Plan. If any award (i.e., restricted stock, restricted stock units, performance share, performance units or stock options) under the 2022 Omnibus Plan is canceled, forfeited, terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the 2022 Omnibus Plan and will be available again under the 2022 Omnibus Plan.

22	Fidelity National Information Services, Inc.

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

If shares are tendered by a participant, returned to or withheld by the Company, in each case, in satisfaction of taxes relating to a full-value award (i.e., restricted stock, restricted stock units, performance shares or performance units) or in connection with a cash out of a full-value award, such shares shall be available again under the 2022 Omnibus Plan. If shares are tendered by a participant, returned to or withheld by the Company, in each case, in satisfaction of (i) the exercise price of a stock option (an “Option”) or (ii) taxes relating to an Option or stock appreciation rights (“SARs”), such shares shall not become available again under the Plan. Shares repurchased on the open market with the proceeds of an Option exercise shall not become available again under the 2022 Omnibus Plan. Any SAR issued under the 2022 Omnibus Plan will be counted as one share issued for each share subject to the SAR regardless of whether the Company issues net shares to the participant.

For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is canceled, forfeited or settled in cash shall be treated as not having been issued under the 2022 Omnibus Plan.

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the committee shall cause an equitable adjustment to be made (i) in the number and kind of shares of our common stock that may be delivered under the 2022 Omnibus Plan, (ii) in the individual annual limitations on each type of award under the 2022 Omnibus Plan and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding awards, in the case of (i), (ii) and (iii) to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights.

Repricing

Neither FIS nor our compensation committee may (i) reduce the exercise price of outstanding options or stock appreciation rights (except to the extent described above in the event of an equity restructuring or other change in corporate capitalization), (ii) cancel options or stock appreciation rights and grant substitute options or stock appreciation rights with a lower exercise price, or (iii) cancel outstanding underwater options or stock appreciation rights in exchange for cash or other securities or awards.

Eligibility and Participation

Eligible participants in the 2022 Omnibus Plan include all employees, directors and consultants of FIS and our subsidiaries, as determined by the committee. Because the 2022 Omnibus Plan provides for broad discretion in selecting which eligible persons will participate, and in making awards, the total number of persons who will actually participate in the 2022 Omnibus Plan and the benefits that will be provided to the participants cannot be determined at this time. As of April 1, 2022, there were approximately 7,190 employees, directors and consultants participating in the 2008 Omnibus Plan.

Fidelity National Information Services, Inc.	23

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Awards under the 2022 Omnibus Plan

Grants under the 2022 Omnibus Plan may be made in the form of stock options, SARs, restricted stock, restricted stock units, which we refer to as RSUs, performance shares, performance units, and other cash or stock-based awards.

Maximum Grants under the 2022 Omnibus Plan

Subject to adjustment pursuant to the anti-dilution provisions of the 2022 Omnibus Plan, the following limits apply to awards: (i) the maximum number of our shares with respect to which Options or SARs may be granted to any one non-employee director in any fiscal year for non-employee director awards is 50,000 shares; and (ii) the maximum aggregate amount of awards (other than Options or SARs) that can be awarded to any one non-employee director in any one fiscal year is a number of shares having an aggregate fair market value not to exceed $1,000,000.

Types of Awards

Following is a general description of the types of awards that may be granted under the 2022 Omnibus Plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the 2022 Omnibus Plan.

Stock Options. The committee may grant incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”) or a combination thereof under the 2022 Omnibus Plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of our common stock on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FIS or any subsidiary). Options will expire at such times and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FIS or any subsidiary).

The exercise price of options granted under the 2022 Omnibus Plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.

Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant’s lifetime only by the participant. Stock options may not be transferred for consideration. The committee may also award dividend equivalent payments in connection with a stock option.

Stock Appreciation Rights. SARs granted under the 2022 Omnibus Plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARs granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of common stock on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.

Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. Tandem SARs may be exercised only with respect to the shares of common stock for which its related option is exercisable.

24	Fidelity National Information Services, Inc.

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may also award dividend equivalent payments in connection with SARs.

Restricted Stock. Restricted stock is an award of FIS common stock that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Holders of restricted stock may receive dividends and voting rights. If the vesting conditions are not satisfied, the participant forfeits the shares (including any dividends credited to such shares).

Restricted Stock Units and Performance Shares. RSUs and performance shares (including performance stock units) represent a right to receive shares of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The holders of such award will also be provided with the right to receive dividend equivalent payments in connection with such awards, which will be subject to the same restrictions and vesting conditions applicable to the underlying awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

Performance Units. Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The holders of such award will also be provided with the right to receive dividend equivalent payments in connection with such awards, which will be subject to the same restrictions and vesting conditions applicable to the underlying awards.

Other Cash and Stock-Based Awards. Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of our common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents. Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.

Limitation on Dividends and Dividend Equivalents. If dividends or dividend equivalents are granted with respect to awards, the dividends or dividend equivalents will be accumulated or reinvested and paid only after the vesting conditions are met.

Replacement Awards. Replacement awards are awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage in a merger, acquisition or other business transaction, which awards are outstanding immediately prior to such transaction. Replacement awards

Fidelity National Information Services, Inc.	25

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion.

Performance Goals

Performance goals, which are established by the committee, may include the following performance measures, without limitation, earnings per share, economic value created, net income (before or after taxes), operating income, earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin (actual or targeted growth), share price, share price growth, total shareholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, sales goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Omnibus Plan.

Clawback

Any awards granted pursuant to the 2022 Omnibus Plan shall be subject to the Company’s Incentive Compensation Clawback Policy, as the same may be amended from time to time.

Termination of Employment or Service

Each award agreement will set forth the participant’s rights with respect to the award following termination of employment or service.

Qualified Retirement Equity Program

Participants with awards granted under the 2022 Omnibus Plan will be eligible for the benefits provided under the Company’s Qualified Retirement Equity Program effective as of January 1, 2021, as the same may be amended from time to time (the “Program”). The Program is a benefit available to holders of awards who satisfy certain eligibility and notice requirements, which provides for continued vesting of certain qualifying unvested awards following a Qualified Retirement (as defined below) from the Company. Upon satisfying the proper advance written notice requirement, an eligible participant’s qualifying awards will not be forfeited upon a Qualified

26	Fidelity National Information Services, Inc.

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Retirement, but will continue to vest in accordance with the terms of their respective grant agreements, contingent upon continued compliance with the restrictive covenants in their respective grant agreements and execution of a release. A “Qualified Retirement” means an employee who has accumulated a minimum of 65 points based upon age plus years of service (1 point per year, measured in whole years). The minimum age for a Qualified Retirement is 55 years old and the minimum years of service is 5 years.

Change in Control

Upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, in general (i) any and all outstanding options and SARs granted under the 2022 Omnibus Plan will become immediately exercisable, provided, however, that the Compensation Committee may instead provide that such awards shall be automatically cashed out upon a change in control, (ii) any restriction imposed on restricted stock, RSUs and other awards granted under the 2022 Omnibus Plan will lapse, and (iii) any and all performance shares, performance units and other awards granted under the 2022 Omnibus Plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level. However, if any award granted under the 2022 Omnibus Plan is assumed or a substantially equivalent award is substituted therefor in connection with a change in control, the above shall not apply to such assumed or substantially equivalent award, to the extent then outstanding, unless and until the later of (i) the date on which the participant experiences an involuntary termination or (ii) the occurrence of the change in control; provided that any such award that is considered deferred compensation subject to Code Section 409A, settlement of such award shall be made pursuant to its original schedule if necessary to comply with Section 409A. A participant will be deemed to experience an “involuntary termination” if the participant’s employment or service is terminated other than for “cause” (as such term is defined in the participant’s award agreement) or the participant resigns for “good reason” (as such term is defined in the Participant’s Award Agreement, but only if “good reason” termination applies under such Award Agreement), in each case, at any time within three (3) months preceding, or twenty-four (24) months following, the change in control.

For purposes of the 2022 Omnibus Plan, the term “change in control” is defined as the occurrence of any of the following events:

●

an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

●

during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our Board, which we refer to as our incumbent Board, cease to constitute at least a majority of the Board, provided that any individual who becomes a member of our Board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

●

the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting

Fidelity National Information Services, Inc.	27

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

●	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Transferability

Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish. NQSOs and SARs may not be transferred for value or consideration.

Deferrals

The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

Tax Withholding

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2022 Omnibus Plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of our common stock having a fair market value equal to the maximum withholding obligation.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences relating to options awarded under the 2022 Omnibus Plan. This summary is based on our understanding of present U.S. federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

Grant. There are no U.S. federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the 2022 Omnibus Plan.

Exercise. The exercise of an ISO is not a taxable event for regular U.S. federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with FIS. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding if the optionholder is an employee.

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Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition. If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a disqualifying disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax. In the U.S., alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, upon exercise of an ISO (but not an NQSO) the amount by which the fair market value of the shares of common stock acquired upon exercise exceeds the exercise price of the ISO will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Fidelity National Information Services, Inc.	29

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Consequences to FIS

There are no U.S. federal income tax consequences to FIS by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will generally be entitled to a U.S. federal income tax deduction in the amount of the ordinary income so recognized (as described above). To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will generally be entitled to a corresponding deduction in the year in which the disposition occurs.

We are required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We are required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by employee optionholders upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of our common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for U.S. federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

30	Fidelity National Information Services, Inc.

Proposal No. 3: The Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan

Restricted Stock Units, Performance Shares, Performance Units and Other Awards

Restricted stock units, performance shares, performance units and other awards granted under the 2022 Omnibus Plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of our common stock. With respect to such awards, we will generally be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Section 162(m) Deduction Limitation

Generally, our ability to take tax deductions may be limited under Section 162(m) of the Internal Revenue Code, which places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain covered employees, including our named executive officers.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the 2022 Omnibus Plan. In addition, administrative and judicial interpretations of the application of the U.S. federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences or the tax consequences of foreign jurisdictions.

Outstanding Equity Awards under the 2008 Omnibus Plan

The future benefits that will be received under the 2022 Omnibus Plan by particular individuals or groups are not determinable at this time. As of April 1, 2022, under the 2008 Omnibus Plan and assuming the performance stock units at target, Gary A. Norcross had 1,854,370 options and 386,580 shares of restricted and performance stock units outstanding, Martin R. Boyd had 151,465 options and 62,219 shares of restricted and performance stock units outstanding, Stephanie L. Ferris had 180,620 options and 136,536 shares of restricted and performance stock units outstanding, James W. Woodall had 689,464 options and 144,582 shares of restricted and performance stock units outstanding, Bruce F. Lowthers had 198,741 options and 81,894 shares of restricted and performance stock units outstanding, and Asif Ramji had 5,851 options and zero shares of restricted and performance stock units outstanding. All current executive officers as a group had 3,418,802 options and 1,046,857 shares of restricted and performance stock units outstanding under the 2008 Omnibus Plan. All directors who are not executive officers as a group had 17,823 options and 28,385 shares of restricted stock units outstanding under the 2008 Omnibus Plan as of April 1, 2022. As of April 1, 2022, no associates of such directors, executive officers or nominees have received options or restricted stock under the 2008 Omnibus Plan. All employees, including all current officers who are not executive officers, as a group had 5,509,361 options and 3,908,267 shares of restricted and performance stock or units outstanding under the 2008 Omnibus Plan as of April 1, 2022.

Subject to shareholder approval, the 2022 Omnibus Plan will become effective on May 25, 2022.

The Board recommends that the shareholders vote “FOR” approval of the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan.

Fidelity National Information Services, Inc.	31

Proposal No. 4: Fidelity National Information Services, Inc. Employee Stock Purchase Plan

Approval of the Fidelity National Information Services, Inc. Employee Stock Purchase Plan

Purpose of the Plan and Description of the Proposal

In 2018, our Board and our shareholders approved an amendment to the 2008 Omnibus Plan to form the ESPP Sub-Plan under the 2008 Omnibus Plan. The Board has now determined that it is advisable to maintain an employee stock purchase plan as a stand-alone plan and approved the Fidelity National Information Services, Inc. Employee Stock Purchase Plan (the “2022 ESPP”), subject to approval of our shareholders. Accordingly, we are seeking shareholder approval of the 2022 ESPP which contains the same general purchase terms as the ESPP Sub-Plan. Upon shareholder approval of the 2022 Employee Stock Purchase Plan, the ESPP Sub-Plan, will no longer be available for any future participant contributions and matching contributions, but will remain in effect with respect to participant contributions made prior to May 25, 2022 and any subsequent matching contributions made with respect to these participant contributions.

The 2022 ESPP allows participating employees to elect to have a portion of their pay deducted and used to purchase shares of FIS common stock on the open market, with no discount or subsidy by FIS, and for the Company to make matching contributions that are used to purchase additional shares of FIS common stock on the open market for the employee if the employee satisfies certain continued employment requirements. For employees, including our named executive officers, the matching contribution will be 25% of the amount they contributed during the quarter that is one year earlier than the quarter for which the matching contribution is made as long as the shares purchased are held by the participant for one year. The matching contributions, together with the employee payroll deductions, are used to purchase shares of our common stock on the open market. Accordingly, this proposal creates no shareholder dilution.

Description of the 2022 ESPP

The 2022 ESPP is intended to provide an incentive to attract and retain employees and to increase employee morale and investment in FIS by allowing employees to accumulate funds, through payroll deductions and employer matching contributions, which are then used to purchase shares of FIS common stock on the open market. Participation in the 2022 ESPP is voluntary. The 2022 ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The complete text of the 2022 ESPP is set forth as Annex B hereto. The following is a summary of the material features of the 2022 ESPP and is qualified in its entirety by reference to Annex B. Defined Terms that are used herein and not otherwise defined shall have the meaning assigned to them in the 2022 ESPP.

Amendment and Termination

Since future conditions affecting FIS cannot be anticipated or foreseen, the 2022 ESPP may be amended or terminated by the Board or the Compensation Committee at any time, provided that no such action may, without a participant’s consent, adversely affect any rights previously granted to such participant. No amendment that would require shareholder approval under NYSE listing standards or applicable law may become effective without shareholder approval.

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Proposal No. 4: Fidelity National Information Services, Inc. Employee Stock Purchase Plan

Administration of the 2022 ESPP

The 2022 ESPP is administered by the Compensation Committee of the Board. The Compensation Committee has full power and authority to designate agents to carry out responsibilities relating to the 2022 ESPP, to administer, interpret and construe the terms of the 2022 ESPP, to answer all questions that may arise under the 2022 ESPP, to establish rules and procedures for administering the 2022 ESPP, and to perform such further acts as it may deem necessary or appropriate for the operation of the 2022 ESPP. The Compensation Committee’s actions and determinations under the 2022 ESPP are conclusive and binding on all interested parties.

Shares Available for Purchase

Subject to adjustment as described below, the maximum number of shares of FIS common stock that may be purchased pursuant to matching contributions under the 2022 ESPP on or after the effective date is 5,000,000 shares. The 2022 ESPP does not contain a limit on the number of shares of FIS common stock purchased on the open market by employees with amounts they elect to have deducted from their pay. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting our common stock, such adjustment will be made to the number and kind of shares that may be purchased pursuant to the 2022 ESPP and the number and kind of shares held in each participant’s share account, as may be determined to be appropriate and equitable by the committee to prevent dilution or enlargement of rights.

Eligibility and Participation

The 2022 ESPP is a broad-based benefit plan available to all eligible employees of the Company. Eligible employees generally include all employees of FIS and any participating parent or subsidiary who have completed 90 days of employment, as well as employees who were employed by an organization that is part of a corporate transaction if (1) such corporate transaction documents provide for such immediate eligibility or (2) the 2022 ESPP administrator so decides. Based on our current number of employees, it is estimated that approximately 60,113 employees are eligible to participate in the 2022 ESPP. Employees that beneficially own more than five percent (5%) of the Company’s issued and outstanding common stock shall be excluded from participation in the Plan.

Payroll Deductions

Participants may elect to contribute an amount between 3% and 15% of their base salary or base pay into the 2022 ESPP through payroll deduction. The amount of each employee’s contribution will be credited to his or her account and used to purchase shares of FIS common stock on the open market, with no discount or subsidy by FIS. Participants may increase or decrease their rate of payroll deduction or suspend their participation in the 2022 ESPP at any time.

Matching Contributions

During the month following the end of each calendar quarter, FIS will make a matching contribution to the account of each participant who has been continuously employed by FIS or a participating subsidiary for the preceding year, as long as the shares purchased are held by the participant for one year. For officers of FIS and

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Proposal No. 4: Fidelity National Information Services, Inc. Employee Stock Purchase Plan

employees, matching contributions will be equal to 25% of the amount contributed by the employee during the quarter that is one year earlier than the quarter for which the matching contribution is made. If approved by FIS’s shareholders, this matching contribution feature will become effective as of the date of the annual meeting.

Purchase of Stock

As soon as administratively practicable following the close of each payroll period or, with respect to matching contributions, the quarter end (in each case, the purchase date), the amount credited to a participant’s account will be transferred to a broker and used to purchase shares of FIS common stock on the open market. The purchase price of the shares is not discounted or subsidized by FIS. On April 1, 2022, the closing sale price of a share of FIS common stock was $103.37. Any balance remaining after the purchase will be carried forward and used to purchase additional shares of FIS common stock as of the next purchase date.

Shares purchased by participants under the 2022 ESPP will be posted as soon as practicable after each purchase date to a share account established on behalf and in the name of each participant by the broker. Dividends on shares purchased and held in a participant’s share account will be credited to such participant’s share account and may be used to purchase additional shares of our common stock as of the next purchase date. Certificates representing the shares purchased and held in a participant’s share account will be delivered to the participant upon his or her request. Alternatively, a participant may request the broker to sell on the participant’s behalf any or all of the shares of common stock held in his or her share account.

Qualified Retirement Equity Program

Participants in the 2022 ESPP will be eligible for the benefits provided under the Company’s Qualified Retirement Equity Program effective as of January 1, 2021, as the same may be amended from time to time (the “Program”). The Program is a benefit available to participants in the 2022 ESPP who satisfy certain eligibility and notice requirements, which provides for continued receipt of matching contributions under the 2022 ESPP following a Qualified Retirement (as defined below) from the Company. Upon satisfying the proper advance written notice requirement, eligible participants in the 2022 ESPP will continue to vest and receive the quarterly Company matching contributions under the 2022 ESPP following a Qualified Retirement for all participant contributions previously made by the eligible participant in the final 12-month period of the participant’s employment. A “Qualified Retirement” means an employee who has accumulated a minimum of 65 points based upon age plus years of service (1 point per year, measured in whole years). The minimum age for a Qualified Retirement is 55 years old and the minimum years of service is 5 years.

Termination of Employment

Upon a participant’s termination of employment, the participant will cease to be a participant in the 2022 ESPP. Any cash contributed to the 2022 ESPP for the participant which has not been used to purchase shares prior to such date of termination will be transferred to the participant’s share account. The broker will continue to maintain the participant’s share account on behalf of the participant; however, the participant’s share account will cease to be administered under or have any other affiliation with the 2022 ESPP. As of the date of the participant’s termination of employment, the participant will be required to pay for any and all expenses and costs related to his or her share account.

New Plan Benefits

Except as described below, the benefits or amounts that might be received by employees in the future under the 2022 ESPP are not determinable because the benefits depend upon, among other factors, the degree of

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Proposal No. 4: Fidelity National Information Services, Inc. Employee Stock Purchase Plan

participation by employees and the amount that each participating employee chooses to contribute. If the 2022 ESPP is approved by shareholders, the matching feature in the 2022 ESPP would apply to participant contributions made in calendar quarters ended March 31 (with the match occurring in April), June 30 (with the match occurring in July), September 30 (with the match occurring in October) and December 31 (with the match occurring in January).

The table below shows the aggregate amount of such matching contributions that would be made to the individuals and groups noted in the table, based on participant contributions that were made during the calendar quarters described in the preceding sentence (assuming each participating employee satisfies the employment requirements in the plan). We estimated the number of shares that could be purchased with the matching contributions based on the closing price of a share of our common stock on April 1, 2022, which was $103.37. The actual number of shares purchased would depend on the price of a share of our common stock on the date the shares are purchased. Additional future matching contributions for calendar quarters beginning on or after April 1, 2022 are not determinable at this time, since the amount of the matching contribution depends on the total contributions made by the participants during the relevant calendar quarter. We have assumed for purposes of the following information that all participating employees would remain employed through the date the match would be made and, thus, would be eligible to receive the match.

Plan Benefits Table

NAME AND POSITION	DOLLAR VALUE	NUMBER OF SHARES

Gary A. Norcross Chairman and Chief Executive Officer	$45,000	435

Stephanie L. Ferris President	$0	0

Martin R. Boyd President, Banking Solutions	$24,569	238

James W. Woodall Corporate Executive Vice President, Chief Financial Officer	$26,250	254

Bruce F. Lowthers Former President	$17,604	170

All Current Executive Officers, as a Group	$161,472	1,562

All Current Non-Employee Directors, as a Group	$0	0

All Employees, Including All Current Officers who are not Executive Officers, as a Group	$20,576,962	199,061

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences relating to participation in the 2022 ESPP. This summary is based on our understanding of present U.S. federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. Participant contributions to the 2022 ESPP will be made through payroll deductions on an after-tax basis. When a company matching contribution or other amount is credited to an account on a participant’s behalf, the participant will

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Proposal No. 4: Fidelity National Information Services, Inc. Employee Stock Purchase Plan

recognize ordinary income in an amount equal to the match and such additional credited amount. FIS will be required to report and withhold income and employment taxes (and pay our share of employment taxes) with respect to the ordinary income recognized by the participant. We are generally entitled to a U.S. federal income tax deduction equal to the ordinary income recognized by the participant.

Upon the purchase of shares of our common stock under the 2022 ESPP, the participant will acquire a basis in the shares equal to the purchase price. Upon the participant’s subsequent sale or disposition of shares purchased under the 2022 ESPP, the participant will recognize gain if the amount realized exceeds the participant’s basis in the shares or loss if the amount realized is less than the participant’s basis. The gain or loss will be treated as long-term or short-term capital gain depending on whether the shares were held for more than one year. A participant will also be taxed on any dividends paid on shares purchased under the 2022 ESPP. Dividends paid in connection with such shares will be taxed as dividend income.

Section 162(m) Deduction Limitation

Generally, our ability to take tax deductions may be limited under Section 162(m) of the Internal Revenue Code, which places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain covered employees, including our named executive officers.

Securities Authorized for Issuance under Equity Compensation Plans

The table on page 41 provides information as of December 31, 2021 about our common stock which may be issued under our equity compensation plans.

The Board recommends that the shareholders vote “FOR” approval of the Fidelity National Information Services. Inc. Employee Stock Purchase Plan.

36	Fidelity National Information Services, Inc.

Proposal No. 5: Ratification of Independent Registered Public Accounting Firm

Ratification of KPMG as the Company’s independent registered public accounting firm

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification. Even if the selection is ratified, the Audit Committee of the Board of Directors (“Audit Committee”), in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

In choosing our independent registered public accounting firm, our Audit Committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal accounting fees and services

The Audit Committee engaged KPMG to audit the consolidated financial statements of the Company for the 2021 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2021 and 2020, we were billed the following fees by KPMG:

	2021	2020

Audit Fees	$14,725,524	$12,656,783

Audit-Related Fees	$199,021	$140,290

Tax Fees	$1,295,648	$688,061

All Other Fees	$63,321	$424,365

Audit fees. Audit fees consisted of fees for the audits, registration statements and other filings related to the Company’s 2021 and 2020 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-related fees. Audit-related fees in 2021 and 2020 consisted primarily of fees for various assurance reports.

Tax fees. Tax fees in 2021 and 2020 consisted principally of fees for tax compliance, tax planning and tax advice.

All other fees. Other non-audit permitted services associated with various initiatives by the Company.

Fidelity National Information Services, Inc.	37

Proposal No. 5: Ratification of Independent Registered Public Accounting Firm

Approval of accountants’ services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee has adopted policies and procedures for pre-approving work performed by KPMG. Specifically, the Audit Committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our Audit Committee chair, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our Audit Committee chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Any other services are required to be pre-approved by the Audit Committee.

The Board recommends that the shareholders vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2022.

38	Fidelity National Information Services, Inc.

Security Ownership of Certain Beneficial Owners,

Directors and Executive Officers

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security ownership of certain beneficial owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

Name	Number of shares beneficially owned	Percent of class

BlackRock, Inc. (1)	53,774,624	8.8%

The Vanguard Group (2)	48,231,162	7.9%

Capital International Investors (3)	35,311,160	5.8%

(1)

According to a Schedule 13G filed on February 3, 2022, BlackRock, Inc., a Delaware corporation, 55 East 52nd Street, New York, New York 10055, has sole power to vote 47,183,469 shares and sole power to dispose or direct the disposition of 53,774,624 shares.

(2)

According to a Schedule 13G filed on February 10, 2022, The Vanguard Group, Inc., a Pennsylvania corporation, 100 Vanguard Blvd., Malvern, PA 19355, has sole power to vote 0 shares, sole power to dispose or direct disposition of 45,759,704 shares, shared power to vote 979,026 shares, and shared power to dispose of 2,471,458 shares

(3)

According to a Schedule 13G filed on February 11, 2022, Capital International Investors, a division of Capital Research and Management Company, a Delaware corporation, 333 South Hope Street, 55th Floor, Los Angeles, California 90071, has sole power to vote 35,232,998 shares and sole power to dispose or direct the disposition of 35,311,160 shares.

Fidelity National Information Services, Inc.	39

Security ownership of management and directors

The following table sets forth information regarding beneficial ownership of our common stock as of April 1, 2022 by:

●	each director and nominee for director;

●	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

●	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Name	Number of shares owned (1)	Number of options (2)	Total	Percent of total outstanding

Ellen R. Alemany (3)	38,891	0	38,891	*

Martin R. Boyd	35,001	73,435	108,436	*

Vijay D’Silva (4)	0	0	0	*

Stephanie L. Ferris	78,056	26,329	104,385	*

Jeffrey A. Goldstein	2,222	0	2,222	*

Lisa A. Hook	7,897	0	7,897	*

Keith W. Hughes (5)	24,194	12,800	36,994	*

Kenneth J. Lamneck (4)	0	0	0	*

Gary L. Lauer	14,515	0	14,515	*

Bruce F. Lowthers (6)	83,063	140,111	223,174	*

Gary A. Norcross	845,571	1,698,066	2,543,637	*

Louise M. Parent	6,079	5,023	11,102	*

Asif Ramji (7)	62,515	5,851	68,366	*

Brian T. Shea (8)	7,457	0	7,457	*

James B. Stallings Jr.	13,392		13,392	*

Jeffrey E. Stiefler (9)	30,588	0	30,588	*

James W. Woodall	131,477	572,761	704,238	*

Directors and Officers (22 persons) (10)	1,471,835	2,670,083	4,141,918	*
*	Represents less than 1% of our common stock.

(1)

Includes time-based restricted stock units (RSUs) granted in 2019, 2020 and 2021 that vest within 60 days after April 1, 2022. Does not include RSUs deferred under the director deferral plan for Mr. Goldstein, Ms. Hook, Mr. Hughes, Mr. Lauer, Ms. Parent, Mr. Shea and Mr. Stiefler.

(2)	Represents shares that are subject to stock options that are exercisable on April 1, 2022 or become exercisable within 60 days after April 1, 2022.

(3)	Included in this amount are 18,576 shares held in trust.

(4)	Mr. D’Silva and Mr. Lamneck joined the Board on March 16, 2022. Pursuant to our stock ownership guidelines, each new director has four years to meet the guidelines.

(5)

Mr. Hughes holds 23,138 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hughes’ termination of service as a director. Mr. Hughes’ shares of phantom stock are not included in the table.

(6)

On January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers will continue his employment with the Company through April 30, 2022.

(7)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay, Inc. Executive Severance Plan, as amended and restated as of March 17, 2019 (the “Worldpay Severance Plan”), which was preserved in his employment agreement for a period of two years following the acquisition of Worldpay, Inc. (the “Change of Control Period”). Mr. Ramji resigned from his position as Corporate Executive Vice President and Chief Growth Officer effective May 7, 2021, but is listed pursuant to the rules of the SEC relating to named executive officers.

(8)	Included in this amount are 1,050 shares held in custodial accounts for children.

(9)	Included in this amount are 29,488 shares held in trust.

(10)

None of the shares held by the current Directors and Officers have been pledged. Officers includes current Executive Officers and former Executive Officers who are listed pursuant to the rules of the SEC relating to named executive officers.

40	Fidelity National Information Services, Inc.

Securities authorized for issuance under equity compensation plans

The following table provides information as of December 31, 2021 about our common stock that may be issued under our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (2)(3)(4)

Equity compensation plans approved by security holders	5,479,609	$94.88	3,959,790

Equity compensation plan not approved by security holders (3)(4)	2,655,856	$108.49	24,748,934

Total	8,135,465	$99.32	28,708,724

(1)	Weighted-average exercise price excludes restricted stock, restricted stock units, performance shares and performance stock units, as they do not have exercise prices.

(2)

As of December 31, 2021, in addition to being available for issuance pursuant to the exercise of options, warrants or rights, the 28,708,724 shares under the Amended and Restated Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, which we refer to as the 2008 Omnibus Plan, were also available for issuance in the form of restricted stock, restricted stock units, performance shares, performance stock units, or other stock-based awards.

(3)

On November 30, 2015, in conjunction with the SunGard acquisition, the Company added to its existing Omnibus Plan an additional 10.0 million shares, representing the remaining shares available for issuance under the SunGard 2005 Management Incentive Plan, as amended immediately prior to the consummation of the acquisition. In accordance with New York Stock Exchange rules, no shareholder approval was required for the listing of these shares. These shares are available for grant under the Omnibus Plan to former SunGard employees and FIS employees hired after the SunGard acquisition.

(4)

On July 31, 2019, in conjunction with the Worldpay acquisition, the Company added to the 2008 Omnibus Plan an additional 23,713,960 shares, representing the remaining shares available for issuance under the Worldpay, Inc. 2012 Equity Incentive Plan and the Worldpay, Inc. Employee Stock Purchase Plan, each as amended immediately prior to the consummation of the acquisition. In accordance with New York Stock Exchange rules, no shareholder approval was required for the listing of these shares. These shares are available for grant under the 2008 Omnibus Plan to former Worldpay employees and FIS employees hired after the Worldpay, Inc. acquisition. Pursuant to its terms, the Worldpay, Inc. 2012 Equity Incentive Plan had an expiration date that ended on March 21, 2022 and shares that were previously available under the plan are no longer available to any future awards. The Worldpay Plan will remain in effect with respect to outstanding awards previously granted under such plan until no awards remain outstanding.

Fidelity National Information Services, Inc.	41

Certain Information About Our Executive Officers

The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age*

Gary A. Norcross	Chairman and Chief Executive Officer	56

Martin R. Boyd	President, Banking Solutions	59

Stephanie L. Ferris	President	48

Ido Gileadi	Corporate Executive Vice President, Chief Operating Officer	59

Gregory G. Montana	Corporate Executive Vice President, Chief Risk Officer	53

Caroline Tsai	Corporate Executive Vice President, Chief Legal Officer	52

Thomas K. Warren	Corporate Senior Vice President, Chief Accounting Officer	50

L. Denise Williams	Corporate Executive Vice President, Chief People Officer	61

James W. Woodall	Corporate Executive Vice President, Chief Financial Officer	52

*	as of April 1, 2022

Martin R. Boyd

has served as President, Banking Solutions segment since February 8, 2022. Mr. Boyd previously served as President, Fintech Solutions since April 2021. Prior to this position, Mr. Boyd was President, Capital Market Solutions segment of FIS since August 2019. Prior to this position, Mr. Boyd served as Division Executive, Institutional and Wholesale from April 2018 to July 2019. Mr. Boyd served as Division Executive, Buy Side and Derivative Solutions from December 2015 to March 2018. He joined FIS in December 2015 with the acquisition of SunGard, where he held roles of increasing responsibility since 1998. Before joining SunGard, Mr. Boyd was a senior manager with the Royal Bank of Scotland, a management consultant at KPMG, and started his career at IBM.

Stephanie L. Ferris

has served as President of FIS since February 8, 2022. Ms. Ferris previously served as Corporate Executive Vice President and Chief Administrative Officer since September 2, 2021. Prior to this position, Ms. Ferris served as Corporate Executive Vice President and Chief Operating Officer of FIS from August 1, 2019 to September 2020. Prior to this position, Ms. Ferris served as Chief Financial Officer of Worldpay from April 2016 until July 31, 2019. Prior to that appointment, she served as Deputy Chief Financial Officer since September 2015. Ms. Ferris served as General Manager, Merchant Bank and Head of Relationship Management, Financial Institution Services from May 2013 to September 2015 and as Head of Financial Planning and Analysis from January 2010 to May 2013. From 1995 to 2001, Ms. Ferris worked in public accounting at PricewaterhouseCoopers (“PwC”).

42	Fidelity National Information Services, Inc.

Ido Gileadi

has served as Corporate Executive Vice President and Chief Operating Officer of FIS since October 2020. Prior to that Mr. Gileadi served as Chief Information Officer since joining FIS in 2014. Before that, he led the North American business and India Operations as a partner with Capco. Mr. Gileadi was the Chief Information Officer for BCE Emergis where he held several leadership positions.

Gregory G. Montana

has served as Corporate Executive Vice President and Chief Risk Officer since joining FIS in April 2012. Before joining FIS, he served as Senior Vice President and Senior Operational Risk Executive for Bank of America from 2010 to 2012. Prior to that, he held the positions of Senior Director, Global Risk Operations at PayPal™, Inc. from November 2009 to March 2010 and Director, Operational, Credit and Compliance Risk for Lloyds Banking Group, PLC from 2007 to 2009.

Caroline Tsai

has served as Corporate Executive Vice President and Chief Legal Officer since February 7, 2022. Prior to joining FIS, Ms. Tsai was the Chief Legal Officer and Corporate Secretary at The Western Union Company, a global money movement and payments company, from 2019 to February 2022. Prior to this position, Ms. Tsai served as Executive Vice President, General Counsel and Secretary at Western Union from 2017 to 2019. Ms. Tsai served as Deputy General Counsel & Chief Regulatory Officer at BMO Financial Group from 2015 to 2017 and Chief Legal Officer, U.S. Personal & Commercial Banking at BMO Harris Bank from 2014 to 2015. Ms. Tsai served as Senior Vice President & Associate General Counsel from 2012 to 2013 and Senior Vice President & Assistant General Counsel from 2005 to 2011 at Bank of American Corporation. Ms. Tsai began her legal career as an associate with the law firm Jones Day.

Thomas K. Warren

has served as Corporate Senior Vice President and Chief Accounting Officer since June 1, 2021. Prior to this position, he served as the Corporate Controller at FIS since 2016. Prior to joining FIS, Mr. Warren was the Director of Accounting & Compliance at Mondelez International beginning in 2012, and prior to that he was their Vice President, Corporate Accounting since 2011. Previously, he was the Chief Financial Officer at Aventino Technology Solutions since 2009 and was Assistant Corporate Controller at General Electric starting in 2006. Mr. Warren is a certified public accountant.

L. Denise Williams

has served as Corporate Executive Vice President and Chief People Officer since joining FIS in April 2016. Prior to joining FIS, she spent 15 years with the IBM Corporation in several senior-level human resources roles, rising to the position of Vice President, Human Resources-North America Sales and Distribution. From 1987 to 2001, Ms. Williams held a variety of management positions in human resources with Coopers & Lybrand, First Data Corporation and Alliance Bernstein.

James W. Woodall

has served as Corporate Executive Vice President and Chief Financial Officer since March 2013, and prior to that, as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Prior to 2008 Mr. Woodall was the Executive Director and Controller of AT&T Inc.’s SouthEast region and held finance roles of increasing responsibility since 2001. Prior to AT&T Inc., Mr. Woodall worked for PricewaterhouseCoopers (“PwC”), serving technology and communications clients.

Fidelity National Information Services, Inc.	43

EXECUTIVE SUMMARY

Compensation philosophy

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives, thereby creating value for our shareholders. Our compensation programs are grounded on the concept of paying for performance and intended to foster a high-performance culture, aligning the interests of our executive team with those of our shareholders.

Our compensation programs are designed to attract and retain high-performing executives and key employees, as there is significant competition in our industry for talent. We accomplish these objectives by providing our executives with total target compensation that is competitive relative to the compensation paid to similarly situated executives at similarly sized companies. We believe that this is critical to our effort to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our objectives: delivering value to our customers, investing in and retaining our employees, supporting the communities in which we work, dealing fairly and ethically with our suppliers, and generating long-term value for shareholders.

Our named executive officers’ 2021 cash incentives under our annual incentive plan were tied directly to the achievement of pre-established, objective goals relating to three key measures of our success: adjusted revenue (“Adjusted Revenue”); adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”); and adjusted earnings per share (“Adjusted EPS”). These goals represent objective and transparent measures of financial performance that are directly aligned with our guidance to investors, annual budget, business plan, annual cash incentive plan and strategic objectives. Further, the vesting of a majority (55%) of our long-term equity incentives, awarded in 2021 in the form of FIS performance stock units, was tied directly to three-year performance goals based on the Company’s organic revenue growth and margin expansion, along with a modifier based on the Company’s relative Total Shareholder Return (“TSR”) compared to the TSR of the S&P 500. In 2021, twenty-five percent (25%) of our long-term equity incentives were awarded in the form of stock options with an exercise price equal to the fair market value of a share of our common stock on the date of grant. Therefore, the stock options only have value if the Company’s stock price increases above the value of the date of grant.

In our description of 2021 compensation for our named executive officers in our Compensation Discussion and Analysis we focus on the structure of the FIS programs in describing our approach to compensation.

To further the objectives of our compensation programs, our Compensation Committee engaged an independent compensation consultant in 2021, Meridian, to conduct an ongoing review over the course of the year of our compensation programs for our named executive officers, other key executives and our Board of Directors. Meridian provided our Compensation Committee with relevant market data on compensation and alternatives to consider when making compensation decisions.

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2021 highlights

●

In 2021, the Company experienced strong operational performance with year over year growth in the performance metrics used for the annual performance-based cash incentive program (Adjusted Revenue, Adjusted EBITDA and Adjusted EPS) and the performance metrics used for the performance stock units under our long-term equity incentive program (Annual Organic Revenue Growth and Annual Margin Expansion). See pages 62 and 64 below.

●	In 2021, as we continue to expand our Environmental, Social and Governance (“ESG”) program, we published our second annual Global Sustainability Report.

●

As of December 31, 2021, we realized revenue synergies from the acquisition of Worldpay, Inc. of approximately $750 million on an annual run-rate basis and expense synergies from the acquisition of Worldpay, Inc. of approximately $900 million on an annual run-rate basis, including approximately $500 million of operating expense savings.

●	In 2021, our robust free cash flow and capital management allowed us to issue dividends of $961 million and repurchase $2 billion of outstanding shares of common stock.

●	In 2021, we announced a ~20% increase to our quarterly dividend, commencing in 2022.

●

In 2021, our Compensation Committee approved changes to the performance metrics used in our long-term equity incentive plan to help drive shareholder value. The vesting of a majority (55%) of our long-term equity incentives, awarded in 2021 in the form of FIS performance stock units, was tied directly to three-year performance goals based on the Company’s organic revenue growth and margin expansion, along with a modifier based on the Company’s relative TSR compared to the TSR of the S&P 500.

●	In 2021, our Compensation Committee approved new stock ownership guidelines with more stringent stock ownership and stock holding requirements.

In this compensation discussion and analysis, we provide an overview of our named executive officers’ 2021 compensation, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions were based. In 2021, our named executive officers were:

Gary A. Norcross, Chairman and Chief Executive Officer;

Stephanie L. Ferris, Corporate Executive Vice President and Chief Administrative Officer (currently, President); (1)

Martin R. Boyd, President, Fintech Solutions (currently, President, Banking Solutions); (2)

James W. Woodall, Corporate Executive Vice President and Chief Financial Officer;

Bruce F. Lowthers, President (currently, former President); and (3)

Asif Ramji, Former Corporate Executive Vice President and Chief Growth Officer. (4)

(1)	Ms. Ferris was promoted to President effective February 8, 2022.

(2)	Mr. Boyd’s role changed to President, Banking Solutions effective February 8, 2022.

(3)

On January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers will continue his employment with the Company through April 30, 2022.

(4)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji resigned from his position as Corporate Executive Vice President and Chief Growth Officer effective May 7, 2021 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers.

Fidelity National Information Services, Inc.	45

Compensation Objectives

Our compensation programs support our corporate strategy and business objectives

The primary goal of our executive compensation programs is to drive continued growth and successful execution of our business objectives and thereby create value for our shareholders. We seek to achieve this goal by:

●	tying a significant majority of our named executive officers’ compensation to our corporate financial performance and the creation of shareholder value;

●

structuring our performance-based programs to focus our named executive officers on attaining key goals that are aligned with and support our strategic business objectives, which in turn drive shareholder value;

●	directly aligning the interests of our executive officers and shareholders by requiring that our executive officers own material amounts of FIS stock;

●	recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual achievements; and

●	attracting, motivating, and retaining a highly qualified and effective global management team that can deliver superior performance and build long-term shareholder value.

Pay for Performance Alignment

The Compensation Committee and the executive management team believe that a direct link between Company performance and our compensation plans is critical to driving our ultimate corporate strategy of creating above- market value for our shareholders.

The Company’s operational performance in 2021 was strong. The Company substantially exceeded the targets it set at the start of the year for Adjusted Revenue and Adjusted EPS, and experienced strong year over year growth in those two metrics as well as in Adjusted EBITDA, Annual Organic Revenue Growth and Annual Margin Expansion. Notwithstanding its robust operational performance, however, the Company experienced a decline in its share price during 2021. This share price decline resulted in significant part from a reduction in the Company’s, and certain of its competitors’, price/earnings multiples as a result of a shift in investor sentiment with respect to the merchant acquiring business. As a result, the Company’s one-year TSR, along with the one-year TSR of certain other companies in the fintech sector, was significantly below the one-year TSR of the S&P 500 for the year ended 2021.

Notwithstanding the decline in the Company’s stock price performance and despite the impact of the COVID-19 pandemic, the Company’s operational performance remains on track to approximate its three-year revenue and EBITDA targets that were announced in 2019 at the time of the Worldpay, Inc. acquisition. Moreover, the pandemic has not changed the Company’s long-range performance goals for organic revenue growth, adjusted EBITDA margin expansion and free cash flow, which we believe further demonstrates the strength, resiliency and effectiveness of the Company’s long-term strategy.

The Company recently announced its 2022 guidance, which included continued organic revenue growth and strong adjusted EBITDA margin, margin expansion and adjusted EPS, further demonstrating the Company’s continued expectations of strong operational performance. Although investor sentiment, and our share price/earnings multiple relative to that of the S&P 500 as a whole, are less predictable and harder to influence, our executive pay remains tied to a material extent to our TSR, providing incentive to improve these metrics as well.

Consequently, our Compensation Committee believes that the Company’s pay for performance was properly aligned in 2021, despite the Company’s below market total shareholder performance experienced in 2021.

46	Fidelity National Information Services, Inc.

Consistent with this link between pay and performance, the decline in the Company’s TSR in 2021 impacted our named executive officer compensation as follows:

●

No vesting of the tranches of performance awards that were eligible to vest under our long-term incentive awards granted in 2019 and 2020, resulting in a cancellation of 79,552 performance stock unit awards with a total market value as of December 31, 2021 of ~$9 million due to a TSR vesting requirement;

●	a 30% reduction of the tranche of awards that were eligible to satisfy the performance vesting criteria under our long-term incentive awards granted in 2021 due to a TSR modifier; and

●

a continued limitation on the maximum potential vesting under the Worldpay Integration Incentive Plan due to a TSR modifier, despite exceeding maximum cost and revenue synergies prior to the final measurement period under the plan.

In addition, the Compensation Committee chose not to exercise discretion on any executive compensation plan that may have been impacted by the COVID-19 pandemic, but instead payouts were determined based on achievement against the pre-established performance goals. The Compensation Committee continues to evaluate and update the structure and design of the Company’s compensation plans to help drive continued growth and successful execution of our business objectives and thereby create value for our shareholders.

CEO Pay for Performance Alignment

Approximately 80% of the CEO’s compensation was based on performance-based cash and performance-based equity incentives that are tied directly to our financial performance, stock price growth and TSR. We believe that linking the majority of our CEO’s pay to the performance of our Company aligns him to the interests of our shareholders while providing the motivation to drive the successful execution of our business objectives.

The following graphic compares the CEO’s target annual incentive opportunity to the CEO’s actual annual cash incentive paid over the prior three-year periods, which includes 2020 when no annual cash incentive was paid since the Company failed to reach the minimum goals required to fund the annual incentive plan. The CEO’s average actual annual cash incentive awards over this period is 5% below his target annual incentive opportunity for this period.

FIS CEO ANNUAL INCENTIVE TARGET VS. ACTUAL

Annual Incentive amounts reflected in thousands.

Adjusted EBITDA and Adjusted Revenue reflected in millions.

Fidelity National Information Services, Inc.	47

The following graphic compares the CEO’s target long-term equity incentive awards to the CEO’s actual long-term equity incentive awards over the prior three-year period. The CEO’s average actual long-term equity incentive awards value over this period is 40% below his target long-term equity incentive opportunity.

FIS CEO LONG-TERM EQUITY INCENTIVE TARGET VS. ACTUAL

Target LTI value is based upon the Black-Scholes value of stock options on the date of grant and the market value of the RSUs and PSUs on the date of grant.

Actual LTI amount represents vested equity through 2021 and unvested equity at target, in each case, as of the closing stock price on December 31, 2021 of $109.15.

LTI amount reflected in thousands.

2021 Returns

Total shareholder return*

	1 year	3 year	5 year

FIS	-22%	10%	53%

S&P 500	29%	100%	133%

*Total Shareholder Return is calculated for the relevant period ended 12/31/2021.

Comparison of 5 year cumulative total return*

Among Fidelity National Information Services, Inc. and the S&P 500 Index.

* $100 invested on 12/31/2016 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31. Copyright© 2021 Standard & Poor’s, a division of S&P Global. All rights reserved.

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Compensation Governance

Our Compensation Committee takes a proactive role in executive compensation governance by reviewing our executive compensation programs and making adjustments that they believe to be in the best interests of the Company and our shareholders. As part of this process, our Compensation Committee reviews compensation trends, listens to stakeholder feedback and considers what is thought to be current best practices by our independent compensation consultant, with the goal of continually improving our approach to executive compensation.

Shareholder and Other Stakeholder Engagement

We are committed to ongoing engagement with our shareholders and other stakeholders. We believe that our engagement allows executive management and the Board the opportunity to understand the concerns of our shareholders and other stakeholders and make educated and deliberate decisions that are balanced and appropriate for our diverse stakeholder base and in the best interests of FIS.

We maintain an ongoing, proactive engagement effort with a wide range of stakeholders, including shareholders, ESG rating firms, proxy advisory firms, fixed income investors, prospective shareholders, rating agencies and thought leaders, among others.

Throughout the year, members of our Investor Relations team, ESG team, executive compensation team, corporate governance team and executive management team regularly engage with our shareholders and other stakeholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through this engagement, we discussed topics of interest to our shareholders and other stakeholders, including our performance, strategy, ESG program, executive compensation and corporate governance. We continue to emphasize discussions around our commitment to ESG matters and our efforts to advance sustainability.

Our executive management team and Board regularly consider feedback from our shareholders and other stakeholders and, as deemed appropriate, incorporate this feedback in the design and implementation of our strategy, programs and practices.

Our 2021 Shareholder Engagement Program

In response to prior shareholder feedback, our Corporate Governance, Nominating and Sustainability Committee requested that management formalize an annual comprehensive shareholder engagement program. The Corporate Governance, Nominating and Sustainability Committee assumed direct oversight responsibility of the shareholder engagement program.

Following our annual meeting, in the third and fourth quarters of 2021, we conducted a comprehensive shareholder engagement program where we sought meetings with our top 30 shareholders, representing the holders of approximately 52% of our outstanding shares, as well as with the proxy advisory firms, ISS and Glass Lewis. Our engagement efforts resulted in meetings with 15 of our largest shareholders, as well as Glass Lewis. We also met with other shareholders during this time period who reached out to us and indicated an interest to engage.

In order to establish a direct dialogue between our shareholders and our Board, Gary L. Lauer, a member of our Compensation Committee and Corporate Governance, Nominating and Sustainability Committee (with oversight of our ESG Program), participated in all of our engagement meetings, along with our Executive Vice President – Investor Relations, Head of Global Public Policy and Chief Sustainability Officer, Senior Vice President – Total Rewards and Senior Vice President, Senior Deputy General Counsel and Corporate Secretary. Following the completion of our shareholder engagement meetings, the feedback was presented to our executive management team and the Board (including the Compensation Committee and Corporate Governance, Nominating and Sustainability Committee) for their review and consideration.

Fidelity National Information Services, Inc.	49

Our goals for the shareholder engagement program included:

●

Obtaining shareholder insight into our ESG program, corporate governance, executive compensation, and other policies and practices, as well as listening to shareholder questions, concerns and priorities;

●	Describing our changes and enhancements to different programs;

●	Discussing current trends in ESG, corporate governance and executive compensation matters with our top shareholders; and

●	Providing insight into our current programs and practices and enhancing communication with our largest shareholders.

During our shareholder engagement meetings, we received constructive shareholder feedback on our ESG, governance and compensation programs. Our executive management team and the Board carefully considered this feedback and considered a number of enhancements to our programs. These enhancements fit well within our overall ESG, executive compensation and governance programs and we believe directly address the feedback we received during our 2021 shareholder engagement meetings. In addition, many of the changes to our ESG, governance and compensation programs implemented over the last several years have been directly informed by views and insights gathered through our prior engagement efforts and our review of current market practices.

2021 SHAREHOLDER ENGAGEMENT

Below is a summary of What We Heard and What We Did.

What We Heard	What We Did

Shareholders inquired about changes made to our compensation programs for 2021 and if any changes were being considered for 2022. Shareholders were supportive of the compensation plan changes adopted for 2021 and appreciated the Company’s continued efforts to refine and enhance our compensation programs to align with shareholder interests, corporate strategy and market best practices.

The Board of Directors in October 2020 amended the FIS 2008 Omnibus Incentive Plan to adopt a double trigger change-in-control acceleration provision for equity awards granted in 2021 and beyond that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting.

The Compensation Committee amended the Stock Ownership Guidelines to provide more stringent stock ownership and stock holding requirements for executive officers.

The Compensation Committee approved a change to the Company’s long-term incentive program and, beginning with the 2021 Performance Stock Units, the long-term incentive program incorporates metrics focused on revenue growth and margin expansion. All earned shares will vest at the end of a 3-year period and be subject to a TSR modifier measured against the S&P 500. As all equity grants vest over a 3-year period and a significant majority is performance-based, the Committee felt that stock compensation was the best vehicle to ensure alignment with our shareholders and helped to ensure employee retention through this period of macro-economic uncertainty.

50	Fidelity National Information Services, Inc.

What We Heard	What We Did

Given the demand for talent and the importance of retaining key talent, in 2022 the Compensation Committee utilized a combination of high performance equity grants and increased merit compensation adjustments for key employees throughout the organization.

Shareholders inquired about the Company’s cybersecurity and data privacy programs and policies.

In general, global attacks on corporate and government information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for many individuals, businesses and governmental entities. The Company remains vigilant and focused on making strategic investments in information security to protect our clients and our information systems. We also participate in industry and governmental initiatives to improve information security for our clients.

The Risk and Technology Committee oversees the Company’s cybersecurity and information security risk programs, as well as management’s actions to identify, assess, mitigate and remediate material cyber risk issues. The Risk and Technology Committee receives regular quarterly reports from the Chief Risk Officer and Chief Security Officer on the Company’s cybersecurity and information security programs, and periodic updates throughout the year.

During 2021, the Board participated in its annual cybersecurity risk training exercise, which is led by a leading cybersecurity expert. In addition, the Board participated in a cybersecurity table-top ransomware exercise which also included the execution of the Company’s crisis management plan.

Shareholders expressed positive responses to the Company’s ESG Program and Global Sustainability Report and the Board’s oversight of the ESG Program.	We remain committed to continuing to expand our ESG Program and intend to continue publishing regular Global Sustainability Reports. To address shareholder feedback, we amended the Charter of the Corporate Governance, Nominating and Sustainability Committee to further expand oversight responsibilities of the Company’s ESG Program. The Corporate Governance, Nominating and Sustainability Committee and the full Board receive regular quarterly reports on our ESG Program and Global Sustainability Report. We were awarded the Best ESG Reporting Award by IR Magazine for our inaugural Global Sustainability Report.

Shareholders inquired about the disclosure of key metrics in the Company’s Global Sustainability Report.	In response to shareholder feedback, we plan to continue to make incremental additional disclosures surrounding key metrics in the 2022 Global Sustainability Report.

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What We Heard	What We Did

In addition, to enhance transparency around the composition of our workforce, we also intend to disclose our 2021 Consolidated EEO-1 Report after submission of the report to the U.S. Equal Employment Opportunity Commission.

Shareholders inquired about the Board’s composition, including director overboarding, and appreciated the Board’s continued commitment to corporate governance oversight.

The Board is committed to continuous improvement in the area of corporate governance.

To limit director overboarding and avoid potential conflicts of interest, our Corporate Governance, Nominating and Sustainability Committee recently amended the Corporate Governance Guidelines to require directors to seek prior approval from the Chairman and the Chair of the Corporate Governance, Nominating and Sustainability Committee prior to accepting an offer to serve on another for-profit company board of directors or audit committee, whether public or private.

The Corporate Governance, Nominating and Sustainability Committee develops and recommends to the Board criteria for the selection of qualified directors. In 2021, the Corporate Governance, Nominating and Sustainability Committee refined the director search process to focus on candidates with skills most critical to the Board.

The Corporate Governance, Nominating and Sustainability Committee oversees the annual evaluation of the Board and of each committee. In

2021, the annual written evaluation was facilitated by an outside consultant with significant corporate governance experience. In this process, each director completed a tailored self- evaluation form, providing anonymous input regarding the leadership, performance and effectiveness of the Board and each committee on which the director serves, as further described below. The Lead Independent Director, the Chairman and the chair of each committee received the results of the annual written evaluation. Each committee chair reviewed that committee’s results with that committee.

The Corporate Governance, Nominating and Sustainability Committee formalized and adopted guidelines to promote director continuing education. These guidelines encourage directors to attend director education programs as they deem appropriate to stay abreast of developments in corporate governance, the industry in which FIS

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What We Heard	What We Did

participates, and best practices relevant to their contribution to the Board generally as well as to their responsibilities in their specific committee assignments. In addition, the Company provides educational opportunities for directors during regularly scheduled Board meetings and provides access to third-party educational programs. Finally, the Company provides weekly updates to the Board on key governance topics and provides a summary of governance “hot topics” at each quarterly Board meeting.

Shareholders inquired about the Company’s diversity and inclusion programs and financial inclusion program and goals.

During the last five years, FIS further committed dedicated financial and staff resources to our inclusion and diversity efforts. This included the appointment of our first full-time Inclusion and Diversity leader and program staff, investments to expand our inclusion networks and further embedding inclusion and diversity initiatives into how the Company operates.

Additionally, during the past year, we have focused on retaining and promoting our talent for the future. To retain our talent, FIS is focused on making sure that employees have opportunities to advance within the Company. Part of our core philosophy is to make FIS a place where people choose to have a long career. We have robust programs in place for managing performance, gathering feedback, developing leaders and tracking retention through all levels of the Company.

FIS announced a new student loan repayment program for U.S.-based college graduates who were hired by FIS beginning in 2021. The FIS student loan program, the first of its kind in the financial services industry, is available for college graduates who were hired through the FIS University program. FIS will pay off the principal student loan debt balance for each FIS University joiner after one year of service, with complete principal debt expected to be paid off after 10 years of service for those participants continuing employment with FIS.

We have partnered with government policymakers and our clients across financial institutions, capital markets and merchants to support efforts to overcome barriers to financial inclusion, drive further participation in the financial system and work to increase financial literacy.

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What We Heard	What We Did

Over the course of 2020 and 2021, FIS helped facilitate the distribution of U.S. Paycheck Protection Program loans to small and medium businesses. Through our strategic investment group, we announced plans to invest $150M over the next three years in promising fintech startups. Additionally, we designed the FIS Financial Literacy Program for our clients to help provide financial education.

Shareholders inquired about the impact of the COVID-19 pandemic on the Company.

The health and safety of our employees is a key priority. In 2021, we hired our first ever Global Head of Well-Being to lead our efforts related to all aspects of employee wellness. Throughout the COVID-19 pandemic, we have leveraged our company-wide Pandemic Plan and Crisis Management team to ensure we are caring for the needs of our employees. We continue to follow safety protocols and procedures throughout our facilities for employees who continued to work on site.

In addition, for employees impacted by COVID-19, we have provided enhanced paid time off to deal with personal illness or to care for family members, and we have expanded FIS Cares globally to assist our colleagues in need. FIS Cares is a colleague-funded giving program designed to help our employees in times of need.

Shareholders inquired about the status of the Worldpay Integration Incentive Plan and potential future use of such programs.

The Worldpay Integration Incentive Plan has been highly successful in driving the attainment of revenue and cost synergies. As of December 31, 2021, we realized revenue synergies of approximately $750 million on an annual run-rate basis and expense synergies of approximately $900 million on an annual run-rate basis. The final measurement period will end on September 30, 2022, unless the Compensation Committee determines that the maximum payout opportunities have been attained prior to this date.

In response to feedback, Mr. Lauer reinforced to our shareholders and Glass Lewis that the future use of such plans would be limited to transformational transactions and we would consider incorporating feedback received from our shareholders into any plans.

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What We Heard	What We Did

Shareholders expressed support for continued shareholder engagement with the Company.	In response to shareholder feedback, the Corporate Governance, Nominating and Sustainability Committee asked executive management to conduct an annual shareholder engagement program with shareholders, including the Company’s top 30 shareholders, and report the feedback to the Corporate Governance, Nominating and Sustainability Committee and the full Board.

The 2021 shareholder engagement campaign marks the third year of active shareholder engagement with respect to compensation, ESG and governance matters. We have a consistent practice of seeking out shareholder feedback and incorporating this feedback into our future compensation plan design. Below is a summary of certain key learnings and compensation program changes over this period.

The Compensation Committee may make additional changes to our executive compensation program from time to time in furtherance of its commitment to provide a compensation program that is competitive, performance-based, risk-balanced and aligned with the goals of our shareholders.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our Board.

Significant long-term stock ownership creates a strong tie to our shareholders

Our executive officers and our Board hold significant long-term investments in the Company. Collectively, as reported in the Security Ownership of Management and Directors table on page 40, they beneficially own 1,471,835 shares of our common stock and options to acquire an additional 2,670,083 shares of common stock. The fact that our executives and directors maintain an investment in our stock is reflective of our Company culture and our compensation philosophy. Executive management’s stock ownership aligns their individual economic interests directly with the interests of our shareholders. We believe this program design promotes teamwork among our executive management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

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Stock ownership guidelines

We have formal stock ownership guidelines for all corporate executive officers, including our named executive officers, and members of our Board, to require these individuals to hold a multiple of their base salary (or annual retainer) in our common stock. Our Board approved new stock ownership guidelines with more stringent ownership requirements beginning in 2021. Under the updated stock ownership guidelines only fully vested shares and shares that have been deferred under our Board equity deferral plan, but would have otherwise vested, are counted toward meeting the stock ownership guidelines. In addition, executive officers must hold 50% of all equity awards from the date of vesting until such time as the officer’s total equity holdings satisfy the stock ownership guidelines. Each new corporate executive officer and director has four years to meet the guidelines.

The guidelines are as follows:

Position	Minimum Aggregate Stock Ownership Target

Chairman and Chief Executive Officer	10x base salary

President	5x base salary

Chief Financial Officer	3x base salary

All Other Corporate Executive Officers	2x base salary

Members of the Board	5x annual cash retainer

Each of our executive officers met the stock ownership guidelines as of December 31, 2021, other than Mr. Warren and Ms. Tsai, who became Executive Officers on June 1, 2021 and February 7, 2022, respectively, and will have four years to satisfy the stock ownership guidelines.

Each of our non-employee directors met the stock ownership guidelines as of December 31, 2021. Mr. D’Silva and Mr. Lamneck joined the Board of Directors on March 16, 2022 and will have four years to satisfy the stock ownership guidelines.

Hedging and pledging policy

Our Board previously adopted a hedging and pledging policy that prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct, or pledging them as collateral for loans. This policy prohibits directors and executive officers from purchasing securities or other financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation, or held directly or indirectly by the executive officer or director. The Board adopted this policy in order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking. No FIS shares held by our current directors and executive officers have been hedged or pledged.

Clawback policy

Our Compensation Committee previously adopted a policy to recover cash and equity incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, including an act of fraud or willful misconduct that caused the need for an accounting restatement, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. In addition to this policy, our annual incentive plan gives our Compensation Committee complete discretion to reduce or eliminate annual incentives that have not yet been paid. There were no clawbacks made in 2021.

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Insider Trading policy

Our Board previously adopted an insider trading policy which established quarterly trading windows during which restricted insiders, including Company directors, executive officers and certain employees, can trade in FIS securities. In 2022, the Board updated the policy to shorten the quarterly trading windows during which restricted insiders may trade in FIS securities.

Equity grant procedures

We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates. We grant annual equity awards in the first quarter of each year during our open trading window following the release of our prior year results. We grant annual equity awards to directors following the annual meeting.

Considerations

Our Compensation Committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with FASB ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under United States generally accepted accounting principles.

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The Company, the Board of Directors, or one of

the Board’s committees, have taken the following

actions with regard to governance:

2021 governance actions:

●

Amended the FIS 2008 Omnibus Incentive Plan to adopt a double trigger change-in-control acceleration provision for new equity awards made in 2021 and beyond that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting;

●	Amended the Corporate Governance Guidelines:

●

In order to limit overboarding and avoid any potential conflicts of interest, require directors to seek prior approval from the Chairman and the Chair of the Corporate Governance, Nominating and Sustainability prior to accepting an offer to serve on another for-profit company board of directors or audit committee, whether public or private;

●	To further expand the duties of the Lead Independent Director;

●	Amended the Corporate Governance, Nominating and Sustainability Committee charter to:

●	Add “Sustainability” to the name of the committee to emphasize the Company’s commitment to sustainability;

●	Further expand oversight responsibilities regarding the Company’s environmental, social and governance program;

●	With oversight by the Corporate Governance, Nominating and Sustainability Committee, formalized the shareholder engagement process as an annual program;

●	Formalized a continuing director education program;

●	Published the Company’s Second Global Sustainability Report;

●	Engaged KPMG to provide an assurance review of ESG metrics;

●	Updated and refined the annual Board and committee assessment process; and

●	Revised the executive officer stock ownership guidelines to provide more stringent stock ownership and stock holding requirements.

Prior governance actions:

●	Revised the Executive Committee Charter to include emergency governance provisions in the event of an acute emergency;

●	Amended the Corporate Governance Guidelines to adopt a mandatory retirement age of 75 to enhance Board refreshment;

●	Amended our Articles of Incorporation to eliminate all supermajority voting requirements;

●	Amended our Articles of Incorporation to provide for the annual election of all directors;

●	Amended our Bylaws to create a Proxy Access right for shareholders;

●	Amended our Bylaws to revise the method of voting for the election of directors from a plurality of votes cast to a majority of votes cast at any meeting for the election of directors;

●	Adopted a Majority Voting Policy for directors who fail to receive a majority of the votes cast in an election of directors that is not a contested election;

●	Set a high ratio of performance-based compensation to total compensation; and

●

Required that any dividends or dividend equivalents on restricted stock, RSUs and other awards, including performance-based awards, be subject to the same underlying vesting requirements applicable to the awards— that is, no payment of dividends or dividend equivalents unless and until the award vests.

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What We Do	What We Do Not Do

Deliver the majority of executives’ total compensation in the form of at-risk, performance-based compensation	Provide guaranteed short- or long-term incentives

Utilize performance-based vesting requirements for the majority of our equity awards in the form of performance stock units	Provide tax gross-ups of payments or perquisites

Require our executives and directors to satisfy rigorous stock ownership guidelines	Provide significant perquisites

Maintain a clawback policy	Maintain any form of supplemental executive retirement plan (SERP)

Prohibit executive officers from engaging in hedging transactions in FIS stock or pledging FIS stock	Reprice or exchange underwater options

Compensation Elements

Components of 2021 total compensation and pay mix

We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also maintain employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, may also receive limited additional benefits. The compensation earned by our named executive officers in 2021 consisted of the following:

Compensation component	Purpose of the compensation component

Base salary	Salary provides a level of assured, regularly paid, cash compensation that is competitive and reasonable.

Performance-based annual cash incentive	Performance-based annual cash incentives designed to motivate our named executive officers to achieve or exceed our in-year plan and help to attract and retain key executives.

Performance-based performance stock units	Performance-based performance stock units help to tie our named executive officers’ long-term financial interests to the Company’s performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation.

Time-based restricted stock units	Time-based restricted stock units help to tie our named executive officers’ long-term financial interests to the Company’s performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation.

Time-based stock options	Time-based stock options help to tie our named executive officers’ long-term financial interests to the Company’s performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market-competitive position for total compensation. We believe stock options also enhance the link between pay for performance since the executive only realizes value from stock options if the Company’s stock price increases above the value of a share of our common stock on the date of grant.

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Compensation component	Purpose of the compensation component

Benefits & other compensation	Our named executive officers participate in company-wide employee benefit programs. In addition, our named executive officers may receive additional life insurance, supplemental disability insurance and executive healthcare benefits. For security reasons and to make travel more efficient and productive for our named executive officers, they are also eligible to travel on the Company’s aircraft. Benefits and perquisites in the aggregate represent less than 1.9% of total compensation.

Approximately 80% of the CEO’s compensation, and 75-80% of each named executive officer’s compensation was based on performance-based cash and performance-based equity incentives that are tied to our financial performance, stock price growth and TSR. The following chart shows the allocation of 2021 Total Compensation reported in the 2021 Summary Compensation Table to our named executive officers among the various components:

2021 Total Compensation

(1) On January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers will continue his employment with the Company through April 30, 2022.

The allocation of our named executive officers’ (other than Mr. Ramji who resigned from his position in 2021) compensation among the various compensation elements has generally been consistent from year to year. The allocation each year, however, is not formulaic. Instead, it reflects our Compensation Committee’s business judgment regarding the best allocation of compensation based on a number of objective and subjective factors, including marketplace data provided by our Compensation Committee’s independent compensation consultant; an assessment of each executive’s level of responsibility; the individual skills, experience and contribution of each executive; and the ability of each executive to impact company-wide performance and create long-term shareholder value.

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Compensation Process

Base salary and annual performance-based cash incentives

Although the emphasis of our compensation program is on performance-based, at-risk pay, we provide our named executive officers with base salaries that are intended to provide a level of regularly paid, cash compensation that is competitive and reasonable. Our Compensation Committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our Compensation Committee considers the peer group and market compensation data provided by the committee’s independent compensation consultant, as well as qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance. The base salary and target annual cash incentive percentage for each named executive officer in 2021 is unchanged from 2020, other than Mr. Lowthers, who received an increase in his base salary and his annual target cash incentive due to the expansion of his role, and Ms. Ferris, who was rehired in 2021 into a different role.

In the first quarter of each fiscal year, our Compensation Committee approves the fiscal year performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance.

We award annual cash incentives based upon the achievement of pre-defined business and financial objectives that are specified in the first quarter of the year. The annual cash incentive program plays an important role in our approach to total compensation. It motivates participants to improve the Company’s performance for a fiscal year, and it requires that we achieve defined annual financial performance goals based on audited financial results before participants become eligible for an incentive payout. We believe that achieving our annual business and financial objectives is important to executing our business strategy, strengthening our products and services, improving customer satisfaction, gaining new customers and delivering long-term value to shareholders. In addition, the annual cash incentive program helps to attract and retain a highly-qualified management team and to maintain a market-competitive compensation program.

When establishing target annual cash incentive opportunities for each named executive officer, our Compensation Committee considers the peer group and market compensation data provided by the committee’s independent compensation consultant. In addition, the Compensation Committee sets target annual cash incentive opportunities at a level significant enough to focus our named executive officers on attaining key goals that are aligned with and support our strategic business objectives, which in turn drive growth in shareholder value.

No annual incentive payments are due to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level of 200% of the executive officer’s target bonus. In addition, the financial performance measures under the plan are derived from our annual financial statements included in our Form 10-K, which are audited by our independent registered public accounting firm, KPMG. Annual incentive plan payments are only made after completion of the audit and approval by our Compensation Committee.

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Named executive officer	2020 Base salary	2021 Base salary	Increase	2020 Target performance- based annual cash incentive(1)	2021 performance- based annual cash incentive(1)	Increase

Gary A. Norcross	$1,200,000	$1,200,000	0%	250%	250%	0%

Stephanie L. Ferris (2)	$650,000	$700,000	7.7%	130%	150%	15%

Martin R. Boyd (3)	$653,846	$653,846	0%	130%	130%	0%

James W. Woodall	$700,000	$700,000	0%	160%	160%	0%

Bruce F. Lowthers (4)	$650,000	$700,000	7.7%	130%	150%	15%

Asif Ramji (5)	$600,000	$600,000	0%	120%	120%	0%

(1) Target bonuses in these columns are expressed as a percentage of base salary.

(2) Ms. Ferris’ salary was $650,000 prior to her resignation from her position as Corporate Executive Vice President and Chief Operating Officer effective September 2, 2020. Ms. Ferris was rehired by the Company as Corporate Executive Vice President and Chief Administrative Officer effective September 2, 2021. Ms. Ferris was promoted to President effective February 8, 2022.

(3) Mr. Boyd’s base salary of £480,769 was converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.36 as the conversion rate.

(4) On January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers will continue his employment with the Company through April 30, 2022.

(5) On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji resigned from his position as Corporate Executive Vice President and Chief Growth Officer effective May 7, 2021 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers.

2021 Performance goals and results

As was the case in previous years, the three performance measures chosen by the Compensation Committee for 2021 were Adjusted Revenue, Adjusted EBITDA, and Adjusted EPS. We believe these three performance measures are among the most important measures in evaluating the financial performance of our business, and they can have a significant impact on our share price and the investment community’s future expectations. All three performance measures were set at the beginning of 2021 as part of our annual budget process and annual guidance communicated to the investment community, which includes estimated common stock repurchases. The performance measures are designed with significant rigor with a goal to drive outstanding operational performance by our management team and employees. Consequently, the annual incentive performance targets are designed to be synchronized with shareholder expectations, desired increase in our stock price, our annual budget, our investor guidance, our business plan, our long-term financial plan and our strategic objectives.

We believe that the performance measures used for our annual incentives, together with the equity-based incentives and high stock ownership by our named executive officers, provide a high level of objectivity and transparency and a good balance that focuses our named executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to delivering sustainable, long-term value. When establishing the performance measures and goals for the 2021 annual incentive awards, executive management and our Compensation Committee considered the following key factors:

●	Consistency among the 2021 performance targets and the 2021 business plan;

●	The 2021 performance targets, as compared to the 2020 performance targets and 2020 actual performance;

●	Alignment of the 2021 performance targets with our guidance to investors;

●	With respect to Adjusted EPS, common stock repurchases estimated for 2021; and

●	The significant challenge presented to reach the target goals and the extraordinary achievement required to earn a maximum payout.

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In the following table, we explain how we calculate the performance measures and why we use them.

Performance measure	How calculated	Reason for use

Adjusted Revenue	Based on GAAP revenue as reported in the Annual Report on Form 10-K, adjusted for the impact of acquisitions and divestitures and foreign currency exchange rates.	Adjusted Revenue is viewed as an important measure of the growth of the Company, our ability to satisfy our customers and to gain new customers, and the effectiveness of our products and services. Adjusted Revenue is widely followed by shareholders.

Adjusted EBITDA	GAAP Operating Income, excluding depreciation and amortization expense (EBITDA) and adjusted for certain expense items deemed non-operational as well as for foreign currency exchange rates and acquisitions and divestitures, as applicable.	We believe Adjusted EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert our revenue into operating profits for shareholders. Adjusted EBITDA is a common basis for enterprise valuation by investment analysts and is widely followed by shareholders.

Adjusted EPS	Diluted GAAP EPS attributable to FIS common shareholders, adjusted for the impact of foreign currency exchange rates as well as acquisitions and divestitures, as applicable, and adjusted to exclude the impact of certain costs and other transactions deemed non-operational in nature as well as the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss).	We believe Adjusted EPS and EPS growth aligns with value creation for our shareholders. It is a valuation widely followed by shareholders and analysts.

For 2021, the Compensation Committee normalized the relative weight of Adjusted Revenue, Adjusted EBITDA and Adjusted EPS from 40%, 30% and 30%, respectively, to 1/3 for each measure, to reflect the importance of each performance metric to the Company and investment community. As applicable, we adjust our performance metrics to eliminate financial impacts of certain costs and transactions that management deems non-operational in nature, including purchase accounting adjustments as well as acquisitions, integration and certain other costs and impairment charges. In 2021, we also excluded incremental and direct costs resulting from the COVID-19 pandemic. We also adjust the performance metrics to eliminate non-budgeted divestitures and acquisitions and the impact of changes in foreign currency from budgeted rates. We make these adjustments because we do not think our named executive officers’ compensation should be impacted, negatively or positively, by events that do not reflect the underlying operating performance of the business. In 2021, we made the following adjustments to the GAAP results for revenue, EBITDA and EPS (reflected in millions, except for EPS):

	2021 GAAP Results before Adjustment	Foreign exchange	Acquisition, integration and other costs, impairments, and other charges and adjustments	2021 Adjusted results	2020 Adjusted results (for comparison purposes)

Adjusted Revenue	13,877	(34)	0	13,843	12,591

Adjusted EBITDA	5,071	(3)	1,046	6,114	5,236

Adjusted EPS	0.67	0.01	5.88	6.56	5.43

The Compensation Committee also reviewed and discussed the actual amount of common stock repurchases in 2021 compared to 2021 estimated common stock repurchases. In 2021, actual common stock repurchases exceeded

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estimated repurchase amounts, however, the Compensation Committee determined that no further adjustment was needed to the actual results for each performance metric since the net impact from common stock repurchases and other deviations from estimates made at the beginning of the year (positive and negative) was not material.

No annual incentive payments are due to a named executive officer if the pre-established, threshold performance levels are not met. In addition, the Compensation Committee retained full discretion to reduce or withhold the 2021 annual bonus for all officers, regardless of the results for Adjusted Revenue, Adjusted EBITDA and Adjusted EPS. If the target level performance goals are attained, our named executive officers earn an annual incentive equal to their annual incentive target opportunity. If the threshold performance goal is attained, 50% of the target opportunity is earned, and if the maximum performance goal is attained or exceeded, 200% of the target opportunity is earned. For performance between the threshold and maximum level goals, the percentage of the target award earned is interpolated. Payments are capped at the maximum performance payout level.

In 2020, the Company failed to reach the minimum goals required to fund our annual incentive plan for our named executive officers. As a result, and consistent with the link between pay and performance, our named executive officers did not receive a payout under our 2020 annual incentive plan. In addition, the Compensation Committee chose not to exercise discretion, or otherwise create a new or different annual incentive plan for executive officers in 2020.

In setting the performance goals for 2021, the Compensation Committee considers the Company’s actual financial performance in 2020, as well as the Company’s annual budget for 2021. As a result, based on the Company’s actual Adjusted Revenue for 2020, the target amount for Adjusted Revenue in 2021 was below the target amount for Adjusted Revenue in 2020, but is ~9% greater than the actual Adjusted Revenue amount for 2020. The table below lists the performance goals and results for 2021.

		Performance goal (adjusted revenue and adjusted EBITDA in millions)

	Weight	Threshold	Target	Maximum	Adjusted results	Payout factor

Adjusted Revenue	1/3	$13,426	$13,700	$13,837	$13,843	200%

Adjusted EBITDA	1/3	$5,967	$6,120	$6,212	$6,114	98%

Adjusted EPS	1/3	$6.20	$6.45	$6.61	$6.56	168%

Combined Payout Factor	—	—	—	—	—	155%

The final determination of the annual incentive performance results was determined by the Compensation Committee based on the Company’s overall corporate achievement as described above following the filing of the Company’s audited financial statements in our Annual Report on Form 10-K.

2019 One-Time Special Compensation Program: Worldpay Integration Incentive Plan

In July 2019, the Compensation Committee approved a one-time integration incentive plan in anticipation of the closing of the Company’s acquisition of Worldpay. On August 8, 2019, participants (other than Mr. Ramji) in the Worldpay Integration Incentive Plan were granted performance stock units, or PSUs, with an opportunity to vest based on the achievement of stated threshold, target and maximum revenue and expense synergy goals. Upon her termination in September 2020, Ms. Ferris forfeited all unvested awards granted under the Worldpay Integration Incentive Plan. On March 29, 2020, Mr. Ramji was granted PSUs under the Worldpay Integration Incentive Plan with a threshold, target, and maximum equity incentive opportunity of $1,500,000, $3,000,000 and $9,000,000, respectively. Upon his termination, Mr. Ramji forfeited all unvested awards granted under the Worldpay Integration Incentive Plan.

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Revenue synergies are defined as non-organic incremental annualized revenue realized by the Company from specific actions taken as a result of the acquisition of Worldpay. Expense synergies are defined as incremental annualized expense savings realized by the Company from specific actions taken as a result of the acquisition of Worldpay. The performance period of the Worldpay Integration Incentive Plan runs from April 1, 2019 to September 30, 2022.

Revenue and expense synergies are tracked as the actions are taken and are initially validated by the FIS Integration Management Office and Finance Department. Revenue and expense synergies are then reviewed and validated by an independent accounting firm, PwC. Finally, the Audit Committee reviews all revenue and expense calculations and the Compensation Committee approves the vesting of any integration incentive awards based on the validated revenue and expense synergy calculations.

The program has a revenue synergy target of $500 million in annual run rate, with a threshold of $375 million and a maximum of $700 million, and an expense savings synergy target of $400 million in annual run rate, with a threshold of $300 million and a maximum of $550 million.

We believe the Worldpay Integration Incentive Plan has been highly successful in driving the attainment of revenue and cost synergies, which results in direct shareholder value creation. As of the second measurement date of June 30, 2021, the Company achieved $445 million of actual revenue synergies and $849 million of actual expense synergies. As a result, in accordance with the terms of the Worldpay Integration Incentive Plan, the Compensation Committee approved vesting of fifty percent (50%) of the PSUs at fifty percent (50%) of the target amount for exceeding the threshold revenue synergy goal. There was no further vesting of the expense synergy goal in 2021, which had previously vested fifty percent (50%) of the PSUs at two hundred percent (200%) of the target amount for exceeding the expense synergy goal.

Vesting of the PSUs at the maximum level is conditioned upon (i) exceeding the maximum performance target for both revenue and cost synergies, and (ii) the Company’s TSR must be at or above the 50% percentile compared to the S&P 500. As of the date of this proxy statement, the Company’s TSR is below the 50% percentile compared to the S&P 500. Accordingly, the Compensation Committee has not approved vesting of the PSUs at the maximum level despite exceeding the maximum performance target for both revenue and cost synergies.

Long-term equity incentives

In 2021 the Company continued using an annual equity grant mix for executive officers that included a mix of PSUs, RSUs and stock options. Each contain a three-year vesting period. The stock options and RSUs are time-based and make up 25% and 20% of the total grant, respectively. The PSUs account for 55% of the total grant and are both time- and performance-based vesting over a three-year period.

We use this grant framework to align with our peer group and the growing trend in long-term incentive grants of adopting three-year goals for performance-based equity to differentiate the performance vesting measures from the Company’s annual performance-based cash incentive plan and to more efficiently utilize the shares in our shareholder approved equity plan. The Compensation Committee increased the 2021 annual equity award values for the named executive officers as compared to 2020 to reflect increased responsibilities and maintain the market-competitive levels of target compensation.

For PSU grants made in 2019 and 2020, the performance measure is based on an annual comparison of the Company’s TSR relative to the S&P 500. Beginning in 2021, based on shareholder feedback, the Compensation Committee revised the PSUs to incorporate three-year long-term performance metrics based on revenue growth and margin expansion. PSUs that satisfy the performance vesting requirements will remain subject to a time-based cliff vesting requirement on the third anniversary date of the grant. The PSUs are also subject to a TSR modifier measured against the S&P 500. The terms of the PSUs are described in further detail below.

The stock options and RSUs are subject to a time-based vesting requirement, whereby each grant vests on an annual ratable basis over a three-year period from the anniversary date of the grant.

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The stock options were awarded with an exercise price equal to the fair market value of a share of our common stock on the date of grant. Therefore, the stock options are viewed by us as performance-based as they only have value if the Company’s stock price increases above the value on the date of grant. The options have a seven-year term. We do not engage in “backdating” or re-pricing of stock options, as our stock plan prohibits these practices. When we determine grant sizes, we attribute a target value to the options based on the fair value of the options in accordance with GAAP.

In response to shareholder feedback, the Board of Directors amended the FIS 2008 Omnibus Incentive Plan to adopt a double trigger change-in-control acceleration provision for new equity grants that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting.

As discussed earlier, we use stock ownership guidelines to complement our long-term equity incentives, so executives maintain a strong link to the interests of shareholders and to the movements in our stock price. In 2021, we used the Amended and Restated FIS 2008 Omnibus Incentive Plan, which we refer to as the 2008 Omnibus Plan, for long-term incentive awards. We do not attempt to time the granting of these annual awards to any internal or external events.

PSU grants made in 2019 and 2020

For PSU grants made in 2019 and 2020, the performance vesting element is based on the Company’s relative TSR performance against the S&P 500’s relative TSR performance each calendar year over the applicable three-year vesting period (e.g., 2020, 2021, and 2022 for the awards granted in 2020). When determining the TSR performance metric in the first year, the Compensation Committee considered estimated common stock repurchases for such year. Based on the relative TSR performance in each year, 1 /3 of the PSUs may vest between 0% and 150% of the target grant amount in each year, which enhances the connection with shareholder returns. If the threshold performance goal is attained, 50% of the target opportunity is earned, and if the maximum performance goal is attained or exceeded, 150% of the target opportunity is earned. For performance between the threshold and the maximum level goals, the percentage of the target award earned is interpolated. The table below lists the performance goals and results for 2019 and 2020.

Relative TSR Percentile Rank:	<25th percentile of S&P 500	=25th percentile of S&P 500	=50th percentile of S&P 500	≥75th Percentile of S&P500
Modifier:	0%	50%	100%	150%

Based on the Company’s relative TSR performance against the S&P 500’s relative TSR performance as of December 31, 2021, the PSUs vested as follows:

(i)	2019 PSU grant placed the Company in the <25th percentile of the S&P 500 for 2019 resulting in vesting 0% of the target opportunity for 1/3 of the PSUs;

(ii)	2020 PSU grant placed the Company in the <25th percentile of the S&P 500 for 2020 resulting in vesting 0% of the target opportunity for 1/3 of the PSUs.

PSU grants made in 2021

For PSU grants made in 2021, the performance vesting element for the PSUs is based on pre-determined three-year targets for annual organic revenue growth and annual margin expansion, along with a TSR modifier that compares the Company’s TSR performance to the S&P 500’s each calendar year (e.g., 2021, 2022, and 2023). Fifty percent (50%) of the PSUs performance vesting is based on the Company’s annual organic revenue growth and fifty percent (50%) of the PSUs performance vesting is based on the Company’s annual margin expansion.

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Performance measure	How calculated	Reason for use

Annual Organic Revenue Growth	The percentage increase of GAAP Revenue as reported in the Company’s current-period Annual Report on Form 10-K, excluding the impact of fluctuations in foreign currency exchange rates and revenues from our non-strategic businesses in our Corporate and Other Segment, compared to a revenue base for the prior period which is adjusted for the impact of acquisitions and divestitures.	Annual Organic Revenue Growth is a key metric that measures how the business is executing in growing its current business and generating new business. This metric is especially important when combined with margin expansion and is widely followed by shareholders.

Annual Margin Expansion	The percentage increase of Adjusted EBITDA divided by GAAP Revenue, both as reported in the Company’s Annual Report on Form 10-K. Adjusted EBITDA is defined as net earnings (loss) before net interest expense, net other income (expense), income tax provision (benefit), equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature as well as the impact of the non-strategic businesses in our Corporate and Other segment.	Annual Margin Expansion is a key metric used to monitor costs and determine the efficiency and scalability of the business as revenue grows. Combined with Organic Revenue Growth, these factors ensure growth of the fundamental business in a cost-focused manner. Annual Margin Expansion is widely followed by shareholders.

The growth targets for annual organic revenue growth and annual margin expansion are set as of the grant date for a three-year period and are measured each year based on the Company’s year-end results as described in the Company’s audited financial statements in our Annual Report on Form 10-K.

Based on the annual organic revenue growth and annual margin expansion in each year, 1 /3 of the PSUs may satisfy the performance vesting element and vest between 0% and 200% of the target grant amount in each year. For 2021, the performance vesting target goal was 100% with a threshold of 50% and a maximum of 200%.

Vested PSUs are also subject to the following annual TSR modifier:

Relative TSR Percentile Rank:	<25th percentile of S&P 500	=25th percentile to 75th percentile of S&P 500	≥75th percentile of S&P 500
Modifier:	(15%)	No Change	15%

When determining the TSR modifier, the Compensation Committee considered estimated common stock repurchases in the first year, which are included in the Company’s investor guidance that is issued at the beginning of each year.

For performance between the threshold and the maximum level goals, the percentage of the target award that is determined to satisfy the performance vesting element is interpolated. Following the satisfaction of the performance vesting element, the PSUs remain subject to a time-based cliff vesting requirement, which will be satisfied on the third anniversary of the grant date.

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The table below lists the performance goals and results for 2021.

		Performance goal (adjusted revenue and adjusted EBITDA in millions)

	Weight	Threshold	Target	Maximum	Adjusted results	Payout factor

Annual Organic Revenue Growth	50%	5%	8%	10%	11%	100%

Annual Margin Expansion	50%	.25%	.5%	1.0%	2%	100%

Year One Performance Vesting (% of Target)	—	50%	100%	200%	—	200%

Year One TSR Modifier	—	—	—	—	—	(30%)

Year One Performance Shares Earned*	—	—	—	—	—	170%

* Shares satisfying the performance vesting requirement, but remain subject to time-based vesting requirement through March 29, 2024.

Based on the Company’s annual organic revenue growth and annual margin expansion in 2021, 1/3 of the PSUs satisfied the performance vesting element at the maximum level of 200% of the target grant amount, but the performance vesting element was reduced by 30% due to the TSR modifier being below the 25th percentile compared to the S&P 500, resulting in vesting 170% of the target opportunity for 1/3 of the PSUs. These PSUs remain subject to a time-based cliff vesting requirement, which will be satisfied on the third anniversary of the grant date.

We intend for our long-term equity incentives to:

●

Tie named executive officers’ long-term financial interests to the Company’s performance and to the long-term financial interests of shareholders, further aligning the interests of executive officers with the interests of shareholders;

●

Enhance the link between creating shareholder value and long-term incentive compensation, because the executive realizes value from options only to the extent the value of our stock increases after the date of the option grant;

●	Retain the named executive officers; and

●	Maintain market-competitive levels of total compensation.

Further details concerning the equity-based awards granted in 2021 to our named executive officers are provided in the 2021 Grants of Plan-Based Awards table and the 2021 Outstanding Equity Awards at Fiscal Year-End table and the related footnotes.

Dividends are not paid on PSUs or RSUs unless and until the stock vests. Also, beginning in 2021, we imposed a post-vesting holding requirement on restricted stock awards and restricted stock units held by our executive officers, which requires that the executive officer hold 50% of such vested awards from the date of vesting until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee. In practice, executive officers have generally held the vested awards even after they have satisfied the ownership guidelines. This is consistent with our philosophy that executives should hold a significant amount of FIS stock, so that their financial position is tied directly to the interests of our shareholders.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $19,500 in 2021). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan. A participant

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may receive the value of his or her vested account balance upon termination of employment. FIS stock is not an investment option available under the plan. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

Qualified Retirement Equity Program

Effective January 1, 2021, the Company established a Qualified Retirement Equity Program (the “Program”) to facilitate a more planful succession for long-tenured employees across all levels of the Company, including increased notice periods, and to reduce the ability for qualifying retirees to compete against the Company or solicit FIS employees after termination. The Program is a benefit available to holders of Company equity awards and participants in the ESPP Sub-Plan, who in each case, satisfy certain eligibility and notice requirements, which provides for continued vesting of certain qualifying unvested equity awards and continued receipt of the Company ESPP match under the ESPP following a Qualified Retirement (as defined below) from the Company. Upon providing the proper advance written notice of their intent to retire, an eligible participant’s qualifying equity awards will not be forfeited upon a Qualified Retirement, but will continue to vest in accordance with the terms of their respective grant agreements, contingent upon continued compliance with the restrictive covenants in the grant agreements and execution of a release. Similarly, upon providing the proper advance written notice of their intent to retire, eligible participants in the ESPP will continue to vest and receive the quarterly Company ESPP match under the ESPP following a Qualified Retirement for all ESPP contributions previously made by the eligible participant in the final 12-month period of the participant’s employment. The Program will also apply to equity awards under the 2022 Omnibus Plan and the 2022 ESPP if such plans are approved by shareholders.

A “Qualified Retirement” means an employee who has accumulated a minimum of 65 points based upon age plus years of service (1 point per year, measured in whole years). Generally, the minimum age for a Qualified Retirement is 55 years old and the minimum years of service is 5 years. In the U.K. a “Qualified Retirement” means an employee who is at least 55 years old and with a minimum of 10 years of service.

Deferred Compensation Plan

We provide our U.S. based named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Participants may elect to defer up to 75% of their base salary, bonuses and/or commissions on a pre-tax basis. None of our named executive officers elected to defer 2021 compensation into the plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the 2021 Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We currently sponsor the ESPP as a sub-plan under the 2008 Omnibus Plan, through which our employees can purchase shares of our common stock on an after-tax basis through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. In the month following the end of each calendar quarter in 2021, we made a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. Matching contributions are equal to 25% of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.

In connection with this proxy statement, our shareholders are being asked to approve the Fidelity National Information Services, Inc. Employee Stock Purchase Plan, which will be maintained as a stand-alone plan if approved by our shareholders.

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Health and welfare benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional health, life and disability coverage. The taxable portion of this additional coverage is reflected in the 2021 Summary Compensation Table under the column All Other Compensation and the related footnote.

Our named executive officers generally participate in the same benefit plans as our other employees. All employees in the United States, including our named executive officers, are eligible to participate in our health and welfare plans, as well as our 401(k) plan and ESPP.

Other benefits

We provide a few special benefits to our named executive officers. In general, the benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and the executives from certain business risks and potential threats. For safety and efficiency purposes in 2021, certain of our named executive officers received personal use of the corporate air transportation. Further detail regarding executive perquisites in 2021 can be found in the 2021 Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-termination compensation and benefits

We have entered into employment agreements with each of our named executive officers. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in certain termination events. Descriptions of the material terms of all of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Establishing Executive Compensation Levels

We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary to build long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our Compensation Committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our Compensation Committee considers a number of important qualitative and quantitative factors, including:

The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success;

Our financial performance;

The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

The business environment and our business objectives and strategy;

The need to retain and motivate our executive officers;

Corporate governance and regulatory factors related to executive compensation; and

Marketplace compensation levels and practices.

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The compensation decisions are not formulaic, and the members of our Compensation Committee did not assign precise weights to the factors listed above. The Compensation Committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

Use of peer group data

To support its review of our executive compensation and benefit programs for 2021, the Compensation Committee engaged Meridian, an independent compensation consultant, to conduct a marketplace review of the compensation we pay to our executive officers. Meridian gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. The marketplace compensation data is an important element in the decisions of our Compensation Committee, but our Compensation Committee ultimately made decisions based on all of the factors described above.

In 2021, Meridian assisted our Compensation Committee in analyzing the marketplace compensation information for the following group of 18 companies, which we refer to as our “peer group.” The FIS peer group was selected based on an average revenue range comparable to the projected 2021 revenue for FIS, industry focus (generally the software & services industry based on Global Industry Classification Standard (“GICS”) Code), nature and complexity of operations, including international focus and companies that compete with us for business and/or executive talent. The 2021 peer group was determined by our Compensation Committee in October 2020 and consisted of the following companies:

2021 Peer group (determined as of October 2020)

Company Name	Ticker	GICS	Revenue (MM)(1)(2)	Market Cap (MM)(2)	Employees (2)

Adobe, Inc.	ADBE	Application Software	12,045	179,275	22,634

American Express Company	AXP	Consumer Finance	43,275	84,284	64,500

Automatic Data Processing, Inc.	ADP	Data Processing & Outsourced Services	14,590	65,358	58,000

Broadridge Financial Solutions, Inc.	BR	Data Processing & Outsourced Services	4,529	13,817	12,000

Cognizant Technology Solutions Corporation	CTSH	IT Consulting & Other Services	16,757	31,929	292,500

Discover Financial Services	DFS	Consumer Finance	13,633	17,717	17,200

DXC Technology Co.	DXC	IT Consulting & Other Services	19,189	5,692	138,000

Fiserv, Inc.	FISV	Data Processing & Outsourced Services	14,407	70,709	44,000

Global Payments Inc.	GPN	Data Processing & Outsourced Services	6,669	52,248	24,000

Intuit Inc.	INTU	Application Software	7,649	72,770	10,600

Mastercard Incorporated	MA	Data Processing & Outsourced Services	16,225	297,877	18,600

Nasdaq, Inc.	NDAQ	Financial Exchanges & Data	4,913	18,558	4,361

PayPal Holdings, Inc.	PYPL	Data Processing & Outsourced Services	19,218	160,021	23,200

salesforce.com, inc.	CRM	Application Software	19,380	160,180	49,703

SS&C Technologies, Inc.	SSNC	Application Software	4,659	14,671	22,800

Square, Inc.	SQ	Data Processing & Outsourced Services	5,885	38,001	3,835

Visa Inc.	V	Data Processing & Outsourced Services	22,882	400,639	19,500

VMware, Inc.	VMW	Systems Software	11,338	59,017	31,000

SUMMARY STATISTICS

75th Percentile			18,581	141,087	48,277

50th Percentile			14,020	62,188	23,000

25th Percentile			6,914	21,901	17,550

Fidelity National Information Services, Inc.	FIS	Data Processing & Outsourced Services	12,203	84,771	62,000

(1) Revenue values reflect fiscal year end data available as of analysis (which was October 2020).

(2) All information provided is as of October 2020, and does not reflect any subsequent mergers, acquisitions or divestitures.

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The consensus revenue projections of these companies ranged from $4.5 billion to $43.3 billion, with a median revenue of $14 billion and market cap projections ranged from $5.7 billion to $400.6 billion, with a median market cap of $62.2 billion.

For 2021, based on the recommendation of Meridian, the Compensation Committee removed Alliance Data Systems Corporation and Intercontinental Exchange, Inc. from our peer group and added Broadridge Financial Solutions, Inc., SS&C Technologies, Inc. and Square, Inc. The changes were designed to better align the peer group with our core business. The changes also better aligned our peer group to the peer group used by ISS. Finally, the 2021 peer group was determined in the fourth quarter of 2020.

As a result, the Compensation Committee’s revised 2021 peer group included a broader group of similarly sized companies in the financial technology, payments and software industries and replaced the peer companies that were acquired in 2020.

The marketplace data information in this discussion is not deemed filed or part of the compensation discussion and analysis for certification purposes.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our Compensation Committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as our other executive officers. Our Compensation Committee is also responsible for administering our stock incentive plans and approving individual grants and awards under that plan for our executive officers.

To further the objectives of our compensation programs, our Compensation Committee engaged Meridian in 2021 to conduct an ongoing review over the course of the year of our Compensation Committee programs for our named executive officers, other Section 16(b) executive officers and our Board of Directors. Meridian provided our Compensation Committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions.

The Compensation Committee may also give specific assignments to Meridian from time to time and may ask for Meridian’s assistance when it is considering a special or one-time compensation arrangement. In addition, members of our Compensation Committee have discussions with Meridian between meetings as specific questions arise. Meridian was selected by our Compensation Committee and reports directly to the committee.

Mr. Norcross provided input and made recommendations to the Compensation Committee regarding executive compensation levels for executive officers. In addition, Ms. Denise Williams, Chief People Officer, coordinated with the Compensation Committee’s Chair and Meridian in preparing the Compensation Committee’s meeting agendas and materials. Although our Compensation Committee considers the recommendations of Mr. Norcross with regard to our executive officers, our Compensation Committee exercises its discretion when making compensation decisions and may modify the recommendations. Mr. Norcross does not make recommendations to our Compensation Committee with respect to his own compensation.

While our Compensation Committee carefully considers the information provided by, and the recommendations of Meridian and the individuals who participate in the compensation process, the Compensation Committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

Independence of the Compensation Consultant

The Compensation Committee approves Meridian’s fee structure and terms of engagement.

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Meridian only provided compensation advisory services to the Compensation Committee in 2021 and did not provide any other services unrelated to executive or director compensation.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the independent compensation consultant that provided services in 2021. Based on this review, there are no conflicts of interest raised by the work performed by Meridian.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The Compensation Committee

Keith W. Hughes, Chair

Jeffrey A. Goldstein

Gary L. Lauer

James B. Stallings, Jr.

Jeffrey E. Stiefler

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Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our named executive officers in 2021 and, to the extent required by SEC disclosure rules, 2020 and 2019.

2021 Summary compensation table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation Earnings ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
Gary A. Norcross Chairman and Chief Executive Officer	2021	1,200,000	-	14,339,482	4,250,002	4,661,805	-	572,482	25,023,771
	2020	1,200,000	-	12,385,502	3,749,992	-	-	569,515	17,905,009
	2019	1,200,000	-	18,861,242	3,249,999	3,853,671	-	493,205	27,658,117
Stephanie L. Ferris Corporate Executive Vice President and Chief Administrative Officer(5)	2021	230,682	-	5,589,001	1,500,005	543,877	-	7,876	7,871,441
	2020	459,958	-	3,804,779	1,568,818	-	-	22,502,299	28,335,854
	2019	253,846	-	5,999,932	-	1,200,000	-	13,597	7,467,375
Martin R. Boyd President, Fintech Solutions (currently President, Banking Solutions)	2021	653,846	-	3,216,009	953,117	1,320,844	-	174,248	6,318,064
	2020	616,625	-	2,724,959	824,999	-	-	211,252	4,377,835
James W. Woodall Corporate Executive Vice President and Chief Financial Officer	2021	700,000	-	5,162,275	1,529,992	1,740,407	-	236,294	9,368,968
	2020	700,000	-	4,541,432	1,375,005	-	-	221,959	6,838,396
	2019	700,000	-	9,413,464	1,124,995	1,438,704	-	130,261	12,807,424
Bruce F. Lowthers President(6)	2021	691,667	-	5,773,677	1,711,266	1,631,632	-	205,118	10,013,360
	2020	643,750	-	4,087,250	1,237,498	-	-	137,322	6,105,820
	2019	618,750	-	8,775,636	750,003	1,043,703	-	36,588	11,224,680
Asif Ramji Former Corporate Executive Vice President, Chief Growth Officer(7)	2021	212,500	-	-	-	240,000	-	17,262,111	17,714,611
	2020	583,333	-	7,651,403	500,002	-	-	24,327	8,759,065

(1)

Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans. Mr. Boyd’s compensation was converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.36.

(2)

Amounts represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2022. Stock awards in 2021 consisted of annual performance stock units and time-based restricted stock units. Aggregate grant date fair value for performance stock units is based on target performance, which was the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of the performance stock grants assuming the maximum performance level would be: $21,504,943 for Mr. Norcross, $7,589,982 for Ms. Ferris, $4,822,995 for Mr. Boyd, $7,741,843 for Mr. Woodall and $8,658,788 for Mr. Lowthers..

(3)

Amounts represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2022.

(4)

Amounts represent the annual incentive plan earned for 2021 at 155% of target. The amount for Ms. Ferris represents a prorated annual incentive plan earned for 2021. For additional information on the 2021 annual incentive plan and individual awards, see the 2021 Grants of Plan-Based Awards Table and the Compensation Discussion & Analysis. The Company failed to reach the minimum goals required to fund our annual incentive plan for our named executive officers in 2020. As a result, our named executive officers did not receive a payout for their 2020 annual cash incentive.

(5)	Ms. Ferris was promoted to President on February 8, 2022.

(6)

On January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers will continue his employment with the Company through April 30, 2022.

(7)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji resigned from his position as Corporate Executive Vice President and Chief Growth Officer effective May 7, 2021 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers.

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(8)	The following table contains a breakdown of the compensation and benefits included in the All Other Compensation column above:

	Gary A. Norcross $	Stephanie L. Ferris $	Martin R. Boyd $(1)	James W. Woodall $	Bruce F. Lowthers $	Asif Ramji $

401(k) Matching Contributions	8,700	6,920	—	8,700	8,700	3,234

UK Pension Allowance	—	—	51,804	—	—	—

ESPP Matching Contributions	45,000	—	22,718	26,250	16,094	—

Restricted Stock Dividends	303,492	—	44,076	121,156	89,756	5,668

Life Insurance Premiums	7,147	—	—	—	—	—

Supplemental Disability	23,094	—	—	9,142	—	—

Executive Health Care(2)	99,779	—	—	—	—	—

Personal Airplane Use(3)	85,270	956	—	71,046	90,568	3,743

Travel and Housing Allowance(4)	—	—	55,650	—	—	—

Cash Severance Benefits	—	—	—	—	—	2,682,158

Vesting Acceleration of Equity Awards(5)	—	—	—	—	—	14,567,308

Total	572,482	7,876	174,248	236,294	205,118	17,262,111

(1)	For Mr. Boyd the amount shown for his Pension Allowance is converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.36 as the conversion rate.

(2)	Amounts represent the incremental costs of premium and health reimbursements of health care plans.

(3)	Amounts represent the aggregate incremental cost based upon the average hourly variable costs of operating the airplane during 2021.

(4)	Pursuant to the terms of Mr. Boyd’s employment agreement, amounts represent the cost of housing for Mr. Boyd in the U.S.

(5)

Amount represents the intrinsic value of the restricted stock and option awards previously granted by Worldpay and assumed by FIS in connection with the Worldpay acquisition held by Mr. Ramji, the vesting of which was accelerated pursuant to the terms of his employment agreement, which permitted the exercise of a “good reason” termination right under his employment agreement based on the Worldpay Severance Plan which was preserved in his employment agreement during the Change of Control Period.

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2021 Grants of Plan-Based Awards

(1)

With respect to the annual incentives, the amounts shown in column (c) reflect the minimum payment level, which is 50% of the target amount shown in column (d), and the amounts shown in column (e) represent the maximum payout, which is 200% of the amount in column (d). In the case of Mr. Boyd, his bonus amount was converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.36 as the conversion rate. The actual annual incentive bonuses paid to Ms. Ferris and Mr. Ramji for 2021 were prorated based on the time they were employed by the Company.

(2)

The amounts shown in column (f) reflect the threshold number of performance-based restricted stock units as adjusted with a -15% TSR Modifier, which is 42.5% of the target amount shown in column (g), which is the amount granted to each named executive officer under the Omnibus Plan on March 29, 2021 and September 3, 2021 (grant date fair value is 117% of the closing price of $143.97 and 133% of the closing price of $125.39 per share, respectively). The amounts shown in column (h) represent the maximum payout, which is 230% of the amount in column (g) as adjusted with a +15% TSR Modifier. The March 29, 2021 and September 3, 2021 grants, earned shares vest in full after three years based on the Company’s annual organic revenue growth and annual margin expansion as modified by the Company’s relative TSR performance against the S&P 500 each calendar year.

(3)

The amounts shown in column (i) reflect the number of time-based restricted stock units granted to each named executive officer, except Ms. Ferris, under the 2008 Omnibus Plan on March 29, 2021 (grant date fair value is $143.97 per share). The shares vest ratably over three years. The amount shown in column (i) for Ms. Ferris reflects the number of time-based restricted stock units granted under the 2008 Omnibus Plan on September 3, 2021 (grant date fair value is $125.39) that vest in full after three years.

(4)

The amounts shown in column (j) reflect the number of time-based stock options granted to each named executive officer, except Ms. Ferris, under the 2008 Omnibus Plan on March 29, 2021 (grant date fair value is $29.20 per option). The shares vest ratably over three years. The amount shown in column (j) for Ms. Ferris reflect the number of time-based stock options granted under the Omnibus Plan on September 3, 2021 (grant date fair value is $25.76) that vest in full after three years.

(5)

The amounts shown in column (l) represent the aggregate of the grant date fair value of each award computed in accordance with FASB ASC Topic 718 assuming no forfeitures and are based upon the following per share grant date fair values: March 29, 2021 performance stock units ($143.97), March 29, 2021 time-based restricted stock units ($143.97), March 29, 2020 stock option awards ($29.20), September 3, 2021 performance stock units ($125.39), September 3, 2021 time-based restricted stock units ($125.39), September 3, 2021 stock option awards ($25.76). For the awards which are subject to performance-based conditions as described in the footnotes above, the amounts shown in column (l) reflect estimates of the probable outcome of the performance conditions judged as of the time of grant.

(6)	Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers will continue his employment with the Company through April 30, 2022.

(7)

On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan, which was preserved in his employment agreement during the Change of Control Period. Mr. Ramji resigned from his position as Corporate Executive Vice President and Chief Growth Officer effective May 7, 2021 and is no longer employed by the Company, but is listed under the rules of the SEC relating to named executive officers. The actual annual incentive bonus paid to Mr. Ramji for 2021 was prorated based on the time he was employed by the Company.

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NARRATIVE DISCUSSION FOR SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2021.

Gary A. Norcross

We entered into an employment agreement with Mr. Norcross, effective November 16, 2007, which agreement was amended and restated effective December 29, 2009 and further amended multiple times to reflect various changes in his roles. Mr. Norcross’ employment agreement has an initial term of three years with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Effective January 1, 2015, Mr. Norcross’ employment agreement was amended as a consequence of his promotion from President and Chief Operating Officer to President and Chief Executive Officer. Under the terms of the amended agreement, and since the most recent amendment effective as of May 21, 2019, Mr. Norcross’ annual base salary remained the same at $1,200,000 and his annual bonus target percentage remained the same at 250% of his annual base salary, with higher (not to exceed 500% of base salary) or lower amounts payable depending on performance relative to targeted results. Mr. Norcross’ target cash compensation has not changed since 2017. In addition to cash and equity compensation, Mr. Norcross is entitled to supplemental disability insurance sufficient to provide 2/3 of his pre-disability base salary until age 65, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Norcross’ employment agreement contains provisions related to the payment of benefits upon certain termination events.

Stephanie L. Ferris

We entered into a three-year employment agreement with Ms. Ferris, effective September 2, 2021, to serve as our Corporate Executive Vice President and Chief Administrative Officer, with a provision for automatic annual extensions after the initial three-year term unless either party provides timely notice that the term should not be extended. On February 8, 2022, Ms. Ferris was promoted to President of FIS. Under the terms of the agreement, Ms. Ferris’ annual base salary for 2021 was $700,000 and had an annual bonus target of 150% of base salary, with higher (not to exceed 300% of base salary) or lower amounts payable depending on performance relative to targeted results. Ms. Ferris’ annual bonus opportunity for 2021 was based upon a pro rata calculation of the number of months worked in the year. In addition to cash and equity compensation, Ms. Ferris and her eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Ms. Ferris’ employment agreement also provides for relocation assistance, including a $30,000 allowance for miscellaneous relocation expenses, a temporary living stipend of $20,000, reimbursements of customary closing expenses for a new home purchase, and reimbursements for certain other shipping and storage expenses. Ms. Ferris’ employment agreement contains provisions related to the payment of benefits upon certain termination events.

Martin R. Boyd

We entered into an employment agreement with Mr. Boyd, effective April 2, 2018, to serve as our Division Executive over the Institutional and Wholesale division of the Capital Markets segment until it is terminated by either party in accordance with its terms. On July 31, 2019, Mr. Boyd’s role changed to President, Capital Markets. On April 30, 2021, Mr. Boyd’s role changed to President, Fintech Solutions. On February 8, 2022, Mr. Boyd’s role

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changed to President, Banking Solutions. Under the terms of the agreement, Mr. Boyd’s annual base salary for 2021 was £480,769 (or $653,846 when converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.36 as the conversion rate) and his annual bonus target was 130% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Boyd and his eligible dependents are entitled to medical and other insurance coverage we provide to our other similarly situated UK executives. Mr. Boyd’s employment agreement contains provisions related to the payment of benefits upon certain termination events.

James W. Woodall

We entered into a three-year employment agreement with Mr. Woodall, effective October 1, 2009, to serve as our Senior Vice President and Chief Accounting Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. On March 15, 2013, we executed an amendment to that agreement, memorializing Mr. Woodall’s promotion to Corporate Executive Vice President and Chief Financial Officer. In 2018, Mr. Woodall’s annual base salary was increased to $700,000 and his annual bonus target remained the same at 160% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Woodall’s base salary remained at $700,000 and his annual bonus target remained the same at 160% of base salary, with higher or lower amounts payable depending on performance relative to targeted results, for 2021. In addition to cash and equity compensation, Mr. Woodall is entitled to supplemental disability insurance sufficient to provide 2/3 of his pre-disability base salary until age 65, and Mr. Woodall and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Woodall’s employment agreement contains provisions related to the payment of benefits upon certain termination events.

Bruce F. Lowthers

We entered into a three-year employment agreement with Mr. Lowthers, effective February 1, 2018, to serve as our Corporate Executive Vice President and Co-Chief Operating Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. On August 1, 2019 Mr. Lowthers’ role changed to President, Banking Solutions and in February 2020, his role changed again to President, Banking and Merchant Solutions. On March 9, 2021, Mr. Lowthers’ was promoted to President. Under the terms of the agreement, Mr. Lowthers’ annual base salary for 2021 was $700,000 and his annual bonus target was 150% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Lowthers and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Lowthers’ employment agreement contains provisions related to the payment of benefits upon certain termination events. On January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers will continue his employment with the Company through April 30, 2022.

We entered into a transition agreement with Mr. Lowthers on January 14, 2022, pursuant to which Mr. Lowthers ceased serving as President effective January 31, 2022 and transitioned to an advisory role through March 31, 2022 and thereafter will be in an on-call transitional role through April 30, 2022. While providing these services, his annual base salary will be $700,000 from January 31, 2022 through March 31, 2022 and thereafter he will receive a monthly base salary of $1,000 through April 30, 2022. Under the transition agreement, Mr. Lowthers will receive his 2021 annual bonus based on actual performance at such time when annual bonuses are generally payable to other officers but will not be eligible for any annual bonus or annual equity grant for 2022. Following a termination of Mr. Lowthers’ employment pursuant to the transition agreement, he will receive COBRA coverage up to eighteen months (subject to his payment of full monthly COBRA premiums) and a lump sum cash payment equal to the sum of eighteen monthly COBRA premium payments, consistent with the health coverage benefit provided under his employment agreement upon certain termination events (as described below in the “Potential Payments Upon Termination or Change in Control” section). Mr. Lowthers will not be otherwise eligible for

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severance benefits provided under his employment agreement, and his unvested equity awards will continue to vest in accordance with the terms of the applicable grant agreements pursuant to the Qualified Retirement Equity Program.

Asif Ramji

We entered into a three-year employment agreement with Mr. Ramji, effective March 30, 2020, to serve as Corporate Executive Vice President and Chief Growth Officer, with a provision for automatic one-year extensions unless either party provides timely notice that the term should not be extended. In 2021, Mr. Ramji’s annual base salary was $600,000 and his annual bonus target was 120% of base salary, with higher or lower amounts payable depending on performance relative to targeted results. In addition to cash and equity compensation, Mr. Ramji and his eligible dependents were entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Ramji’s employment agreement contained provisions related to the payment of benefits upon certain termination events. Mr. Ramji’s employment agreement preserved his “good reason” termination right under the Worldpay Severance Plan through the Change of Control Period, which was triggered by the Company’s acquisition of Worldpay, Inc. and his changed position with FIS. On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan. Mr. Ramji resigned from his position effective May 7, 2021 and is no longer employed by the Company.

Annual Incentive Awards, Bonus Programs and Long-Term Equity Incentive Awards

In 2021, our named executive officers received annual cash incentives. In addition, our named executive officers received grants of performance stock units, time-based restricted stock units and time-based stock options in 2021. More information about the annual cash and long-term equity incentives can be found in the Compensation Discussion and Analysis section.

Other Plans and Benefits

More information about these programs can be found in the Compensation Discussion and Analysis section. We also provide our named executive officers with limited special benefits and perquisites, as discussed in the Compensation Discussion and Analysis section and in the Summary Compensation Table under the column All Other Compensation and the related footnote.

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The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2021:

2021 Outstanding Equity Awards at Fiscal Year-End

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(1)

The stock options granted on March 29, 2019, March 29, 2020 and March 29, 2021 vest ratably over a three-year period on each anniversary date of the grant. The Stock Options granted to Ms. Ferris on September 3, 2021 vest in full after three years.

(2)

The restricted stock units granted on March 29, 2019, March 29, 2020, and March 29, 2021 vest ratably over a three-year period on each anniversary date of the grant. The restricted stock units granted to Ms. Ferris on September 3, 2021 vest in full after three years. With respect to the grants on March 29, 2021 (September 3, 2021 for Ms. Ferris), this number includes both the restricted stock units and 170% of the target number of performance stock units for the first one-year performance period which ended December 31, 2021. The performance stock units remain subject to a time-based vesting requirement and will vest in full on the third anniversary date of the grant.

(3)

The restricted stock units granted to Ms. Ferris on March 2, 2018 vested in full upon her separation in September 2020. The distribution of these restricted stock units occurred on March 1, 2022. The restricted stock units granted to Mr. Ramji on June 4, 2018 and November 5, 2018 vested in full upon his separation in May 2021. The distribution of these restricted stock units occurred on March 1, 2022.

(4)

The performance stock units granted on March 29, 2019 vest based on the Company’s relative TSR performance against the S&P 500 each calendar year (e.g. 2019, 2020 and 2021). The performance stock units granted May 2, 2019 vest based on the revenue growth of the Company’s capital markets division on March 29, 2022. The performance stock units granted on March 29, 2020 vest based on the Company’s relative TSR performance against the S&P 500 each calendar year (e.g. 2020, 2021 and 2022). The performance stock units granted on March 29, 2021 vest in full after three years based on the Company’s annual organic revenue growth and annual margin expansion as modified by the Company’s relative TSR performance against the S&P 500 each calendar year (e.g. 2021, 2022 and 2023).

(5)

Based on the relative TSR performance through the third one-year performance period which ended December 31, 2021. This represents 0% of the target number of performance stock units granted on March 29, 2019.

(6)

Based on the relative TSR performance through the second one-year performance period which ended December 31, 2021. This represents 0% of the target number of performance stock units for the performance year 2021 and 100% of the target number of performance stock units for the performance year 2022 granted on March 29, 2020.

(7)	Represents 100% of target performance stock units for the performance years 2022 and 2023 granted on March 29, 2021 (September 3, 2021 for Ms. Ferris).

(8)

Based on the Company’s performance through December 31, 2021 for the cost and revenue synergy goal related to the Worldpay acquisition on July 31, 2019. This represents 75% of the target performance stock units granted August 8, 2019.

(9)	Based on the Company’s capital market division performance through December 31, 2021. This represents approximately 113% of the target performance stock units granted May 2, 2019.

(10)	Market value of unvested restricted stock units is based on a closing price of $109.15 for a share of our common stock on the New York Stock Exchange on December 31, 2021.

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units, performance stock units and similar instruments, during the fiscal year ended December 31, 2021 for each of the named executive officers on an aggregated basis:

2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gary A. Norcross	649,552	$45,934,226	106,133	$15,041,586

Stephanie L. Ferris (1)	—	—	35,618	$4,972,287

Martin R. Boyd	—	—	16,393	$2,325,092

James W. Woodall	—	—	42,631	$5,978,664

Bruce F. Lowthers	—	—	33,357	$4,643,486

Asif Ramji (2)(3)	30,573	$1,556,814	149,223	$21,775,308

(1)	Includes $4,972,287 granted by Worldpay, Inc. and assumed by FIS as of the acquisition date of July 31, 2019 that vested in full upon Ms. Ferris’ separation in 2020.

(2)	Mr. Ramji’s Option Award and Stock Award value realized includes $991,829 and $6,962,145 granted by Worldpay, Inc. and assumed by FIS as of the acquisition date of July 31, 2019, respectively.

(3)

The Option Award includes 5,851 options and $320,810 in value and the Stock Award includes 93,980 shares and $14,246,498 in value; both of which were granted by Worldpay, Inc. and assumed by FIS as of the acquisition date of July 31, 2019. The Option Award and Stock Award vested in full upon Mr. Ramji’s termination of employment following the exercise of his “good reason” termination right under his employment agreement based on the Worldpay Severance Plan in 2021.

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The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans as of December 31, 2021:

2021 Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)(2)	Aggregate Balance at Last FYE ($)

Gary A. Norcross	Deferred Comp Plan	—	—	25,755	—	203,991

Stephanie L. Ferris	Vested Stock Awards	—	—	(4,031,265)	(6,383,163)	12,096,906

Martin R. Boyd(3)	—	—	—	—	—	—

James W. Woodall	—	—	—	—	—	—

Bruce F. Lowthers	—	—	—	—	—	—

Asif Ramji	—	—	—	—	—	—

(1)

The amount for Mr. Norcross reflects the increase in executive holds in 2021 under the FIS Deferred Compensation Plan. The amount for Ms. Ferris reflects the decline in value of shares of our common stock subject to the previously Vested Stock Awards calculated based on the change in the closing price from January 1, 2021 to December 31, 2021 and any dividend equivalents earned during such period.

(2)	The amount for Ms. Ferris represents the value of previously vested stock awards in 2021.

(3)	In 2021, Mr. Boyd was not eligible to participate in the Company’s nonqualified deferred compensation plans.

The Deferred Compensation Plan

Our U.S. named executive officers are eligible to participate in the FIS Deferred Compensation Plan, which is a nonqualified elective deferred compensation plan. For 2021, the named executive officers could elect to defer up to 75% of their base salary, bonuses, and/or commissions on a pre-tax basis. Beginning in 2022, the named executive officers may elect to defer up to 65% of their base salary and 75% for bonuses and/or commissions on a pre-tax basis. Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day.

An individual may elect, in accordance with the terms of the FIS Deferred Compensation Plan, either a lump sum withdrawal or installment payments over 5, 10 or 15 years to be paid upon retirement, which generally means separation of employment after reaching age sixty. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. If elected, an individual will receive a lump sum payment upon a separation from service during the twenty-four-month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances at the time of first valuation following termination less than the limit under Section 402(g) of the Internal Revenue Code, which was $19,500 in 2021, will be distributed in a lump sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid.

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Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section are what would be due under our named executive officers’ employment agreements and our compensation and benefit plans and agreements if employment had terminated or a change in control had occurred on December 31, 2021. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards would depend on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our U.S. salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. These plans are discussed in the Compensation Discussion and Analysis section and the Nonqualified Deferred Compensation table and accompanying narratives. None of the named executive officers would have received benefits under the Qualified Retirement Equity Program in the event of termination of employment during 2021.

Potential Payments Under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. The employment agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios under their agreements in effect on December 31, 2021, other than Mr. Ramji, who terminated his employment with the Company for good reason on May 7, 2021. For Mr. Ramji, we have described only the payments and benefits in connection with the actual termination of his employment.

If a named executive officer’s employment is terminated for any reason, we will pay any earned but unpaid base salary, any expense reimbursement payments owed, any accrued but unused vacation pay, and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations.”

If a named executive officer’s employment is terminated by us for any reason other than for cause or due to the executive’s death or disability, or if the executive terminates his or her employment for good reason, then the executive is entitled to receive:

●

In the case of all named executive officers, a prorated annual bonus, based on the date of termination and the actual bonus that would have been earned in the year of termination had the executive still been employed; provided that, for Ms. Ferris, any subjective bonus criteria will be treated as being achieved at no less than target;

●

In the case of Mr. Norcross, a lump sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) target annual bonus opportunity in the year in which the termination of employment occurs;

●

In the case of Mr. Boyd, a lump sum payment equal to the sum of the executive’s (1) annual base salary and (2) target annual bonus opportunity in the year in which the termination of employment occurs;

●

In the case of Ms. Ferris and Mr. Lowthers, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) target annual bonus opportunity in the year in which the termination of employment occurs;

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●

In the case of Mr. Woodall, a lump sum payment equal to 200% of the sum of the executive’s (1) annual base salary and (2) highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs;

●

In the case of Messrs. Norcross, Boyd, Woodall and Lowthers, immediate vesting and/or payment of all equity awards (unless, in the case of Mr. Boyd, any performance-vested awards will only vest pursuant to their express terms);

●

In the case of Ms. Ferris, vesting and/or payment of all equity awards on the dates specified in the applicable grant agreements and, with respect to any performance-vested awards, subject to the satisfaction of the applicable performance criteria;

●

In the case of Messrs. Norcross and Woodall, COBRA or equivalent coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until the executive becomes eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments;

●

In the case of Ms. Ferris and Mr. Lowthers, COBRA or equivalent coverage (so long as the executive pays the premiums) for a period of eighteen months or, if earlier, until the executive becomes eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of eighteen monthly COBRA premium payments; and

●	In the case of Messrs. Norcross and Woodall, the right to convert any life insurance into an individual policy, plus a lump sum cash payment equal to thirty-six months of life insurance premiums.

If employment terminates due to death or disability, in the case of all named executive officers the following would be provided, except as noted below:

●	Any accrued obligations;

●	A prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined;

●	The unpaid portion of the executive’s annual base salary for the remainder of the employment term; and

●	Immediate vesting and/or payment of all equity awards in the case of Mr. Lowthers; or

●

In the case of Ms. Ferris and Messrs. Norcross, Boyd and Woodall, vesting and/or payment of all equity awards on the dates specified in the applicable grant agreements and, with respect to any performance-vested awards, subject to the satisfaction of the applicable performance criteria.

As noted above, in the case of Messrs. Norcross and Woodall, the employment agreements provide for supplemental disability insurance sufficient to provide 2/3 of the executive’s pre-disability base salary up until the age of 65. For purposes of the agreements, an executive will be deemed to have a “disability” if he or she is entitled to receive long-term disability benefits under our long-term disability plan.

If Ms. Ferris’ employment is terminated prior to September 2, 2023 due to death or disability, Ms. Ferris is not entitled to receive the unpaid portion of the executive’s annual base salary for the remainder of the employment term, and the prorated annual bonus component described above is calculated based on the actual bonus that would have been earned in the year of termination had Ms. Ferris still been employed (with any subjective bonus criteria being treated as achieved at no less than target).

In the case of Mr. Boyd, under his employment agreement, a termination due to death or disability is treated as a termination for “good reason” and Mr. Boyd will receive the applicable payments and benefits described above in respect of a termination for “good reason.”

Under each of the employment agreements, “cause” generally means the executive’s:

●	Persistent failure to perform duties consistent with a commercially reasonable standard of care;

●	Willful neglect of duties;

●	Conviction of, or pleading nolo contendere to, criminal (or, for certain executives, other illegal) activities involving dishonesty or moral turpitude;

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●	Material breach of the employment agreement, or material breach of our business policies, accounting practices or standards of ethics;

●	Impeding or failing to materially cooperate with an investigation authorized by our Board; or

●	In the case of Mr. Boyd, such other reasons that would constitute gross misconduct as stated within the Company policy.

The employment agreements generally define “good reason” as:

●

In the case of Messrs. Norcross and Woodall, a material diminution in the executive’s position, title or managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed;

●	A material diminution in the executive’s annual base salary or annual bonus opportunity;

●

In the case of Ms. Ferris and Mr. Lowthers, a material reduction in employee’s duties, responsibilities or authority (and in the case of Mr. Lowthers, a demotion in title to any level below Executive Vice President);

●	In the case of Messrs. Norcross, Woodall and Lowthers, a material change in the executive’s principal place of employment;

●	Our material breach of any of our obligations under the employment agreement;

●	In the case of Messrs. Norcross and Woodall and Ms. Ferris, a material adverse change in the position to whom the executive reports;

●

In the case of Mr. Norcross, our giving him notice of our intent not to extend the term of his agreement at any time during the one-year period following a change in control or our failure to obtain the assumption of his employment agreement by any successor;

●

In the case of Ms. Ferris and Mr. Lowthers, our giving notice of our intent not to extend the term of their respective agreements at any time during the one-year period following a change in control (as defined in the 2008 Omnibus Plan); and

●	In the case of Mr. Norcross, removal from his position as a director or the failure of the Board of Directors to nominate him as a director.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the initial existence of the “good reason” event. We have 30 days to cure the event.

The employment agreement for Mr. Ramji preserved the “good reason” termination rights under the Worldpay Severance Plan, which was triggered by the Company’s acquisition of Worldpay, Inc. and the corresponding change in his position with FIS. To qualify as a “good reason” termination under the Worldpay Severance Plan, Mr. Ramji had to provide notice of termination during the period of December 31, 2020 to July 31, 2021. On March 16, 2021, Mr. Ramji notified the Company that he was exercising his “good reason” termination right. Mr. Ramji resigned his position effective May 7, 2021 and is no longer employed by the Company.

Mr. Norcross’ employment agreement defines “change in control” as a change in the ownership or effective control of FIS or a change in control of a substantial portion of the assets of FIS within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Each executive’s employment agreement (other than Mr. Boyd’s agreement) provides that, if payments or benefits to be provided to the executive in connection with his or her termination of employment would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.

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The employment agreements provide us and our shareholders with important protections and rights, including the following:

Exception/Protections

Severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive;

Except with respect to Mr. Norcross, during his employment with us and in the one-year period following termination of employment, the executive is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, except in the case of Mr. Woodall such post- termination restrictions do not apply if his employment is terminated by us without cause;

In the case of Mr. Norcross, during his employment with us and in the one-year period following termination of employment, he is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause, or by him for good reason, unless the “good reason” event occurred due to our giving him notice of our intent not to extend his term at any time during the one-year period following a change in control (however if the other “good reason” events specified in Mr. Norcross’ employment agreement occurred within one-year of our change in control, he will be subject to the non-competition and non-solicitation restriction) or a failure of the Company’s successor to assume his employment agreement; and

During employment and at all times thereafter the executive shall maintain the confidentiality of our confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our 2008 Omnibus Plan provides for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the 2008 Omnibus Plan, for equity awards granted prior to October 22, 2020, outstanding options become immediately exercisable and any restrictions imposed on restricted stock and restricted stock units, including vesting restrictions, lapse upon a change in control. Performance-based restricted shares or performance stock units will be deemed earned at the target level upon a change in control with respect to the open performance periods. In 2020, we amended the 2008 Omnibus Plan to adopt a double trigger change-in-control acceleration provision for new equity awards that are assumed or replaced with a substantially equivalent award in connection with a change-in-control, instead of single trigger accelerated vesting.

For purposes of the 2008 Omnibus Plan, the term “change in control” means the occurrence of any of the following events:

●

An acquisition by an individual, entity or group of 25% or more of our voting power, excluding certain acquisitions including pursuant to a transaction where conditions described in clause (i), (ii) and (iii) in the bullet below are satisfied;

●

Consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board;

●

During any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors; or

●	Our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

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Estimated Payments and Benefits Upon Termination of Employment

The severance amounts do not include a prorated 2021 annual incentive, since such named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. Any cash severance payments would be paid in a lump sum following the termination of employment.

Although Mr. Lowthers is listed in the table below, on January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. While Mr. Lowthers will continue his employment with the Company in an advisory and transitional capacity through April 30, 2022, Mr. Lowthers is not entitled to the cash severance payments listed below in connection with his resignation and will instead receive the payments and benefits set forth in his transition agreement, as described above in the “Narrative Discussion For Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements” section. For a termination of employment by us without cause or a termination by the executive for good reason as of December 31, 2021, the following payments would be made under these named executive officers’ employment agreements:

Name	Gary A. Norcross	Stephanie L. Ferris	Martin R. Boyd (1)	James W. Woodall	Bruce F. Lowthers

Payment	$13,036,887	$3,536,903	$1,503,846	$3,799,991	$3,539,066

(1)	Mr. Boyd’s cash payment was converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.36.

Upon a termination of these executives’ employment due to death or disability, the following payments would have been made:

Name	Gary A. Norcross	Stephanie L. Ferris	Martin R. Boyd (1)	James W. Woodall	Bruce F. Lowthers

Payment	$4,200,000	$543,877	$1,503,846	$1,645,000	$1,108,333

(1)	Mr. Boyd’s cash payment was converted from British pound sterling to U.S. dollars using an approximate FX rate of 1.36.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers had outstanding unvested stock options (“Stock Options”), performance stock units, and restricted stock unit awards (collectively, the “Stock Awards”) as of December 31, 2021.

The following estimates are based on a stock price of $109.15 per share, which was the closing price of our common stock on December 31, 2021. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $109.15. Although Mr. Lowthers is listed in the table below, on January 11, 2022, Mr. Lowthers provided notice of his resignation from his position as President effective January 31, 2022. Mr. Lowthers is eligible to participate in the Company’s Qualified Retirement Equity Program.

The estimated value of the Stock Options held by the named executive officers that would vest upon a termination by the Company of each executive’s employment without cause or by the executives for good reason, a termination due to death or disability, or a change in control would be as follows: (1)

Name	Gary A. Norcross	Stephanie L. Ferris	Martin R. Boyd	James W. Woodall	Bruce F. Lowthers

Payment	—	—	—	—	—

(1)

As of December 31, 2021, the Company’s price per share was $109.15, which is below the exercise price of all unvested options. Therefore, there is no current value reflected for the vesting of these Stock Options.

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The estimated value of Stock Awards held by the named executive officers that would vest upon or in connection with termination by the Company of each executive’s employment without cause or by the executives for good reason, a termination due to death or disability, or a change in control would be as follows:

Name	Gary A. Norcross	Stephanie L. Ferris	Martin R. Boyd (1)	James W. Woodall	Bruce F. Lowthers

Payment	$22,312,626	$4,620,138	$7,519,657	$9,762,482	$10,488,733

(1)

Represents the estimated value of stock awards for Mr. Boyd for a termination following a change in control. In the event of a termination without cause or for good reason, the estimated stock award value would be $1,530,703. In the event of a termination due to death or disability, the estimated stock award value would be $7,141,137.

Pursuant to the terms of Mr. Ramji’s employment agreement, on May 7, 2021, Mr. Ramji terminated his employment for good reason. In connection with his termination of employment, Mr. Ramji received a cash severance amount totaling $2,922,158, which includes his pro-rated 2021 annual incentive. In addition, his unvested equity awards granted by Worldpay were immediately vested on May 7, 2021. The estimated value of his unvested Stock Options and unvested Stock Awards that were vested in connection with his termination of employment was $320,810 and $14,246,498, respectively. The values described above are based on our stock price of $151.59 per share, which was the closing price of our common stock on May 7, 2021.

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Director Compensation

Director fees

As of January 1, 2022, our standard compensatory arrangement with our non-employee directors included the following:

Director fees	Director	Lead Independent Director

Annual Board Retainer	$100,000	$130,000

Annual committee fees	Members	Chair

Audit Committee	$30,000	$65,000

Risk and Technology Committee	$25,000	$55,000

Compensation Committee	$15,000	$30,000

Corporate Governance, Nominating and Sustainability Committee	$15,000	$30,000

On May 19, 2021, following the director election at our annual shareholders meeting, we granted each non-employee director 1,457 RSUs, except Mr. Stiefler who received 1,796 RSUs for his role as the Lead Independent Director of the Board. On June 9, 2021, when Mr. Hawkins joined the Board, we granted 1,034 RSUs to Mr. Hawkins as an initial equity grant to new directors, however, these RSUs were subsequently forfeited when Mr. Hawkins resigned from the Board on August 31, 2021. The resignation came after the Board was informed that a potential conflict of interest had just arisen in connection with Mr. Hawkins’ membership on the board of directors of an unrelated company which could not be cured with respect to his continued service on the Board. When Mr. D’Silva and Mr. Lamneck joined the Board on March 16, 2022, we granted 526 RSUs to Mr. D’Silva and 526 RSUs to Mr. Lamneck as an initial equity grant to new directors effective March 21, 2022. Grants will vest in full upon the one-year anniversary of the date of grant subject to continued service on our Board and vested awards are generally settled shortly upon vesting, unless the director elected to defer the settlement of the equity grant under the Board equity deferral program until a termination of service on our Board.

We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings. Each non-employee member of our Board is eligible to participate in our deferred compensation plan, which permits Board members to defer their Board and Committee fees, and our Board equity deferral program, which permits Board members to defer the settlement of their annual equity grants until termination of service on our Board.

Mr. Hughes participated in our legacy Certegy Deferred Compensation Plan for non-employee directors. Under the plan, participants could defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest-bearing account. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. All deferred fees are held in our general funds and are paid in cash. Mr. Hughes deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan.

In general, deferred amounts are not paid until after the director terminates service on our Board, at which time the director will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

Mr. Goldstein and Mr. Stiefler participate in FIS’ Deferred Compensation Plan for non-employee directors. Mr. Hughes previously participated in FIS’ Deferred Compensation Plan for non-employee directors. Under the plan, participants may defer and be deemed to invest up to 100% of their director fees. All deferred fees are held in our general funds and are paid in cash. Mr. Goldstein and Mr. Stiefler deferred all of their respective director fees payable to them for 2021.

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The following table sets forth information concerning the compensation of our directors (other than Mr. Norcross) for the fiscal year ending December 31, 2021. As an employee director, Mr. Norcross did not earn compensation as a director in connection with his service on our Board, and Mr. Norcross’ compensation as Chief Executive Officer is disclosed in the Summary Compensation Table above:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)(3)	Option awards ($)(4)	All other Compensation ($)(5)	Total ($)

Lee Adrean (6)	77,500	—	—	2,238	79,738

Ellen R. Alemany	160,000	215,009	—	6,650	381,659

Jeffrey A. Goldstein	145,000	215,009	—	—	360,009

Mark J. Hawkins (7)	54,167	—	—	—	54,167

Lisa A. Hook	185,000	215,009	—	—	400,009

Keith W. Hughes	155,000	215,009	—	6,213	376,222

Gary L. Lauer	130,000	215,009	—	—	345,009

Louise M. Parent	180,000	215,009	—	4,412	399,421

Brian T. Shea	140,000	215,009	—	3,801	358,810

James B. Stallings, Jr.	140,000	215,009	—	6,650	361,659

Jeffrey E. Stiefler	160,000	265,036	—	—	425,036

(1)	Other than Mr. Goldstein and Mr. Stiefler who elected to defer their director fees, represents portions of annual Board and committee retainers which directors elected to receive in cash.

(2)

Includes the grant date fair value of stock awards granted during 2021 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to our consolidated financial statements for the fiscal year ended December 31, 2021, included in our Annual Report on the Form 10-K filed with the SEC on February 23, 2022.

(3)

The aggregate number of shares (i) subject to unvested RSUs or (ii) deferred under the Board equity deferral program, in each case as of December 31, 2021, for each director was as follows: 2,050 for Ms. Alemany, 2,551 for Mr. Goldstein, 3,011 for Ms. Hook, 3,741 for Mr. Hughes, 3,011 for Mr. Lauer, 3,604 for Ms. Parent, 3,604 for Mr. Shea, 2,050 for Mr. Stallings Jr. and 3,711 for Mr. Stiefler.

(4)	The aggregate number of shares subject to stock option awards outstanding on December 31, 2021 for each director was as follows: 12,800 for Mr. Hughes and 5,023 for Ms. Parent.

(5)	Represents dividend payments, which directors received in cash once the restricted stock vests.

(6)	Lee Adrean retired from the Board at the end of his term on May 19, 2021.

(7)

Mark J. Hawkins notified the Board of his resignation on August 31, 2021. The resignation came after the Board was informed that a conflict of interest had just arisen in connection with Mr. Hawkins’ membership on the board of directors of an unrelated company which could not be cured with respect to his continued service on the Board.

Compensation Risk Assessment

As part of the annual compensation risk assessment, the Company reviewed the various design elements of the Company’s 2021 compensation programs to determine whether any of its aspects encourage excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation, as well as consideration of the items of our compensation policies and practices that affect all employees. Meridian assisted with this assessment. Such evaluation concluded that the Company’s 2021 compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee using our employee population as of October 1, 2021. To identify the median employee, we applied our consistently applied compensation measure across the identified populations. Our consistently applied compensation measure is the compensation provided to employees that is considered

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taxable wages in the country in which the employee is employed, and this definition was applied consistently within each country for the fiscal year 2021. We then calculated the median employee’s compensation for the fiscal year 2021 in the same manner as the named executive officers in the Summary Compensation Table.

For fiscal year 2021, our median employee compensation was $64,135. Our chief executive officer compensation was $25,023,771. Accordingly, the ratio of the annual total compensation of our CEO to that of our median employee is approximately 390:1.

Our CEO pay ratio is influenced by the countries in which we have employees. Of our employee population on the measurement date, a substantial portion of our employees are in locations where wages are significantly lower than other locations in which we operate.

Global Sustainability

FIS is a leader in technology and services that help businesses and communities thrive by advancing the way the world pays, banks and invests. We are committed to making a positive impact on the world around us through our goal of excellence in corporate responsibility. We are committed to operating our company with integrity and the highest ethics, contributing to our surrounding communities, promoting diversity and inclusion, empowering our employees, and preserving our natural resources. We are also committed to the security of our data, protecting the privacy of our clients, and helping to make the global financial system accessible to and inclusive of everyone. Our Board’s Corporate Governance, Nominating and Sustainability Committee has direct oversight responsibility of our ESG program.

In 2021, the Company published its second annual Global Sustainability Report. This report outlined the Company’s focus on sustainable societies, a sustainable planet and sustainable governance and continued progress across our environmental, social and governance initiatives, collectively referred to as our sustainability efforts.

One of the keys to our sustainability program is our workforce of the future. Operating in more than 100 countries, FIS is a global enterprise. By having a workforce that reflects the markets we serve, we are better able to understand and provide solutions to meet the needs of our clients and communities, who are becoming increasingly diverse. As recognition of our continued commitment to inclusion and diversity, FIS was awarded Forbes 2021 best employer for diversity. We continue to focus on diversity and inclusion through our Inclusion Networks and diverse talent attraction.

In addition to our workforce management programs, we continue to do our part to address the risks and opportunities brought by climate change. For example, in 2021, we purchased our first carbon credits to offset our Scope 1 mobile emissions. We also developed a Global Environmental Management System (EMS) in support of reducing our environmental impact across the enterprise. Currently, FIS has five facilities that are ISO 14001 certified, and we will be implementing the environmental management system at three additional sites during 2022. We have also developed a strategy around sustainable procurement to ensure our suppliers’ business values align with our long-term, aspirational ESG goals. This includes adopting an ESG rating service to better evaluate the ESG performance of our suppliers.

Finally, in 2021, our sustainability work was recognized by IR Magazine when FIS was awarded the magazine’s Best ESG Reporting Award.

Corporate Governance and Related Matters

Board oversight

Our Board is responsible for the oversight of the business and affairs of our Company. In carrying out this responsibility, the Board oversees the long-term strategy of our Company and advises our senior management to

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help drive long-term value creation for our shareholders. Our Board is highly engaged and receives regular updates on a wide variety of matters affecting our Company, including, without limitation, CEO and management succession planning, the Company’s ESG Program, cybersecurity and crisis management, strategic planning, human capital management and inclusion and diversity, the annual review of our CEO’s performance, and the Company’s response to the COVID-19 pandemic.

CEO performance

Our Compensation Committee, including our Lead Independent Director, leads an annual evaluation of Mr. Norcross’ performance. The evaluation process included executive sessions of the independent directors to discuss Mr. Norcross’ performance and ongoing discussions between our Lead Independent Director and Mr. Norcross throughout the year.

Management succession planning

Our Board oversees the succession plan for our CEO, President, CFO, and certain other executive officers, both in an emergency situation and in the ordinary course of business, which includes a review of succession scenarios, planned transitions and timelines and a review of potential candidates. In 2021, the Board participated in multiple meetings dedicated exclusively to management succession planning. In addition, the Board receives periodic updates on the succession plans for our senior management team throughout the year.

Risk oversight

The Board, acting directly and through its committees, is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. Management is responsible for the day-to-day assessment, identification, monitoring and decision-making regarding the risks we face. Our Board and each committee are primarily responsible for risk oversight in the areas described below. Each committee of the Board provides periodic reports to the full Board regarding their areas of responsibility and oversight. We believe that our Board’s active role in risk oversight supports our efforts to manage areas of material risk to the Company.

Board/committee	Primary areas of risk oversight

Board	Risks and exposures associated with our business strategy, financial performance, policy matters, acquisitions and divestitures, succession planning, crisis management and other current matters that may present material risk to our financial performance, plans, prospects or reputation, as well as risks and exposures associated with our operational infrastructure, particularly security and reliability.

Audit Committee	Risks and exposures associated with financial matters, tax, accounting, disclosure, internal control over financial reporting, internal audit, legal and regulatory compliance, compliance with our code of business conduct and ethics, capital availability and liquidity matters and fraud.

Corporate Governance, Nominating and Sustainability Committee	Risks and exposures associated with director succession planning, environmental, social and corporate governance, overall Board and committee effectiveness and composition and compliance with our Corporate Governance Guidelines.

Compensation Committee	Risks and exposures associated with retention and succession, executive compensation programs and arrangements and certain broad-based compensation vehicles.

Risk and Technology Committee	Risks and exposures associated with the Enterprise Risk Management function, cybersecurity, information security, technology, operations and infrastructure, privacy matters, merchant credit risk and regulatory reports or inquiries related to enterprise risks.

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As part of its crisis management oversight, our Board and management have been actively monitoring the COVID-19 pandemic and its impact globally. The Board has provided oversight and guidance to management on the implementation and execution of the Company’s crisis management plan, which includes plans to ensure the health and safety of our employees, as well as support our clients and the communities affected.

Cybersecurity and information security risk

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk.

In 2021, the Board participated in an annual cybersecurity risk training exercise, which is led by a leading cybersecurity expert. In addition, the Board participated in a cybersecurity table-top ransomware exercise which also included the execution of the Company’s crisis management plan.

The Risk and Technology Committee oversees the Company’s cybersecurity and information security risk programs, as well as management’s actions to identify, assess, mitigate and remediate material cyber risk issues. The Risk and Technology Committee receives regular quarterly reports from the Chief Risk Officer and Chief Security Officer on the Company’s cybersecurity and information security programs, and periodic updates throughout the year. The Risk and Technology Committee also meets with third-party experts, as appropriate, to evaluate the Company’s cybersecurity and information security programs.

FIS undergoes 134 external audits against the SSAE 18 standard (e.g. SOC 1 (Internal Controls over Financial Reporting), SOC 2 (Trust Services Criteria, such as Security, Availability, Processing Integrity, and Confidentiality)). Additionally, we engage external Qualified Security Assessors to perform 97 assessments against the Payment Card Industry Data Security Standards (including PIN Security, Payment Application Data Security Standard, Software Security Framework, Point to Point Encryption, 3DS Security, and Card Production Security). From an ISO standpoint, we are externally certified for the ISO-27001 Information Security Management System standard at 47 global locations, assessed under ISO-31000 for our Risk Management controls, and an ISO-22301 audit is completed annually for our Business Continuity program. We also meet the criteria for UK Cyber Essentials information security requirements and are externally certified at 5 UK locations.

Data protection & privacy

“Think Secure. Be Secure” represents the underlying theme of our comprehensive cybersecurity and data protection programs. In general, global attacks on corporate and government information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for many individuals, businesses and governmental entities. We remain vigilant and focused on making strategic investments in information security to protect our clients and our information systems. We also participate in industry and governmental initiatives to improve information security for our clients.

FIS is committed to being a trusted steward of customer and consumer information, and as such complies with all applicable data protection and privacy laws wherever we do business. All FIS employees and contractors are required to complete annual Information Security and Privacy Awareness Training, which includes specific education on personal data protection, compliance, and risk management topics.

Corporate Governance Guidelines

Our Corporate Governance, Nominating and Sustainability Committee reviewed and approved our amended and restated Corporate Governance Guidelines in January 2021. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our Board, a framework for the functioning of our Board and its committees and to establish a common set of expectations as to how our Board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our Board, the selection of directors, the functioning of our Board, the committees of our Board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest.

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In response to shareholder feedback, in July 2019, the Corporate Governance, Nominating and Sustainability Committee revised the Corporate Governance Guidelines to provide that the Board must appoint a Lead Independent Director whenever the role of Chairman and CEO is combined. To enhance Board refreshment, our Board also approved in 2019 the adoption of a mandatory retirement age of 75 for directors, which is reflected in the Corporate Governance Guidelines. Mr. Hughes and Mr. Stiefler reached the mandatory retirement age following the 2021 annual meeting of shareholders, which means that they may not stand for re-election at the 2022 annual meeting of shareholders. However, due to the continuing impact and challenges of the COVID-19 pandemic and the low average tenure of the other directors on our Board, the Board granted a one-time, one-year exception to the mandatory retirement age requirement for Mr. Hughes and Mr. Stiefler, which permits them to stand for re-election at the 2022 annual meeting of shareholders.

Mr. Hughes and Mr. Stiefler each have significant skills and experience which would be lost due to their retirement. As part of an orderly transition, Mr. Hughes and Mr. Stiefler will assist with the mentoring and training of any new directors that join the Board prior to their scheduled retirement as of the annual meeting of shareholders in 2023. Mr. Hughes and Mr. Stiefler will also step down from their respective roles of Chair of the Compensation Committee and Lead Independent Director prior to their scheduled retirement as of the annual meeting of shareholders in 2023.

In January 2021, our Corporate Governance, Nominating and Sustainability Committee approved further revisions to the Corporate Governance Guidelines to expand the duties of the Lead Independent Director and limit director overboarding for those directors who are full-time employees of other companies. The Corporate Governance Guidelines also provide that a majority of the members of our Board must be independent directors who our Board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange (“NYSE”), and any other applicable independence standards. The Corporate Governance, Nominating and Sustainability Committee reviews these guidelines and other aspects of our governance at least annually.

In October 2021, in order to further limit overboarding and avoid any potential conflicts, the Board revised the Corporate Governance Guidelines to require that directors seek prior approval from the Chairman and the Chair of the Corporate Governance, Nominating and Sustainability Committee prior to accepting an offer to serve on another for-profit company board of directors or audit committee, whether public or private.

A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” on page 105.

Code of Business Conduct and Ethics

Our Board adopted an amended and restated Code of Business Conduct and Ethics (“Code of Conduct”), which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver or amendment to the Code of Conduct with respect to the CEO, any Executive Officer or any Senior Financial Officer must be approved by the Audit Committee of the Board, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” on page 105.

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The Board

Our Board met eight (8) times in 2021, of which four (4) were regularly scheduled quarterly meetings and four (4) were special meetings. All directors attended each of the regularly scheduled quarterly meetings and at least 75% of the special meetings.

We do not, as a general matter, require our Board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2022 annual meeting. In 2021, eight of our independent directors attended the 2021 annual meeting of shareholders.

Director independence

On January 26, 2022, the Board determined that the then current non-employee members of the Board (Ellen R. Alemany, Jeffrey A. Goldstein, Lisa A. Hook, Keith W. Hughes, Gary L. Lauer, Louise M. Parent, Brian T. Shea, James B. Stallings, Jr., and Jeffrey E. Stiefler) are independent under the criteria established by the NYSE and our Corporate Governance Guidelines. On March 16, 2022, the Board determined that Vijay D’Silva and Kenneth T. Lamneck are independent under the criteria established by the NYSE and our Corporate Governance Guidelines.

In addition to the Board-level standards for director independence, each member of the Audit Committee and each member of the Compensation Committee meets the heightened independence standards required for such committee members under the NYSE’s listing standards.

Committees of the Board

AUDIT	COMPENSATION	CORPORATE GOVERNANCE, NOMINATING AND SUSTAINABILITY	RISK AND TECHNOLOGY	EXECUTIVE

The charters of all committees are available on the Investor Relations page of our website at www.fisglobal.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” on page 105.

Audit Committee

Audit	Chair	Members	2021 Meetings	2021 Attendance
	Louise M. Parent	Ellen R. Alemany Jeffrey A. Goldstein Lisa A. Hook Kenneth T. Lamneck*	8	100%
*	Mr. Lamneck was appointed to the Audit Committee on March 16, 2022

The Board has determined that each of the Audit Committee members is financially literate and Independent as required by the rules of the SEC and the NYSE, and that each member, other than Ms. Parent, is an Audit Committee Financial Expert, as defined by the rules of the SEC.

The primary functions of the Audit Committee, as identified in its charter, are:

●	The engagement, qualifications, compensation, independence and oversight of the work of the independent registered public accounting firm;

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●	Preapproving audit and non-audit services to be provided by the independent registered public accounting firm;

●	Reviewing the annual audited financial statements, the quarterly financial statements, and any internal control matters requiring attention, before the filing of the Company’s Form 10-K and Form 10-Q;

●	Reviewing our earnings press releases before issuance and the financial information and earnings guidance provided to analysts and rating agencies;

●	Reviewing critical accounting policies and practices;

●	Preparing the Audit Committee report required by the Securities and Exchange Commission to be included in the Company’s Annual Proxy Statement;

●	Oversight of the internal audit function, including audit plans, audit results, budgets, staffing and performance;

●

Reviewing the quality, adequacy and effectiveness of the Company’s internal controls over financial reporting and any significant deficiencies or material weaknesses in internal controls over financial reporting;

●	Oversight of the Company’s compliance with legal, tax and regulatory requirements and the associated legal and compliance risks;

●	Reviewing any legal matters that may have a material impact on the Company;

●

Ensuring that management has established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law, whether through the Company’s help line or otherwise; and

●

Reviewing requests for and determining whether to grant or deny waivers of the Company’s Code of Business Conduct and Ethics applicable to senior financial and executive officers, monitoring the Company’s activities to enforce compliance with the Code of Business Conduct and Ethics, and approving all transactions to which the Company is a party and in which any director and/or executive officer has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company).

The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58) (A) of the Exchange Act.

Compensation Committee

Compensation	Chair	Members	2021 Meetings	2021 Attendance
	Keith W. Hughes	Jeffrey A. Goldstein Gary L. Lauer James B. Stallings, Jr. Jeffrey E. Stiefler	6	100%

The Board has determined that each of the Compensation Committee members is independent under the heightened independence standards required by the NYSE for Compensation Committee members.

The primary functions of the Compensation Committee, as identified in its charter, are:

●

Reviewing and approving goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and determining the CEO’s compensation based on such evaluation;

●	Setting salaries and approving employment agreements, equity and incentive compensation awards and compensation policies for all executive officers;

●	Reviewing equity compensation awards made to executives by the CEO pursuant to a delegation of authority by the Board of Directors;

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●	Approving the total equity awards made to executives as part of the Company’s annual equity grant;

●	Approving any new or revised compensation and benefit plans applicable to executive officers;

●	Establishing and monitoring compliance with any stock ownership and holding guidelines of the Company that are applicable to executive officers or directors;

●	Reviewing and approving the implementation or revision of any clawback policy allowing the Company to recoup compensation paid to executive officers and other employees;

●

Recommending to the Board for approval the frequency with which the Company will include in its proxy and information statement a management proposal that provides shareholders an advisory vote on executive compensation (“Say on Pay”);

●

Reviewing the Company’s incentive compensation practices, policies and programs for executive officers and other employees to determine whether such practices, policies and programs create undesired or unintentional risks and whether any such risks are reasonably likely to have a material adverse effect on the Company;

●

Recommending action to the Board to create, authorize, approve, amend and/or terminate any new or existing compensation and benefit plans that apply to the non-employee members of the Board of Directors; and

●	Reviewing and approving on an annual basis the Compensation Discussion and Analysis and Executive and Director Compensation sections for inclusion in the Company’s Annual Proxy Statement.

For more information regarding the responsibilities of the Compensation Committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 44.

Corporate Governance, Nominating and Sustainability Committee

CORPORATE GOVERNANCE, NOMINATING AND SUSTAINABILITY	Chair	Members	2021 Meetings	2021 Attendance
	Ellen R. Alemany	Gary L. Lauer Louise M. Parent Brian T. Shea Jeffrey E. Stiefler	7	97%

The Board has determined that each of the Corporate Governance, Nominating and Sustainability Committee members is independent as required by the NYSE.

The primary functions of the committee, as identified in its charter, are to:

●	Identify and recommend to the Board qualified individuals to be nominated for election as directors;

●	Advise and assist the Board with respect to corporate governance matters;

●	Oversee the annual evaluation of the Board and committees; and

●

Provide oversight with respect to the Company’s environmental, corporate social responsibility and corporate governance and global sustainability programs, including reviewing and evaluating ESG plans and practices, overseeing the development and use of the ESG measurement and tracking metrics, and reviewing the annual global sustainability report.

Our Board and Committee Evaluation Process

The Corporate Governance, Nominating and Sustainability Committee oversees the annual evaluation of the Board and of each committee. In 2021, the annual written evaluation was facilitated by an outside consultant with significant corporate governance experience. In this process, each director completed a tailored self-evaluation form, providing anonymous input regarding the leadership, performance and effectiveness of the Board and each committee on which the director serves, as further described below. The Lead Independent Director, the Chairman and the chair of each committee received the results of the annual written evaluation. Each committee chair reviewed that committee’s results with that committee.

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In addition, the Chair of the Corporate Governance, Nominating and Sustainability Committee interviewed each director to discuss the leadership, performance and effectiveness of the Board and each committee on which the director serves and gathered suggestions for improving the Board’s effectiveness. The Chair of the Corporate Governance, Nominating and Sustainability Committee reviewed and discussed the results and feedback from both the Board and committee written evaluation forms and interviews. This process has been successful in evaluating the effectiveness of our Board and committees and identifying areas to improve our Board.

In addition, the Corporate Governance, Nominating and Sustainability Committee periodically assesses the collective skills and experiences of our Board, comparing a Board skills matrix to the Company’s long-term strategy and the anticipated tenure of each director to identify potential areas of need on the Board in both the short term and long term. The product of this assessment in 2021 can be found in the Director Skills and Experiences section of Shareholder Proposal No. 1 in this Proxy Statement. The committee makes recommendations to our Board regarding its size, composition and structure based on this assessment. In determining whether to nominate an incumbent director for re-election, the Corporate Governance, Nominating and Sustainability Committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the Board. This process, while not formalized, is both annual and continuous, with the Chairman of the Board, the Lead Independent Director and the Chair of the Corporate Governance, Nominating and Sustainability Committee addressing concerns, as they may arise, with regard to director performance or capacity.

Separately, the Chair of the Corporate Governance, Nominating and Sustainability Committee, the Chairman, Chief Legal Officer, and Corporate Secretary each routinely communicate with our Board members and receive current feedback. This continuous feedback, along with the evaluation process and assessment discussed above, helps ensure the continued effectiveness of the Board.

Searches for director candidates

The Corporate Governance, Nominating and Sustainability Committee develops and recommends to the Board criteria for the selection of qualified directors. When a need for a new director to fill a new Board seat or vacancy arises, the Corporate Governance, Nominating and Sustainability Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms or considering candidates recommended by shareholders, as described below. The Committee reviews the qualifications of each candidate. Final candidates are generally interviewed by all of the Committee members, other members of the Board and select members of executive management. In addition, a background and reference check is conducted. The Committee makes a recommendation to our Board based on its review, the results of interviews with the candidate and all other available information. The Board makes the final decision on whether to invite the candidate to join our Board, with such invitation being extended by the Chairman of the Board.

Board diversity

The Corporate Governance, Nominating and Sustainability Committee periodically reviews the skills and experiences of our current Board to determine whether the addition of directors with particular experience and skills would make our Board more effective. In conducting its evaluation of potential Board candidates, the Committee and the Board consider many factors, with no single factor being determinative or required. Rather, the Committee and the Board weigh all relevant factors to determine whether the candidate will effectively interact with and contribute to the Board in a collaborative and collegial manner. Specific qualifications considered include: professional and work history; educational background and degrees earned; financial acumen and qualifications as a “financial expert” under the SEC standards; scope of business experience, including size and complexity of organizations run by the candidate, P&L responsibility and international business experience; breadth of experience in the financial technology, financial services, or related industries; Board diversity; ability to satisfy NYSE independence standards; and availability and willingness to commit the

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necessary time to Board service. In addition, the Committee will look for candidates who have demonstrated throughout their careers the highest personal and professional ethics, integrity, and values. Candidates must possess the experience and perspective to interact effectively with the Board on any number of commercial, financial, or strategic matters. Moreover, these candidates should demonstrate an ability to do all of this with a consultative and engaging approach that encourages active listening and constructive dialogue.

The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, race, ethnicity, skills and experience. The Board is committed to actively seeking out highly-qualified women and underrepresented minority candidates for each search the Board undertakes. In identifying, evaluating and recommending director nominee candidates, the Corporate Governance, Nominating and Sustainability Committee will consider diversity of gender and ethnicity within the Board, the criteria set forth above, and such other factors as the Committee deems appropriate. The Board makes the importance of gender and underrepresented minority candidates known to any recruiting firm it engages.

Board refreshment

The Corporate Governance, Nominating and Sustainability Committee oversees and plans for director succession and refreshment to maintain a diversity of thought, background and experience that supports the Company’s long-term strategy. Through our succession and refreshment plans, the Corporate Governance, Nominating and Sustainability Committee has an ongoing opportunity to:

●	Evaluate the depth and diversity of experience of our Board;

●	Expand and replace key skills and experience that support our long-term strategy;

●	Continue to seek Board diversity; and

●	Maintain a balanced mix of director tenures.

To enhance Board refreshment, in 2019 our Board approved the adoption of a mandatory retirement age of 75 for directors, which is reflected in the Corporate Governance Guidelines. Mr. Hughes and Mr. Stiefler reached the mandatory retirement age following the 2021 annual meeting of shareholders, which means that they may not stand for re-election at the 2022 annual meeting of shareholders. However, due to the continuing impact and challenges of the COVID-19 pandemic and the low average tenure of the other directors on our Board, the Board granted a one-time, one-year exception to the mandatory retirement age requirement for Mr. Hughes and Mr. Stiefler, which permits them to stand for re-election at the 2022 annual meeting of shareholders.

Mr. Hughes and Mr. Stiefler each have significant skills and experience which would be lost due to their retirement. As part of an orderly transition, Mr. Hughes and Mr. Stiefler will assist with the mentoring and training of any new directors that join the Board prior to their scheduled retirement as of the annual meeting of shareholders in 2023. Mr. Hughes and Mr. Stiefler will also step down from their respective roles of Chair of the Compensation Committee and Lead Independent Director prior to their scheduled retirement as of the annual meeting of shareholders in 2023.

Director continuing education

In 2020, the Corporate Governance, Nominating and Sustainability Committee formalized and adopted guidelines to promote director continuing education. These guidelines encourage directors to attend director education programs as they deem appropriate to stay abreast of developments in corporate governance, the industry in which FIS participates, and best practices relevant to their contribution to the Board generally as well as to their responsibilities in their specific committee assignments. Directors share with their fellow Board members on a quarterly basis any insights, observations, or conclusions that may have been derived from relevant director education programs. In addition, the Company provides educational opportunities for directors during regularly scheduled Board meetings and provides access to third-party educational programs. Finally, the Company provides weekly updates to the Board on key governance topics and provides a summary of governance “hot topics” at each quarterly Board meeting.

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Shareholder recommendations for Board membership

The Board of Directors has adopted a policy with respect to the consideration of director candidates recommended by shareholders. A candidate submission from a shareholder will be considered at any time if the following information is submitted to the Corporate Secretary of the Company:

●	The recommending shareholder’s name and address, together with the number of shares, length of period held and proof of ownership;

●	Name, age and address of candidate;

●	Detailed resume of candidate, including education, occupation, employment and other current commitments;

●	Description of arrangements or understandings between the recommending shareholder and the candidate;

●	Statement describing the candidate’s reasons for seeking election to the Board and documenting candidate’s satisfaction of qualifications articulated by the Board;

●	A signed statement from the candidate, confirming willingness to serve and lack of conflict of interest with the Company; and

●

If the recommending shareholder has been a beneficial holder of more than 5% of the Company’s stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination.

The Corporate Secretary will promptly forward complying nominee recommendation submissions to the Chair of the Corporate Governance, Nominating and Sustainability Committee. The Corporate Governance, Nominating and Sustainability Committee will apply the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources.

In addition, nominations of individuals for election to our Board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 or Section 2.12 of our Bylaws. Section 2.12, adopted by our Board in January 2017, sets the Proxy Access rights of our shareholders. It provides that a shareholder, or a group of up to twenty (20) shareholders, who have held at least 3% of the total outstanding shares of the Company continuously for three years or more may nominate and include in our proxy materials up to the greater of two (2) directors or twenty percent (20%) of the current Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in Section 2.12. For information regarding the deadlines for submitting nomination notices pursuant to Section 1.12 or Section 2.12 of our Bylaws, see “Shareholder Nominations for Board Membership and Other Proposals” on page 104 of this proxy statement.

Risk and Technology Committee

Risk and Technology	Chair	Members	2021 Meetings	2021 Attendance
	Lisa A. Hook	Vijay D’Silva* Keith W. Hughes Brian T. Shea James B. Stallings, Jr.	4	100%
*	Mr. D’Silva was appointed to the Risk and Technology Committee on March 16 2022.

While the Board is ultimately responsible for risk oversight at our Company, our Board has delegated oversight of the Company’s risk management process to the Risk and Technology Committee. Its role in the Company’s risk oversight process includes overseeing the activities of the executive risk and technology committee (“ERTC”) and management’s enterprise risk management program, as well as the activities of senior management related to risk management. Senior management has established a Risk, Information Security and Compliance (“RISC”) group that is responsible for ensuring that all aspects of the enterprise risk management program are implemented. This group provides periodic reporting of the enterprise risk management program, its assessment activities and emerging risks to the ERTC and the Risk and Technology Committee and, in the case of the

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Company’s Compliance and Ethics programs, to the Audit Committee of the Board. The RISC group is responsible for ensuring the development and deployment of the Company’s risk management program infrastructure, coordinating and conducting risk assessments, prioritizing and reporting risks, developing risk mitigation strategies, and tracking and managing risk mitigation initiatives. The ERTC is responsible for validating and assessing the overall effectiveness of the risk management program and activities performed by senior management to mitigate specific risks. In its oversight role, the Risk and Technology Committee verifies the risk management strategy deployed by the RISC group and the ERTC and reviews and approves the Company’s identified top risks and risk management plan. The Risk and Technology Committee receives periodic risk management effectiveness reporting from management, as well as updates on program changes and emerging risks.

The primary functions of the Committee, as identified in its Charter, are:

●	Reviewing executive management’s deployment of an Enterprise Risk framework and its risk measurement methodologies, and reviewing the results of risk management reviews and assessments;

●	Reviewing with executive management the Company’s policies, procedures and standards for identifying and managing Enterprise Risks;

●

Reviewing reports from executive management regarding the Company’s compliance with applicable Enterprise Risk-related policies, procedures and standards and the Company’s performance relative to such policies, procedures and standards;

●	Reviewing significant regulatory reports of the Company related to the Enterprise Risks and remediation plans related to such Enterprise Risks;

●	Reviewing and overseeing the Company’s data security risk strategy and data security risk policies and controls;

●	Reviewing the Company’s Enterprise Risk strategy and Enterprise Risk policies and controls;

●	Conducting periodic assessments of the state of the Company’s management culture; and

●	Discharging any other responsibilities or duties delegated to the Committee by the Board from time to time.

Executive Committee

Executive	Chair	Members	2021 Meetings	2021 Attendance
	Gary A. Norcross	Ellen R. Alemany Lisa A. Hook Keith W. Hughes Louise M. Parent Jeffrey E. Stiefler	1	100%

The primary function of the Executive Committee, as identified in its charter, is to act on behalf of the full Board between regularly scheduled Board meetings, when time is of the essence.

In response to the coronavirus or COVID-19 pandemic, in March 2020 the Board revised the Executive Committee Charter to provide for emergency governance provisions regarding notice and quorum requirements in the event of an acute emergency.

Board Leadership Structure

Mr. Norcross is our Chief Executive Officer and the Chairman of our Board. As Chief Executive Officer, Mr. Norcross is responsible for setting our strategic direction and day-to-day leadership and performance of our Company. As the Chairman of the Board, Mr. Norcross provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Our Board believes this Board leadership structure is appropriate for the Company, in that the combined role of the Chairman of the Board and

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Chief Executive Officer promotes unified leadership and direction, allowing for a single, clear focus for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board. In making the decision to appoint Mr. Norcross the Chairman, the Board also considered the Company’s strong performance under Mr. Norcross. Finally, the Board considered the fact that the Company has a strong Lead Independent Director, as discussed below.

Role of the Lead Independent Director

On July 31, 2019, following a recommendation from the Corporate Governance, Nominating and Sustainability Committee, the Board appointed Jeffrey E. Stiefler to serve as Lead Independent Director. The responsibilities of the Lead Independent Director include:

●	Chairing executive sessions of the independent directors of the Board and discussing with the Chairman and/or CEO issues discussed in executive session;

●	Collaborating with the Chairman and/or CEO to set the Board agenda;

●

Acting as an intermediary between the independent directors and the Chairman for the purposes of agenda input, issue discussion and flow of information, without inhibiting direct communications between the Chairman and other directors;

●	Assisting the Corporate Governance, Nominating and Sustainability Committee in the nomination of new Board members;

●	Assisting the Compensation Committee with the annual performance evaluation of the Chief Executive Officer;

●	Serving as a designated member of the Executive Committee of the Board;

●	Communicating with the Chairman on strategic business issues; and

●	Consulting with the Chairman on the appropriateness (including quality and quantity) and timeliness of information provided to the Board.

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The purpose of the Audit Committee of the Board of Directors is primarily to provide independent review and oversight of the Company’s accounting and financial reporting processes, financial statements, internal controls over financial reporting, audit processes and financial results of the Company’s operations. As set forth in the written charter of the Audit Committee, management of the Company is responsible for the preparation and fair presentation of FIS’ financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations.

KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing FIS’ annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles and performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). In performing our oversight function, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements of FIS as of and for the year ended December 31, 2021. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. The Committee has also discussed with KPMG the matters required to be discussed under the applicable requirements of the PCAOB and the Securities and Exchange Commission.

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’ internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG during each Audit Committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’ internal controls and the overall quality of FIS’ financial reporting.

Management was present during the regular quarterly discussions with KPMG. In addition, the Audit Committee meets regularly with KPMG in executive session.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements referred to above be included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2021 and that KPMG be appointed the independent registered public accounting firm for FIS for 2022.

The foregoing report is provided by the following independent directors, who constituted the Audit Committee as of December 31, 2021:	Audit Committee
Louise M. Parent (Chair)
Ellen R. Alemany
Jeffrey A. Goldstein
Lisa A. Hook

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Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee charter calls for our Audit Committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related person transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review shall be before the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our Audit Committee charter described above is in addition to and does not supersede any other applicable Company policies or procedures, including our Code of Conduct. During our 2021 fiscal year, there have been no transactions, or currently proposed transactions, between the Company and related persons that required review by the Audit Committee or that required disclosure in this proxy statement.

Delinquent Section 16(a) Reports

Section 16 of the Exchange Act requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. The Company is required to report in this proxy statement any failure of its directors and executive officers to file by the relevant due date any reports required to be filed pursuant to Section 16 during fiscal year 2021. To the Company’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2021, no director or executive officer of FIS failed to file reports required by Section 16(a) on a timely basis, except for one late Form 4 filing for Ms. Alemany filed in August 2021 to report shares transferred from a trust account to a directly-held account.

Shareholder Nominations for Board Membership and Other Proposals

A shareholder wishing to nominate any person for election as a director of FIS at the Annual Meeting of Shareholders to be held in 2023 must comply with Section 1.12 (Shareholder Proposals and Nominations) or Section 2.12 (Proxy Access) of our Bylaws. Section 1.12 requires notice to FIS no later than December 16, 2022, accompanied by the information required by Section 1.12. Section 2.12(b) requires notice to FIS no earlier than November 16, 2022 and no later than December 16, 2022, accompanied by the information required by Section 2.12. If the date of the Annual Meeting of Shareholders to be held in 2023 is changed to a date more than 30 days earlier or later than May 25, 2023, shareholders wishing to nominate any person for election as a director of FIS at the Annual Meeting of Shareholders to be held in 2023 must comply with the notice deadlines as calculated in Section 1.12(c) and 2.12(b).

Any other proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2023 must be received by the Company no later than December 16, 2022. Any proposal that a shareholder wishes to bring before the 2023 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 16, 2022. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s Bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

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Other matters

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

Available information

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (except for certain exhibits thereto), including our audited financial statements, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

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ANNEX A

FIDELITY NATIONAL INFORMATION SERVICES, INC.

2022 OMNIBUS INCENTIVE PLAN

Fidelity National Information Services, Inc.	A-i

(continued)

A-ii	Fidelity National Information Services, Inc.

(continued)

Fidelity National Information Services, Inc.	A-iii

FIDELITY NATIONAL INFORMATION SERVICES, INC.

2022 OMNIBUS INCENTIVE PLAN

Article 1.    Establishment, Objectives, and Duration

1.1    Establishment of the Plan. Fidelity National Information Services, Inc., a Georgia corporation, hereby establishes an incentive compensation plan to be known as the “Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

The Plan supersedes and replaces the (i) Amended and Restated Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 30, 2018 (the “2008 Omnibus Plan”), (ii) SunGard 2005 Management Incentive Plan, which was added to the 2008 Omnibus Plan on November 30, 2015, in conjunction with the acquisition of SunGard (the “SunGard Plan”) and (iii) Worldpay, Inc. 2012 Equity Incentive Plan, which was added to the 2008 Omnibus Plan on July 31, 2019, in conjunction with the acquisition of Worldpay (the “Worldpay Plan”). The 2008 Omnibus Plan, SunGard Plan and Worldpay Plan are no longer available for any future Awards, but will remain in effect with respect to outstanding Awards previously granted under each such plan until no Awards remain outstanding.

1.2    Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3    Duration of the Plan. No Award may be granted under the Plan after March 31, 2032, which is the tenth anniversary of the date the Board approved the Plan, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2.    Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1    “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2    “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3    “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a)    an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 25% or more of either the then outstanding shares of Company common stock (the “Outstanding Company

Fidelity National Information Services, Inc.	A-1

Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b)    during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)    consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i)    all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)    no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 25% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii)    individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

(d)    the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment of any amounts or any Awards constituting “nonqualified deferred compensation” subject to Code Section 409A that are payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A(a)(2)(A)(v).

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2.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7    “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8    “Company” means Fidelity National Information Services, Inc., a Georgia corporation, and any successor thereto.

2.9    “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.10    “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11    “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares.

2.12    “Employee” means any employee of the Company or a Subsidiary.

2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.14    “Exempt Fair Market Value Purchased Shares” means Shares purchased on the open market or from the Company at their then current Fair Market Value (regardless of whether the Shares are delivered immediately or on a deferred basis, or the payment for the Shares is made directly or by giving up compensation that is otherwise due (for example, through payroll deductions)) that are not treated as having been purchased pursuant to an equity compensation plan for purposes of Section 303A.08 of the New York Stock Exchange’s Listed Company Manual.

2.15    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.16    “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date immediately prior to the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.17    “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.18    “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.19    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.20    “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.21    “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.22    “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.23    “Performance Period” means the period during which a performance measure must be met.

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2.24    “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.25    “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.26    “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.27    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.28    “Replacement Awards” means Awards issued in substitution of awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. For all purposes hereunder, Replacement Awards shall be deemed Awards.

2.29    “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.30    “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.31    “Share” means a share of Class A common stock of the Company, par value $0.01 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.32    “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.33    “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.34    “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3.    Administration

3.1    The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2    Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

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3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4.    Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1    Number of Shares Available for Grants.

(a)    Subject to adjustment as provided in this Section 4.1 and Section 4.3 herein, the maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be 27,600,000. Subject to adjustment as provided in Section 4.3 herein, Incentive Stock Options with respect to an aggregate of no more than 10,000,000 Shares may be granted under the Plan.

Shares that are potentially deliverable (or that have been issued in the case of restricted stock) under an award that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such shares are not counted as having been delivered under the Plan and will be available again under the Plan. Any Shares subject to an award granted under the 2008 Omnibus Plan that are canceled, forfeited, settled in cash, expire or otherwise terminate without delivery of such shares after the effective date of the Plan will be available again under the Plan.

If Shares are tendered by a Participant, returned to or withheld by the Company, in each case, in satisfaction of taxes relating to a full-value Award (i.e., Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit) or in connection with a cash out of a full-value Award (i.e., Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit), such Shares shall be available again under the Plan. If Shares are tendered by a Participant, returned to or withheld by the Company, in each case, in satisfaction of (i) the Exercise Price of an Option or (ii) taxes relating to an Option or SAR, such shares shall not become available again under the Plan. Shares repurchased on the open market with the proceeds of an Option exercise shall not become available again under the Plan. Each SAR issued under the Plan will be counted as one share issued under the Plan without regard to the number of Shares issued to the Participant upon exercise of such SAR.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

(b)    Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2    Non-Employee Director Awards: The maximum aggregate number of Shares with respect to which Options or Stock Appreciation Rights may be granted in any one fiscal year to any one non-employee director shall be 50,000 Shares. The maximum aggregate amount of Awards (other than Options or Stock Appreciation Rights) that can be awarded to any one non-employee director in any one fiscal year shall be a number of Shares having an aggregate Fair Market Value not to exceed $1,000,000.

4.3    Adjustments in Authorized Shares and Awards. In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123R), such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause an equitable adjustment to be made (i) in the number and kind of Shares that may be delivered under the Plan under Section 4.1 hereof, (ii) in the individual limitations set forth in Section 4.2 hereof and (iii) with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per-Share results, and other terms and conditions of outstanding Awards, in the case of (i), (ii) and (iii) to

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prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Committee may, in its sole discretion, cause an equitable adjustment as described in the foregoing sentence to be made, to prevent dilution or enlargement of rights. The number of Shares subject to any Award shall always be rounded down to a whole number when adjustments are made pursuant to this Section 4.3. Adjustments made by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.

Article 5.    Eligibility and Participation

5.1    Eligibility. Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.    Options

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3    Exercise Price. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted.

6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

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6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8    Dividend Equivalents. At the discretion of the Committee, an Award of Options may provide the Participant with the right to receive Dividend Equivalents, which will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Notwithstanding anything herein to the contrary, in no event shall Dividend Equivalents be currently payable with respect to unearned Awards.

6.9    Termination of Employment or Service. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10    Nontransferability of Options.

(a)    Incentive Stock Options. ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

(b)    Nonqualified Stock Options. NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. NQSOs may not be transferred for value or consideration.

Article 7.    Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2    Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the

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difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4    Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5    Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)    the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7    Dividend Equivalents. At the discretion of the Committee, an Award of SARs may provide the Participant with the right to receive Dividend Equivalents, which will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and paid at such time following full vesting of the SARs with respect to which such distributions were made. Notwithstanding anything herein to the contrary, in no event shall Dividend Equivalents be currently payable with respect to unearned Awards.

7.8    Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9    Nontransferability of SARs. SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant. SARs may not be transferred for value or consideration.

Article 8.    Restricted Stock

8.1    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2    Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific

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performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4    Removal of Restrictions. Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6    Dividends and Other Distributions. During the Period of Restriction, all distributions, including regular cash dividends paid with respect to Shares of Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting of the Shares of Restricted Stock with respect to which such distributions were made.

8.7    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8    Nontransferability of Restricted Stock. Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9.    Restricted Stock Units and Performance Shares

9.1    Grant of Restricted Stock Units/Performance Shares. Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2    Award Agreement. Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3    Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may

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be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4    Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5    Dividend Equivalents. Restricted Stock Units and Performance Shares shall provide the Participant with the right to receive Dividend Equivalents, which will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and paid at such time following full vesting of the shares of Restricted Stock Units and Performance Shares with respect to which such distributions were made. Notwithstanding anything herein to the contrary, in no event shall Dividend Equivalents be currently payable with respect to unearned Awards.

9.6    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7    Nontransferability. Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10.    Performance Units

10.1    Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2    Award Agreement. Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3    Value of Performance Units. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4    Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5    Dividend Equivalents. Performance Units shall provide the Participant with the right to receive Dividend Equivalents, which will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and paid at such time following full vesting of the Performance Units with respect to which such distributions were made. Notwithstanding anything herein to the contrary, in no event shall Dividend Equivalents be currently payable with respect to unearned Awards.

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10.6    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7    Nontransferability. Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11.    Other Awards

11.1    Grant of Other Awards. Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, the payment of Shares in lieu of cash under other Company incentive or bonus programs, the right to purchase Shares on the open market or from the Company at their then current Fair Market Value (regardless of whether the Shares are delivered immediately or on a deferred basis, or the payment for the Shares is made directly or by giving up compensation that is otherwise due (for example, through payroll deductions)), and matching programs whereby the Company either delivers additional Shares (or makes cash payments that are used to purchase Shares on the open market) to or for the benefit of Participants who purchase Shares pursuant to an employee stock purchase program established pursuant to this Section 11.1. Other Awards may be granted pursuant to Award Agreements or through the establishment of a sub-plan or program, such as an employee stock purchase program, that is approved by the Committee.

11.2    Payment of Other Awards. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3    Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4    Nontransferability. Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

11.5    Dividend Equivalents. Other Awards shall provide the Participant with the right to receive Dividend Equivalents, which will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award and paid at such time following full vesting of the Other Awards with respect to which such distributions were made. Notwithstanding anything herein to the contrary, in no event shall Dividend Equivalents be currently payable with respect to unearned Awards.

Article 12.    Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance

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conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13.    Qualified Retirement Equity Program

Effective January 1, 2021, the Company established a Qualified Retirement Equity Program (the “Program”). The Program is a benefit available to the Participants in the Plan, who satisfy certain eligibility and notice requirements, which provides for continued vesting of certain qualifying unvested Awards under the Plan following a Qualified Retirement (as defined below). Upon providing the proper advance written notice of their intent to retire, an eligible Participant’s qualifying Awards will not be forfeited upon a Qualified Retirement, but will continue to vest in accordance with the terms of their respective Award Agreements, contingent upon continued compliance with the restrictive covenants in the Award Agreements and execution of a general release of claims.

A “Qualified Retirement” means a voluntary retirement from employment by an employee who has accumulated a minimum of 65 points based upon age plus years of service (1 point per year, measured in whole years). The minimum age for a Qualified Retirement is 55 years old and the minimum years of service is 5 years.

This paragraph is a summary of the Program and is qualified in its entirety by reference to the Program document, a copy of which is available from the Company’s People Office.

Article 14.    Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents). The performance goals to be used for such Awards may include, without limitation, the following performance measure(s): earnings per share, economic value created, net income (before or after taxes), operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin (actual or targeted growth), share price, share price growth, total stockholder return, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Article 15.    Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 16.    Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon payout of any Award. If permitted,

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such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 17.    Rights of Participants

17.1    Continued Service. Nothing in the Plan shall:

(a)    interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b)    confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c)    confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

17.2    Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 18.    Change in Control

18.1    Impact of Change in Control. Except as otherwise provided in Section 18.2, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)    any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b)    any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c)    any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods, unless the Committee determines otherwise in its discretion that such Awards shall be deemed earned at a level in excess of target level performance based on actual results or good-faith projections for the open Performance Periods.

18.2    Double-Trigger Default Provision. Notwithstanding the provisions of Section 18.1 hereof, except as otherwise provided in any then-effective written agreement between the Participant and the Company or a Subsidiary, including, without limitation, a Participant’s Award Agreement, if any Award granted under the Plan is assumed or a substantially equivalent award is substituted therefor in connection with a Change in Control, the provisions of Section 18.1(a), (b) and (c), as applicable, shall not apply to such assumed or substantially equivalent award, to the extent then outstanding, unless and until the later of (i) the date on which the Participant experiences an Involuntary Termination or (ii) the occurrence of the Change in Control; provided that any such Award that is considered deferred compensation subject to Code Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Section 409A (as defined below). For purposes of this Section 18.2, a Participant will be deemed to experience an “Involuntary Termination” if the Participant’s employment or service is terminated other than for “cause” (as such term is defined in the Participant’s Award Agreement) or the Participant resigns for “good reason” (as such term is defined in the Participant’s Award Agreement, but only if “good reason” termination applies under such Award Agreement), in each case, at any time within three (3) months preceding, or twenty-four (24) months following, the Change in Control.”

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Article 19.    Additional Forfeiture Provisions; Clawback

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary. Any Awards granted pursuant to this Plan shall be subject to the Company’s Incentive Compensation Clawback Policy, as the same may be amended from time to time.

Article 20.    Amendment, Modification, and Termination

20.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule. Except as provided in Section 4.3 hereof, the Board may not (a) amend the terms of previously granted Options or Stock Appreciation Rights to reduce the Exercise Price per share subject to such Options or the grant price per share subject to such Stock Appreciation Rights, (b) cancel such Options or Stock Appreciation Rights and grant substitute Options or Stock Appreciation Rights with a lower Exercise Price or grant price per share than the cancelled Options and Stock Appreciation Rights, (c) cancel outstanding Options with an Exercise Price or Stock Appreciation Rights with a grant price above the current Fair Market Value of a Share in exchange for cash or other securities; or (d) take any other action with respect to Options or Stock Appreciation Rights that would be treated as a repricing under the stock exchange or quotation system on which the Shares are principally traded.

20.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that (except as provided in Section 4.3 hereof) the Committee may not (a) amend the terms of previously granted Options or Stock Appreciation Rights to reduce the Exercise Price per share subject to such Options or the grant price per share subject to such Stock Appreciation Rights, (b) cancel such Options or Stock Appreciation Rights and grant substitute Options or Stock Appreciation Rights with a lower Exercise Price or grant price per share than the cancelled Options and Stock Appreciation Rights, (c) cancel outstanding Options with an Exercise Price or Stock Appreciation Rights with a grant price above the current Fair Market Value of a Share in exchange for cash or other securities; or (d) take any other action with respect to Options or Stock Appreciation Rights that would be treated as a repricing under the stock exchange or quotation system on which the Shares are principally traded.

20.3    Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

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Article 21.    Withholding

21.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

21.2    Use of Shares to Satisfy Withholding Obligation. With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the maximum statutory withholding (based on maximum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the maximum statutory withholding amounts. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 22.    Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Georgia law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 23.    Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 24.    Legal Construction

24.1    Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

24.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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24.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

24.4    Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.

24.5    Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements.

24.6    Code Section 409A Compliance. To the extent applicable, it is intended that the Plan and any Awards granted under the Plan comply with, or are exempt from the application of, the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Code Sections 409A, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Code Section 409A or any damages for failing to comply with Code Section 409A or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Code Section 409A). Each payment or benefit under the Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 409A.

Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Company or a Subsidiary (for example, a change from Employee to Consultant) shall not be deemed a termination of the Participant’s employment or service hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A that are payable upon a termination of the Participant’s employment or service unless such change in status constitutes a “separation from service” within the meaning of Section 409A. Any payments in respect of an Award constituting “nonqualified deferred compensation” subject to Section 409A that are payable upon a termination of the Participant’s employment or service shall be delayed for such period as may be necessary to meet the requirements of Code Section 409A(a)(2)(B)(i). On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

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ANNEX B

FIDELITY NATIONAL INFORMATION SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(May 25, 2022)

Fidelity National Information Services, Inc. (the “Company”), hereby establishes the “Fidelity National Information Services, Inc. Employee Stock Purchase Plan” (the “Plan”). The Plan became effective upon the approval of the Plan by the Company’s stockholders at the 2022 Annual Meeting. The Plan shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 10.l hereof, until the date of termination of Plan.

ARTICLE I

PURPOSE OF THE PLAN

1.1.    PURPOSE. The Plan shall permit eligible Employees to purchase Shares through accumulated payroll deductions or other contributions and through Company matching contributions. Participation in the Plan is entirely voluntary and neither the Company nor any of its Subsidiaries makes any recommendations to their Employees as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the U.S. Employee Retirement Income Security Act of 1974, as amended, nor qualify as an “employee stock purchase plan” under Section 423 of the Code.

ARTICLE II

DEFINITIONS

2.1.    ACCOUNT. “Account” means the bookkeeping entry maintained by the Company on behalf of each Participant for the purpose of accounting for all Participant Contributions and Matching Contributions credited to the Participant pursuant to the Plan.

2.2.    BASE EARNINGS. “Base Earnings” means the amount of a Participant’s regular salary or earnings paid to the Participant by the Company or a Subsidiary before deductions required by law and deductions authorized by the Participant, including any elective deferrals in the United States with respect to a plan of the Employer qualified under Sections 125 or 401(a) of the Code and any amounts deferred by the Participant to a nonqualified deferred compensation plan sponsored by the Employer. In the case of Participants primarily compensated on a commission basis, “Base Earnings” may include commission earnings not to exceed $10,000 per month. “Base Earnings” shall not include: wages paid for overtime, extended workweek schedules or any other form of extra compensation or bonus, income from equity awards, payments made by the Employer based upon salary for Social Security, workers’ compensation, unemployment compensation, payments on account, disability payments or any other payment mandated by state, federal or local laws, or salary-related contributions made by the Employer for insurance, annuity or any other employee benefit plan.

2.3.    BOARD. “Board” means the Board of Directors of the Company.

2.4.    BROKER. “Broker” means the financial institution designated by the Company to act as Broker for the Plan.

2.5.    CODE. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6.    COMMITTEE. “Committee” means the committee specified in Section 8.1.

2.7.    COMPANY. “Company” means Fidelity National Information Services, Inc., a Georgia corporation, and any successor thereto.

2.8.    EMPLOYEE. “Employee” means each person currently employed by an Employer and providing active service to the Employer who averages at least twenty hours per week, any portion of whose income is subject to

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withholding of income tax or for whom U.S. Social Security retirement contributions are made by the Employee. However, the minimum work hour restriction referenced in the preceding sentence shall not apply in jurisdictions where such restriction is not permissible. Persons providing services to the Company, or to any Subsidiary, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Employees for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the U.S. Internal Revenue Service, the U.S. Department of Labor, or other person as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person.

2.9.    EMPLOYER. “Employer” means the Company and each Subsidiary that employs Employees in a country approved by the Committee unless otherwise specified by the Committee.

2.10.    PARTICIPANT. “Participant” means an Employee who has satisfied the eligibility requirements of Section 3.1 and has started participating in the Plan in accordance with Section 3.2.

2.11.    PAYROLL PERIOD. “Payroll Period” means the pay periods coinciding with the Employer’s payroll practices, as revised from time to time.

2.12.    PLAN YEAR. “Plan Year” means the twelve consecutive month period ending each December 31.

2.13.    QUARTER. “Quarter” means the three consecutive calendar month periods commencing January 1 through March 31, April l through June 30, July 1 through September 30 and October 1 through December 31 each Plan Year.

2.14.    QUARTER END. “Quarter End” means the last calendar day of each Quarter (i.e., March 31, June 30, September 30 or December 31).

2.15.    SHARE ACCOUNT. “Share Account” means the account maintained by the Broker on behalf of each Participant for the purpose of accounting for Shares purchased by the Participant pursuant to the Plan.

2.16.    SHARES. “Shares” means shares of common stock, par value $.01 per share, of the Company.

2.17.    SUBSIDIARY. “Subsidiary” means any corporation in which the Company’s owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including but not limited to, partnerships, limited liability companies and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1.    ELIGIBILITY.

(a)    The Plan is a broad-based benefit plan available to all eligible employees of the Company. Each Employee of an Employer who shall have completed ninety (90) days of continuous employment with the Employer from their most recent hire date with the Employer shall be eligible to become a Participant in the Plan.

(b)    Any Employee employed by a company immediately prior to its acquisition by an Employer as part of a transaction shall become a Participant in the Plan, effective on the closing date of such transaction, if such transaction documents provide for such immediate eligibility or the Committee so decides. Notwithstanding the

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foregoing, such acquired company must meet the definition of Employer and such Employee must meet the definition of Employee (as defined in Article II) and have met the eligibility requirement of paragraph 3.1(a) with the acquired company. Service completed with the acquired company which ended on the date the acquired company is merged or consolidated with an Employer shall be included in determining such Employee’s eligibility.

(c)    Employees who are non-resident aliens and who receive no earned income (as defined in Section 911(d)(2) of the Code) from the Employer which constitutes income from sources within the United States shall be excluded from participation in the Plan, except to the extent participation is expressly approved by the Committee. Employees that beneficially own more than five percent (5%) of the Company’s issued and outstanding common stock shall be excluded from participation in the Plan.

(d)    Notwithstanding anything to the contrary in this Plan, the Committee may prohibit any one or more Subsidiaries and/or Employees from participation in the Plan to the extent such participation would violate applicable laws (including, without limitation, applicable securities laws) or to the extent compliance with applicable laws or exemptions therefrom would be administratively burdensome, as determined in the sole discretion of the Committee.

3.2.    PARTICIPATION. An Employee who has satisfied the eligibility requirements of Section 3.1 may become a Participant in the Plan upon completion of such enrollment procedures as the Committee may prescribe.

3.3.    SPECIAL RULES. In the event that a person is excluded from participation in the Plan and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Employee only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.

3.4.    PARTICIPANT’S DUTIES AND RESPONSIBILITIES TO NOTIFY THE COMPANY. By electing to participate in the Plan, Participants agree to monitor their Accounts and Share Accounts to ensure that all directions, instructions, and elections made by the Participant with respect to their Accounts and Share Accounts are properly effected. Consistent with such obligation, each Participant is required to promptly review all statements, confirmations, and other notices and disclosures with respect to their Account and Share Account, as well as all payroll confirmations, notices, and disclosures pertaining to such Participant’s contributions and elections with respect to the Plan. If the Committee or an individual or group with authority delegated by the Committee acts or fails to act with respect to a Participant’s contribution or a Participant’s Account or Share Account under the Plan and the Participant knows or should have known that such act or failure to act was incorrect or inconsistent with the Plan, the Code, and/or the Participant’s instructions, elections, or other directions, the Participant’s failure to notify the Committee (or the Committee’s delegate) within 90 days that such act or failure to act was incorrect or inconsistent with the Participant’s election shall be deemed to be an acceptance and ratification of the Administrator’s (or the Administrator’s delegate’s) act or failure to act.

ARTICLE IV

PARTICIPANT CONTRIBUTIONS

4.1.    PARTICIPANT ELECTION. Pursuant to the enrollment procedures established by the Committee in Section 3.2, each Participant shall designate the amount of payroll deductions or other contributions (“Participant Contributions”) to be made from their paycheck, or through a form of payment approved by the Committee, in its sole discretion, to purchase Shares under the Plan. The amount of Participant Contributions shall be designated in whole percentages of Base Earnings, of at least 3% and not to exceed 15% of Base Earnings for any Plan Year. The amount so designated by the Participant shall be effective as soon as administratively practicable following completion of the enrollment procedures and shall continue until terminated or altered in accordance with Section 4.2 below.

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4.2.    CHANGES IN ELECTION. In accordance with procedures established by the Committee, a Participant may decrease or increase the rate of their Participant Contributions or elect to discontinue their Participant Contributions, and in either case, such election shall be effective as soon as administratively practicable. No such election may be made retroactive, and any such new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.2.

4.3.    PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contribution, as well as the matching contribution as set forth in Article V (the “Matching Contribution”), shall be credited to their Account. To the extent that such contributions may not be held in an Account due to local legal requirements, the Committee, in its sole discretion, may establish and maintain a bank account or other account (whether a joint or individual account) to maintain Participant Contributions and Matching Contributions. No interest shall accrue at any time for any amount credited to an Account of a Participant, even if contributions are held in a bank account, unless required by local law.

ARTICLE V

MATCHING CONTRIBUTIONS

5.1.    MATCHING CONTRIBUTIONS. For each Participant in the Plan who makes a Participant Contribution and who remains an Employee on each day from the Quarter End in which the Participant Contribution is made until the annual anniversary of that Quarter End (the “Matching Date”), the Employer shall credit to the Account of that Participant a Matching Contribution. The Matching Contribution shall be an amount equal to twenty-five percent (25%) of the amount of Participant Contributions credited to the Participant’s Account for the Quarter ending on the applicable Quarter End.

ARTICLE VI

PURCHASE OF STOCK

6.1.    PURCHASE SHARES. As soon as practicable following the close of each Payroll Period or, with respect to Matching Contributions, the Quarter End (in each such case, the “Purchase Date”), the amount credited to a Participant’s Account shall be transferred by the Employer to the Broker, and the Plan shall cause the Broker to use such amount to purchase Shares on the open market on the Participant’s behalf. The purchase price of Shares on the open market is not discounted or subsidized by the Company. Any balance remaining after the purchase shall be credited to the Participant’s Share Account and shall be used to purchase additional Shares as of the next Purchase Date.

6.2.    SHARE ACCOUNTS AND DIVIDENDS. Shares purchased on behalf of a Participant under the Plan shall be posted to the Participant’s Share Account as soon as practicable after, and credited to such Share Account as of, each Purchase Date. Dividends on Shares held in a Participant’s Share Account shall be credited to such Participant’s Share Account.

6.3.    FEES AND COMMISSIONS. During each Participant’s employment with the Employer, the Company shall pay the standard fees for opening and maintaining Share Accounts for such Participant. Following a Participant’s termination of employment with the Employer, such Participant shall pay the standard fees for maintaining a Share Account. At all times, each Participant shall pay the brokerage commissions and other charges associated with the purchase and sale of Shares held in such Participant’s Share Account.

6.4.    HOLD PERIOD. Shares purchased on behalf of a Participant under the Plan, excluding Shares attributable to Matching Contributions, must be held in a Participant’s Share Account for a period of not less than 365 days from the Purchase Date (the “Hold Period”). Such Shares shall not be eligible for sale or disposition until the expiration of the Hold Period. The Hold Period shall remain in effect unless and until a Participant’s employment terminates for any reason (including due to retirement or death).

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6.5.    SALE OF SHARES. Any Participant may request the Broker to sell any or all of the Shares allocated to his or her Share Account, provided the Hold Period has expired on the Shares subject to the restrictions of Section 6.4.

ARTICLE VII

TERMINATION OF EMPLOYMENT AND BENEFICIARY

DESIGNATION

7.1.    TERMINATION OF EMPLOYMENT. In the event that a Participant’s employment with the Employer terminates for any reason (whether or not in breach of local labor laws), the Participant’s right to participate in the Plan will terminate on the date the Participant is no longer actively employed and will not be extended by any notice period mandated under local law ( e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the sole discretion to determine when the Participant is no longer actively employed for purposes of Plan participation.

7.2.    QUALIFIED RETIREMENT EQUITY PROGRAM. Effective January 1, 2021, the Company established a Qualified Retirement Equity Program (the “Program”). The Program is a benefit available to the Participants in the Plan, who satisfy certain eligibility and notice requirements, which provides for continued receipt of the Matching Contributions under the Plan following a Qualified Retirement (as defined below). Upon providing the proper advance written notice of their intent to retire, an eligible Participant in the Plan will continue to vest and receive the quarterly Matching Contributions under the Plan following a Qualified Retirement for all Participant Contributions previously made by the eligible Participant in the final (12) twelve month period of the Participant’s employment.

A “Qualified Retirement” means a voluntary retirement from employment by an employee who has accumulated a minimum of 65 points based upon age plus years of service (1 point per year, measured in whole years). The minimum age for a Qualified Retirement is 55 years old and the minimum years of service is 5 years.

This paragraph is a summary of the Program and is qualified in its entirety by reference to the Program document, a copy of which is available from the Company’s People Office.

7.3.    BENEFICIARY DESIGNATION. If authorized by the Company, a Participant may file a written designation of a beneficiary who is to receive any cash and Shares held in a Participant’s Share Account and any cash from the Participant’s Account in the event of their death. Beneficiary designations may be changed by the Participant at any time by written notice. If a Participant dies, the Committee may rely upon the most recent beneficiary designation it has on file as being the appropriate beneficiary. If a Participant dies and no valid beneficiary designation exists, or the beneficiary has predeceased the Participant, the Committee shall deliver any cash or Shares to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed to the knowledge of the Committee, the Committee, in its sole discretion, may deliver such cash or Shares to the spouse or any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate.

ARTICLE VIII PLAN ADMINISTRATION

8.1.    PLAN ADMINISTRATION.

(a)    The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. Authority to control and manage the operation and administration of the Plan shall be vested in the Committee. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations.

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(b)    In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have the following powers and authority:

(i)    To designate agents to carry out responsibilities relating to the Plan;

(ii)    To administer, interpret, construe and apply the Plan and to answer all questions that may arise or that may be raised under the Plan by a Participant, their beneficiary or any other person whatsoever;

(iii)    To apply the terms and conditions of the Plan by requiring any Participants to enter into an enrollment form or subscription agreement that sets forth the terms and conditions of the Participant’s enrollment under the Plan, the agreement, and any country-specific appendices thereto;

(iv)    To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan; and

(v)    To perform or cause to be performed such further acts as it may deem to be necessary, appropriate or convenient for the operation of the Plan.

(c)    Any action taken in good faith by the Committee in the exercise of authority conferred upon it by the Plan shall be conclusive and binding upon a Participant and his or her beneficiaries. All discretionary powers conferred upon the Committee shall be absolute.

(d)    To the extent permitted by applicable law and the Plan, the Committee may delegate its authority hereunder. To the extent any individual or group has been delegated duties or authority under the Plan, such person or group shall be considered the Committee for purposes of the Plan to the extent the individual or group is acting within the scope of the delegation.

8.2.    LIMITATION ON LIABILITY. No member of the Board or Committee (or any other person or member of a group to which administrative authority or duties have been delegated, including members of the Fidelity National Information Services, Inc. Group Plans Committee (the “Group Plans Committee”) shall be subject to any liability with respect to their duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee (and each other person or member of a group to which administrative authority or duties have been delegated, including members of the Group Plans Committee) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the person’s conduct in the performance of their duties under the Plan. For the avoidance of doubt, this Section 8.2 shall not be interpreted as limiting protections provided under the indemnification provisions in the Plan.

ARTICLE IX

SHARES

9.1.    MAXIMUM NUMBER OF SHARES. Subject to Section 9.3 below, the maximum number of Shares that may be purchased in respect of Matching Contributions under the Plan is 5,000,000 shares. All Shares purchased through Participant Contributions and Matching Contributions under this Plan shall be purchased on the open market. For the avoidance of doubt, Shares purchased through Participant Contributions shall be purchased on the open market and shall not count against the maximum number of shares authorized under this Plan.

9.2.    VOTING RIGHTS. The Participant will have no interest or voting right in Shares to be purchased under Article VI of the Plan until such Shares have been purchased.

9.3.    ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the

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number and kind of Shares that may be purchased under the Plan as set forth in Section 9.1, and the number and kind of Shares held in each Participant’s Share Account, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. The decision by the Committee regarding any such adjustment shall be final, binding and conclusive.

ARTICLE X

MISCELLANEOUS MATTERS

10.1.    AMENDMENT AND TERMINATION. The Board or the Committee may amend, modify, or terminate the Plan at any time; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule. Upon termination of the Plan, any amounts remaining in a Participant’s Account shall be returned to the Participant as soon as practicable after the Plan is terminated. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted which adversely affects the rights of any Participant without the consent of such Participant.

10.2.    TAX WITHHOLDING/REPORTING. The Company may deduct from all payroll deductions or other contributions, Matching Contributions, Shares purchased from Participant Contributions (by withholding Shares purchased with such contributions) and any other amounts payable or paid to a Participant (whether under the Plan or otherwise), and/or may require Participants to otherwise satisfy any taxes (including any social insurance contributions or employer taxes that the Participant has agreed to pay) required by law to be withheld in respect of any such payroll deductions or other contributions, Matching Contributions or other amounts payable or paid to a Participant under the Plan. The Company shall further have the right to report to the appropriate tax authorities any taxable income to the Participant as required by law.

10.3.    BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily, except as expressly permitted in the Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

10.4.    NO ENLARGEMENT OF EMPLOYEE RIGHTS. The Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Employee or to be consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall be deemed to give the right to any Employee to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Employee at any time.

10.5.    GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

10.6.    NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday in the United States, that act shall be performed on the next succeeding day which is not a Saturday, Sunday or legal holiday in the United States.

10.7.    COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in such a way to insure that the Plan at all times complies with any applicable requirements of U.S. Federal and local securities laws.

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FIS FIDELITY NATIONAL INFORMATION SERVICES, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 24, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D76653-P67915 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FIDELITY NATIONAL INFORMATION SERVICES, INC. The Board of Directors recommends you vote FOR the following proposal: 1. Election of Directors Nominees: 1a. Ellen R. Alemany 1b. Vijay D’Silva 1c. Jeffrey A. Goldstein 1d. Lisa A. Hook 1e. Keith W. Hughes 1f. Kenneth T. Lamneck 1g. Gary L. Lauer 1h. Gary A. Norcross 1i. Louise M. Parent 1j. Brian T. Shea 1k. James B. Stallings, Jr. 1l. Jeffrey E. Stiefler For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. 2. Advisory vote on Fidelity National Information Services, Inc. executive compensation. 3. To approve the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan. 4. To approve the Fidelity National Information Services, Inc. Employee Stock Purchase Plan. 5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners) Date Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D76654-P67915 FIDELITY NATIONAL INFORMATION SERVICES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2022 The undersigned hereby appoints Gary A. Norcross and Charles H. Keller, and each of them, as Proxies, each with the full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of April 1, 2022 at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 25, 2022, or any adjournment thereof. Due to the pandemic caused by the coronavirus or COVID-19, if public health developments warrant, we may add procedures or limitations on meeting attendees and/or may decide to hold the meeting by means of remote communication, as permitted by applicable law. If we determine to make any change, we will announce the changes (providing instructions on how shareholders can participate and inspect a list of shareholders of record) in a press release available at https://www.investor.fisglobal.com and filed with the SEC as additional proxy material. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5. Continued and to be signed on reverse side